EXHIBIT 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

WESTERN LOGISTICS LLC,

WESTERN LOGISTICS II LLC

and

INDUSTRIAL INCOME TRUST INC.

DATED AS OF JULY 28, 2015

2

3

EXHIBITS AND SCHEDULES

Exhibit A – Form of Company REIT Qualification Opinion

Exhibit B – Form of Transition Services Agreement

Schedule A – Knowledge of Company

Schedule B – Knowledge of Parent

Schedule C – Accompanying Representation Letter to the Company REIT Qualification Opinion

Schedule 1.01 - ISRA Properties

Schedule 1.02 - Excluded Company Properties

Schedule 5.7 – Debt Commitment Letter

Schedule 6.1(b) – Conduct of Business by Company

Schedule 8.2(i) - Certain Closing Condition

Company Disclosure Letter

4

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2015 (this “Agreement”), is by and among Western Logistics LLC, a Delaware limited liability company (“Parent”), Western Logistics II LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), and Industrial Income Trust Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Company”). Each of Parent, Merger Sub and Company is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, the Parties hereto wish to effect a business combination through a merger of Company with and into Merger Sub (such merger transaction, the “Merger”), with Merger Sub being the surviving company (the “Surviving Entity”) in the Merger, upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law, as amended (the “MGCL”), and the Delaware Limited Liability Company Act, as amended (“DLLCA”), and pursuant to which each outstanding share of common stock, $0.01 par value per share, of Company (the “Company Common Stock”), issued and outstanding immediately prior to the Merger Effective Time, will be converted into the right to receive the Per Share Merger Consideration;

WHEREAS, on July 27, 2015, Company LP, Industrial Income Advisors LLC (“IIA”) and Academy Partners Ltd. Liability Company (“Academy”) entered into a contribution agreement (the “Contribution Agreement”) pursuant to which IIA and Academy agreed to contribute to Company LP 100% of the equity interests in New IIT Advisor LLC, a Delaware limited liability company, in exchange for the Company Partnership Units to be issued pursuant to the Contribution Agreement (such Company Partnership Units, the “Contribution Units”);

WHEREAS, concurrent with the execution of this Agreement, Merger Sub, IIA and Academy have entered into a purchase agreement (the “Purchase Agreement”) pursuant to which Merger Sub shall acquire the Contribution Units from IIA and Academy concurrent with or immediately prior to the Merger Effective Time;

WHEREAS, immediately prior to the Merger Effective Time, (i) each Special Company Partnership Unit shall be redeemed by Company LP in exchange for the receipt by each holder of Special Company Partnership Units of a number of Company Partnership Units in accordance with the terms of Section 3.2 hereof, and (ii) immediately following such redemption described in clause (i), but prior to the Merger Effective Time, each Company Partnership Unit not held by the Company, other than the Contribution Units, shall automatically be converted into one share of Company Common Stock;

WHEREAS, the Board of Directors of Company (the “Company Board”) has (a) determined that this Agreement, the Merger and the transactions contemplated by this

Agreement are advisable and in the best interests of Company and its stockholders, (b) approved this Agreement, the Merger and the transactions contemplated by this Agreement, (c) directed that the Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of Company stockholders, and (d) recommended the approval of the Merger and the other transactions contemplated by this Agreement by Company stockholders;

WHEREAS, the manager of Parent (the “Parent Manager”) has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent and its members, and (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will be treated as a taxable sale by Company of all of Company’s assets to Merger Sub in exchange for the Merger Consideration to the holders of equity interests in Company and the assumption of all of Company’s liabilities (including Company LP liabilities), followed by a distribution of such consideration to the holders of equity interests in Company in liquidation of Company pursuant to Section 331 and Section 562 of the Code, and that this Agreement shall constitute a “plan of liquidation” of Company for federal income tax purposes;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Merger; and

WHEREAS, concurrently with the execution hereof, as an inducement for Company to enter into this Agreement, the Guarantor has executed and delivered the Guarantee to Company.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) For purposes of this Agreement:

“Access Agreement” means the Limited Access Agreement, dated as of May 12, 2015, by and between Company and Guarantor, as amended from time to time.

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, investigation, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority).

“Advisor” means IIT Advisor LLC, a Delaware limited liability company.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, stock option, restricted stock, profits interest unit, performance award, outperformance, stock purchase, stock or stock-related awards, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, sick or paid time off, perquisite, retirement, profit sharing, pension, or savings or any other remuneration, compensation or employee benefit plan, agreement, program, policy or other arrangement of any kind, whether or not subject to ERISA and whether written or unwritten, or funded or unfunded.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York or Denver, Colorado are authorized or required to be closed.

“CFIUS” means the Committee on Foreign Investment in the United States, which, as the context may require, includes any member agency or governmental subdivision of the United States government that is a CFIUS member as specified in Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007, P.L. 110-49, 121 Stat. 246. and otherwise (codified at 50 U.S.C. App. 2170) and regulations thereto, codified at 31 C.F.R. Part 800, et seq., as amended.

“CFIUS Clearance” means (i) the issuance of a written notice by CFIUS that it has concluded a review of the notification voluntarily provided pursuant to the DPA (as defined below) and determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, (ii) if CFIUS shall have undertaken a full investigation, CFIUS shall have issued a written notice that it has concluded a review of the notification voluntarily provided pursuant to the DPA and that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, or (iii) if CFIUS shall have sent a report to the President of the United States requesting the President’s decision, (x) the President shall have announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (y) having received a report from CFIUS requesting the President’s decision, the President shall not have taken any action after 15 days from the date the President received such report from CFIUS.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to Company than those contained in the Confidentiality Agreement; provided that a Company Acceptable Confidentiality Agreement may include provisions that are less favorable to Company than those contained in the Confidentiality Agreement so long as Company offers to amend and immediately so amends if requested by Parent, the Confidentiality Agreement, concurrently with execution of such Company Acceptable Confidentiality Agreement, to include substantially similar provisions for the benefit of Parent; provided further that no Company Acceptable Confidentiality Agreement shall prohibit Company’s compliance with Section 7.3 hereof.

“Company Advisory Agreement” means the Eighth Amended and Restated Advisory Agreement, dated as of July 27, 2015, by and among Company, Company LP and the Advisor.

“Company Bylaws” means the Amended and Restated Bylaws of Company, as amended and supplemented and in effect on the date hereof.

“Company Charter” means the Second Articles of Amendment and Restatement of Company filed with the SDAT on February 9, 2010, as amended, supplemented, corrected and in effect on the date hereof, including by the Certificate of Correction to Second Articles of Amendment and Restatement of the Company, dated March 19, 2014.

“Company DRIP” means the Company Third Amended and Restated Distribution Reinvestment Plan, effective as of March 1, 2015.

“Company Equity Incentive Plan” means the Company Amended and Restated Equity Incentive Plan, effective as of January 18, 2013.

“Company Lease” means each right or license to occupy, right or license to use, lease or sublease (including any ground lease), that (i) was in effect as of July 6, 2015, and (ii) to which Company or the Company Subsidiaries are parties as lessors or sublessors with respect to a Company Property (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).

“Company Listing Transaction” means (i) a potential future listing by Company, (ii) a potential initial public offering of the Company Common Stock or other common equity of Company, (iii) the potential acquisition of the Advisor, Industrial Income Advisors LLC and/or any of their respective Affiliates, and/or (iv) any related actions (including the preparation of any platform acquisition documentation, S-11 or proxy statement).

“Company LP” means Industrial Income Operating Partnership LP, a Delaware limited partnership.

“Company Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence (each, an “Event”) that (i) has had or would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Company and the Company Subsidiaries, taken as a whole, or (ii) will or would reasonably be expected to prevent or materially impair or delay the ability of Company to consummate the Merger no later than the Outside Date; provided that for purposes of clause (i) “Company Material Adverse Effect” shall not include any Event if and to the extent arising out of or resulting from (A) any failure of Company to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), (B) any changes that affect the industrial real estate industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the negotiation, execution, delivery and performance of this Agreement or the public announcement of the Merger or the other transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees (provided, however, that the exception in this clause (F) shall not apply to “Company Material Adverse Effect” used in Section 4.5), (G) the taking of any action expressly required by this Agreement, the taking of any action at the written request or with the prior written consent of Parent or the failure to take any action at the request of Parent, (H) earthquakes, hurricanes, floods or other natural disasters, or (I) changes in Law or GAAP (or the interpretation thereof); provided, however, that any Event arising out of the matters described in each of clauses (B), (C), (D), (E) and (I) shall not be excluded if such Event disproportionately affects Company and the Company Subsidiaries, taken as a whole, relative to others similarly situated in the industrial real estate industry in the United States, and in the case of clause (H), shall not be excluded if such Event disproportionately affects Company and the Company Subsidiaries, taken as a whole, relative to others in the industrial real estate industry in the geographic regions in which Company and the Company Subsidiaries operate.

“Company Partnership Agreement” means that certain Amended and Restated Limited Partnership Agreement of the Company LP, dated as of February 9, 2010, as such agreement may be amended from to time.

“Company Partnership Unit” means a “Partnership Unit,” as defined in the Company Partnership Agreement.

“Company Permitted Liens” means any of the following: (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet due or being contested in good faith for which adequate accruals or reserves have been established; (ii) Liens that are an inchoate carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and (A) not greater than sixty (60) days past due and payable, or (B) the payment of which is being contested in good faith and for which adequate accruals or reserves have been established to the extent required by GAAP; (iii) Liens under zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Liens that are recorded in a public record or disclosed on existing title policies or surveys made available to the Parent prior to the date hereof; (v) Liens pursuant to the terms of the Existing Loans or any Indebtedness of a Joint Venture or a subsidiary thereof; (vi) Liens arising under Company Leases for the occupation of portions of the Company Properties as tenants only in the ordinary course of business of Company or any Company Subsidiary; or (vii) Liens or reservations of interest in title that do not interfere materially with the current use of the property affected thereby (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property.

“Company Private Placement Equity Incentive Plan” means the Company Private Placement Equity Incentive Plan, effective as of March 17, 2014.

“Company Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by Company or any Company Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property), in each case, other than the Excluded Company Properties.

“Company Restricted Stock” means a restricted stock award granted pursuant to the Company Equity Incentive Plan or the Company Private Placement Equity Incentive Plan.

“Company Share Redemption Plan” means the Company’s Fourth Amended and Restated Share Redemption Program, effective as of March 1, 2015.

“Company Stockholder Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) Company directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) Company and/or any Person that is a Company Subsidiary is a general partner, manager, managing member, trustee, director or the equivalent, or (iii) Company, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest; provided that in no event shall IIT-HSA Park 355 II JV LLC, IDI/IIT Valley Parkway LLC or any of their respective subsidiaries constitute a “Company Subsidiary” for purposes of this Agreement. For avoidance of doubt, the term Company Subsidiary shall include the Company LP.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 27, 2015, between Guarantor and Company, as amended or supplemented by that certain Summary of Principal Terms, dated as of May 8, 2015, between Guarantor and Company.

“Debt Financing Source” means each lender and each other Person (including each agent and arranger) that have committed to provide or otherwise entered into agreements in connection with the Debt Commitment Letter, the Debt Financing or any Alternate Debt Financings, including any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each Affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate (in the case of each such Affiliate and each officer, director, employee, partner, controlling person, adviser, attorney, agent and representatives of each such lender, Person or Affiliate, in their capacity as such), or the heirs, executors, successors and assigns of any of the foregoing.

“DPA” means the Defense Production Act of 1950, as amended.

“Environmental Law” means any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (solely as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any permit, approval, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Company Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by Company or any Company Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property) and set forth on Schedule 1.02 hereto.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts, consultants and other advisors to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Exchange Agent, any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, legislative, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Guarantor” means Global Logistic Properties Limited, a company incorporated in Singapore.

“Guarantee” means that certain guarantee to Company pursuant to which the Guarantor is guaranteeing payment of the Parent Termination Fee, if and when due and payable hereunder, and certain other amounts as provided therein (including any applicable amounts described in Section 9.3(g) hereof).

“Hazardous Substances” means: (i) those substances, chemicals, materials, pollutants, contaminants or wastes listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, and (iii) radioactive materials, polychlorinated biphenyls, mold, methane, asbestos and radon.

“Indebtedness” means, with respect to any Person and without duplication, the unpaid principal and premium (if any) of, and accrued interest on, (i) all indebtedness, notes payable and other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property, assets or services, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or hedging transactions (valued at the termination value thereof), (vii) any of the foregoing guaranteed by such Person or secured by a Lien on any of such Person’s assets, in each case whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, (viii) other obligations required to be capitalized in accordance with GAAP, and (ix) any agreement to provide any of the foregoing; provided that, for purposes of clarity, Indebtedness shall not include “trade payables”.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) computer software, (vi) databases, (vii) all rights in the foregoing and in other similar intangible assets, and (viii) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service or any successor agency.

“ISRA” means the Industrial Site Recovery Act, N.J.S.A. 13:1K-6, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

“ISRA Properties” means those certain New Jersey properties owned by Company and listed on Schedule 1.01 and which are subject to compliance with the provisions of ISRA as a result of the transactions contemplated by this Agreement.

“ISRA Requirements and Approvals” means any and all filings, reports, plans, requests, notices, approvals, agreements, waivers, exemptions, authorizations, requirements, remediation, investigations, remediation funding sources, Environmental Permits, or Orders required under ISRA, including general information notices, preliminary assessments, site investigations, remedial investigations, remedial action workplans, response action outcomes, remediation certifications, annual surcharge payments and remediation funding sources, as such terms are defined or used under ISRA.

“Joint Venture” means any joint venture, partnership or similar arrangement in which Company or any Company Subsidiary holds equity securities or other ownership interests that is not a Company Subsidiary.

“Knowledge” means (a) with respect to Company, the actual knowledge of the persons named in Schedule A, after reasonable inquiry by such person named in Schedule A of such other persons that are affiliated with Company who the persons named in Schedule A in good faith believe may have actual knowledge of the matter in question, and (b) with respect to Parent, the actual knowledge of the persons named in Schedule B, after reasonable inquiry by such person named in Schedule B of such other persons that are affiliated with Parent who the persons named in Schedule B in good faith believe may have actual knowledge of the matter in question.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, ordinances, awards, stipulations, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, claim, deed of trust, condition, covenant, lien, pledge, charge, security interest, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Merger Consideration” means the aggregate consideration received by all holders of Company Common Stock and shares of Company Restricted Stock, as determined pursuant to Section 3.1 and Section 3.5.

“NJDEP” means the New Jersey Department of Environmental Protection.

“Order” means a judgment, writ, order, injunction or decree of any Governmental Authority.

“Parent Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that would reasonably be expected to prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or to prevent or materially impair or delay the ability of Parent or Merger Sub to perform their obligations hereunder.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Proxy Statement” means a proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting, together with any amendments or supplements thereto.

“Representative” means, with respect to any Person, such Person’s directors, officers, members, managers, Affiliates, partners, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SDAT” means the State Department of Assessments and Taxation of the State of Maryland.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Company Partnership Unit” means a “Special Partnership Unit,” as defined in the Company Partnership Agreement.

“Surviving Related Party Agreements” means each of (i) the Reimbursement Agreement, effective as of September 29, 2010, by and among the Company, John A. Blumberg, James R. Mulvihill, Evan H. Zucker, Company and Company LP, (ii) the Reimbursement Agreement, effective as of September 16, 2010, by and among the Company, John A. Blumberg, James R. Mulvihill, Evan H. Zucker, Company and Company LP, (iii) the Contribution Agreement, (iv) the Purchase Agreement, and (v) the indemnification agreements described in Section 4.18(a)(iv) of the Company Disclosure Letter.

“Takeover Statute” means any “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute under federal or state Law.

“Tax” or “Taxes” means any and all taxes, duties, assessments, charges, imposts, levies or other assessments, including federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental, or estimated taxes, customs duties, assessments and charges of any similar kind, in each case in the nature of a tax, together with penalties, interest or additions imposed with respect to such amounts, whether disputed or not, in each case, imposed by and payable to any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return, declaration of estimated Taxes, or statement relating to any Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tenant Costs” means allowances and prorations for any free rent, leasing commissions, Tenant Improvements and capital expenditures with respect to Company Leases entered into with respect to the Company Properties.

“Tenant Improvement(s)” means the construction or improvement of long-term real property (not including furniture, fixtures, equipment or inventory) for use in a tenant’s trade or business at the Company Properties.

(b) The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Terms	Location of Definition

Academy	Recitals
Advisor	Section 7.12(a)
Agreement	Preamble
Alternate Debt Financing	Section 7.15(d)
Articles of Merger	Section 2.3(b)
Certificate of Merger	Section 2.3
Claim	Section 7.5(a)
Claim Expenses	Section 7.5(a)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Acquisition Proposal	Section 7.3(g)
Company Adverse Recommendation Change	Section 7.3(c)
Company Alternative Acquisition Agreement	Section 7.3(a)
Company Board	Recitals
Company Board Recommendation	Section 4.4(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article 4
Company Expenses Reimbursement Amount	Section 9.3(e)
Company Insurance Policies	Section 4.19
Company Material Contract	Section 4.18(b)
Company Parties	Section 9.3(b)

Company Pending Acquisitions	Section 6.1(b)
Company Permits	Section 4.6(a)
Company Preferred Stock	Section 4.3(a)
Company Related Party Agreement	Section 4.25
Company SEC Documents	Section 4.7(a)
Company Stockholder Approval	Section 4.21
Company Subsidiary Partnership	Section 4.12(h)
Company Superior Proposal	Section 7.3(g)
Company Superior Proposal Termination	Section 7.3(d)
Company Tax Protection Agreements	Section 4.12(h)
Company Terminating Breach	Section 9.1(c)
Company Termination Fee	Section 9.3(b)
Company Third Party	Section 4.17(h)
Company Title Insurance Policy(ies)	Section 4.17(j)
Contribution Agreement	Recitals
Contribution Units	Recitals
Debt Commitment Letter	Section 5.7(b)
Debt Financing	Section 5.7(b)
Debt Financing Notice Event	Section 7.15(d)
Delaware SOS	Section 2.3
DLLCA	Recitals
Event	Section 1.01
Exchange Agent	Section 3.3(a)
Exchange Agent Agreement	Section 3.3(d)
Exchange Fund	Section 3.3(b)
Excluded Property Agreement	Section 6.1(f)
Excluded Property Distribution	Section 6.1(f)
Excluded Property Transactions	Section 6.1(d)
Existing Loan	Section 4.10
Financing Agreements	Section 7.15(a)
IIA	Recitals
Indemnified Parties	Section 7.5(a)
Interim Period	Section 6.1(a)
Lenders	Section 5.7(b)
Liquidating Entity	Section 6.1(f)
Liquidation Expenses	Section 6.1(d)
Maryland Courts	Section 10.8
Merger	Recitals
Merger Effective Time	Section 2.3(b)
Merger Sub	Preamble
MGCL	Recitals
New Debt Commitment Letter	Section 7.15(d)

Notice of Recommendation Change	Section 7.3(d)
OFAC	Section 4.6(d)
Organizational Documents	Section 7.5(a)
Outside Date	Section 9.1(b)
Parent	Preamble
Parent Expenses Reimbursement Amount	Section 9.3(b)
Parent Manager	Recitals
Parent Terminating Breach	Section 9.1(d)
Parent Termination Fee	Section 9.3(d)
Parent Parties	Section 9.3(d)
Participation Agreements	Section 4.17(p)
Participation Interests	Section 4.17(p)
Participation Party	Section 4.17(p)
Party(ies)	Preamble
Payoff Letter	Section 7.14
pdf	Section 10.4
Per Share Merger Consideration	Section 3.1(a)(ii)
Prime Rate	Section 9.3(g)
Purchase Agreement	Recitals
Qualified REIT Subsidiary	Section 4.12(b)
Qualifying Income	Section 9.3(e)
Recipient	Section 9.3(e)
REIT	Section 4.12(b)
Sanctioned Person	Section 4.6(d)
SOX Act	Section 4.7(b)
Surviving Entity	Recitals
Taxable REIT Subsidiary	Section 4.12(b)
Transfer Taxes	Section 9.5
Transferee	Section 6.1(f)

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” unless the context expressly provides otherwise;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to a Person are also to its successors and permitted assigns;

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(j) all uses of currency or the symbol “$” in this Agreement refer to U.S. dollars, unless otherwise indicated.

ARTICLE 2

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the DLLCA, at the Merger Effective Time, Company shall be merged with and into Merger Sub, whereupon the separate existence of Company shall cease, and Merger Sub shall continue, under the name “Western Logistics II LLC” or such other name as determined by Parent, as the surviving entity in the Merger and shall be governed by the laws of the State of Delaware. The Merger shall have the effects set forth in the MGCL, the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Merger Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

Section 2.2 Closing. Unless this Agreement shall have been terminated in accordance with Article 9 hereof, the closing of the Merger (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 555 13th Street NW, Washington, DC 20004 on the date that is the third (3rd) Business Day following the satisfaction or waiver of all conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions), unless such date is extended by mutual agreement of the Parties; provided, however, that subject to Parent’s compliance with its obligations pursuant to Section 7.15 hereof, Parent shall be entitled, by written notice to Company no later than one (1) Business Day prior to the date the Closing would otherwise be required to occur, and which written notice certifies that Parent is postponing the Closing in order to consummate the Debt Financing and/or to obtain CFIUS Clearance for the transactions contemplated by this Agreement, to postpone the Closing to a later date specified by Parent in such notice (except that in no event shall Parent be entitled to cause the Closing to occur later than October 31, 2015); provided further that if Parent shall have previously postponed the Closing pursuant to this sentence, Parent shall be entitled to further postpone the Closing to a date later than the date specified by Parent in such prior notice (except that in no event shall Parent be entitled to cause the Closing to occur later than October 31, 2015) by providing a written notice certifying that Parent is postponing the Closing in order to consummate the Debt Financing and/or to obtain CFIUS Clearance for the transactions contemplated by this Agreement no later than one (1) Business Day prior to the date the Closing would otherwise be required to occur; and provided further that, for purposes of clarity, the Parties acknowledge and agree that in no event shall the consummation of the Debt Financing or the receipt by Parent of the CFIUS Clearance constitute conditions to the Closing hereunder (pursuant to Article 8 or otherwise). The actual date of Closing shall be referred to herein as the “Closing Date.”

Section 2.3 Effective Time. Company, Parent and Merger Sub shall cause the Merger to be consummated as soon as practicable on the Closing Date immediately after giving effect to the transactions contemplated by Section 3.2. Prior to the Closing, Parent, Merger Sub and Company shall prepare and, on the Closing Date, Parent, Merger Sub and Company shall (i) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the SDAT as provided under the MGCL, (ii) cause the certificate of merger with respect to the Merger (“Certificate of Merger”) to be duly filed and executed and filed with the Delaware Secretary of State (“Delaware SOS”) as provided under the DLLCA, and (iii) make any other filings, recordings or publications required to be made by Company, Merger Sub or Parent under the MGCL and the DLLCA in connection with the Merger. The Merger shall become effective upon the later of such time as the Articles of Merger and the Certificate of Merger being duly filed and accepted for record by the SDAT and the Delaware SOS, respectively, or such later time which the Parties shall have agreed upon and designated in such filings in accordance with the MGCL and the DLLCA as the effective time of the Merger (the “Merger Effective Time”).

Section 2.4 Governing Documents. Subject to Section 7.5, at the Merger Effective Time, the certificate of formation and the limited liability company agreement of Merger Sub, as in effect immediately prior to the Merger Effective Time, except for such changes as may be necessary to reflect any change of name of the Surviving Entity, shall be the certificate of formation and the limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such limited liability company agreement.

Section 2.5 Officers of the Surviving Entity. The officers of Merger Sub immediately prior to the Merger Effective Time shall be the officers of the Surviving Entity immediately following the Merger Effective Time.

Section 2.6 Manager of the Surviving Entity. The manager of Merger Sub immediately prior to the Merger Effective Time shall be the manager of the Surviving Entity immediately following the Merger Effective Time.

Section 2.7 Additional Transactions. Parent shall have the option, in its sole discretion and without requiring the further consent of Company, upon reasonable notice to Company, to request that Company, immediately prior to the Closing (and subject to the actual consummation of the Closing), (a) convert or cause the conversion of one or more Company Subsidiaries that are organized as corporations into limited liability companies (or other entities) and one or more Company Subsidiaries (other than Company LP) that are organized as limited partnerships or limited liability companies into other entities, on the basis of Organizational Documents, as reasonably requested by Parent, (b) sell or cause to be sold all of the capital stock, shares of beneficial interests, partnership interests or limited liability company interests owned, directly or indirectly, by Company in one or more Company Subsidiaries (other than Company LP) to any person at a price and on terms all as designated by Parent, (c) sell or cause to be sold any of the assets of Company or one or more Company Subsidiaries to any person at a price and on terms all as designated by Parent, and (d) form a wholly owned subsidiary of Company to solely serve as an additional limited partner of Company LP (clauses (a), (b), (c) and (d) each being “Requested Transactions”); provided, however, that (i) none of the Requested Transactions shall delay or prevent the completion of the Merger, (ii) the Requested Transactions shall be implemented as close as possible to the Merger Effective Time (without jeopardizing the purpose of the Requested Transactions, but, in any event, after Parent and Merger Sub shall have waived or confirmed that all conditions to the consummation of the Merger have been satisfied), (iii) neither Company nor any Company Subsidiary shall be required to take any action in contravention of any Laws or any Organizational Documents or any other contract or agreement to which the Company, the Company Subsidiaries or any of their respective assets are bound, (iv) the consummation of any such Requested Transactions shall be contingent upon the receipt by Company of a written notice from Parent confirming that all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied (or, with respect to Section 8.2, at the option of Parent, waived) and that Parent and Merger Sub are prepared to proceed immediately with the Closing

(it being understood that in any event the Requested Transactions will be deemed to have occurred prior to the Closing), (v) the Requested Transactions (or the inability to complete the Requested Transactions) shall not affect or modify in any respect the obligations of Parent or Merger Sub under this Agreement or the obligations of Guarantor under the Guarantee, (vi) neither Company nor any Company Subsidiary shall be required to take any such action that could adversely affect the classification of Company as a REIT, and (vii) neither the Company nor any Company Subsidiary shall be required to take any such action that would reasonably be expected to result in any Taxes being imposed on, or any adverse Tax consequences to, any shareholder or other equity interest holder of Company, or other adverse consequences to the shareholders or equity holders of Company as a whole, incrementally greater than the Taxes or other adverse consequences to such Person in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 2.7, unless such holders are indemnified by Parent for such incremental Taxes. Parent shall upon request by Company advance to Company or Company LP all reasonable out-of-pocket costs to be incurred by Company or the applicable Company Subsidiaries or, promptly upon request by Company or Company LP, reimburse Company or Company LP for all reasonable out-of-pocket costs incurred by Company or Company LP in connection with any actions taken by Company or Company LP in accordance with this Section 2.7 (including reasonable fees and expenses of their Representatives). Parent and Merger Sub, on a joint and several basis, hereby agree to indemnify and hold harmless Company, the Company Subsidiaries, and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions. Without limiting the foregoing, none of the representations, warranties or covenants of Company or any of its Affiliates shall be deemed to apply to, or deemed breached or violated by, any of the Requested Transactions.

Section 2.8 Tax Consequences. The Parties intend that for U.S. federal income tax purposes the Merger will be treated as a taxable sale by Company of all of Company’s assets to Merger Sub in exchange for the Merger Consideration to be provided to the holders of Company Common Stock, and Company Restricted Stock, as the case may be, in Company and the assumption by Parent of all of Company’s liabilities (including Company LP liabilities), followed by a distribution of such consideration to the holders of the foregoing equity interests in Company in liquidation of Company pursuant to Section 331 and Section 562 of the Code, and that this Agreement shall constitute a “plan of liquidation” of Company for U.S. federal income tax purposes.

ARTICLE 3

EFFECTS OF THE MERGER

Section 3.1 Effects on Shares of Common Stock.

(a) At the Merger Effective Time and by virtue of the Merger and without any further action on the part of Company, Parent, Merger Sub or the holders of any securities of Company, Parent or Merger Sub:

(i) each share of Company Common Stock then held by any wholly-owned Company Subsidiary shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Merger;

(ii) except as provided in Sections 3.1(a)(i), each share of Company Common Stock then outstanding will be cancelled and retired and automatically converted into the right to receive an amount in cash equal to $10.30 (the “Per Share Merger Consideration”); and

(iii) each unit of membership interest in Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain as an issued and outstanding unit of the Surviving Entity and each such unit shall continue to be owned by Parent.

(b) From and after the Merger Effective Time, the share transfer books of Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock. From and after the Merger Effective Time, Persons who held shares of Company Common Stock immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares of Company Common Stock, except as otherwise provided for in this Agreement.

Section 3.2 Interests in Company LP. Immediately prior to the Merger Effective Time, (i) each Special Company Partnership Unit shall be redeemed by Company LP in exchange for the receipt by the holder of Special Company Partnership Units of a number of Company Partnership Units as determined in accordance with the terms of Section 8.7(b) of the Company LP Agreement, and (ii) immediately thereafter, but prior to the Merger Effective Time, each Company Partnership Unit not held by the Company, other than the Contribution Units, shall automatically be converted into one share of Company Common Stock. For purposes of clarity, in no event shall the Contribution Units convert into Company Common Stock pursuant to this Section 3.2 and such Contribution Units shall be acquired by Merger Sub pursuant to the Purchase Agreement. Upon the completion of the transactions described in this Section 3.2, Company LP shall cease to exist, and be treated as a disregarded entity, for U.S. federal income tax purposes.

Section 3.3 Exchange Fund; Exchange Agent.

(a) DST Systems, Inc., or another third party reasonably acceptable and agreed to by Company and Parent, is hereby designated to act as a paying and exchange agent in the Merger (the “Exchange Agent”), and the Exchange Agent will administer the payments described in Section 3.1.

(b) At or before the Merger Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent cash in immediately available funds in an amount sufficient to pay the Merger Consideration (such cash amount, the “Exchange Fund”) for the sole benefit of the holders of shares of Company Common Stock and shares of Company Restricted Stock. As soon as reasonably practicable after the Merger Effective Time (but in any event within five (5) Business Days after the Merger Effective Time), Parent and the Surviving Entity shall cause the Exchange Agent to (i) mail to each holder of shares of Company Common Stock and shares of Company Restricted Stock for whom the Exchange Agent does not have either a W-9 on file or a certification from the applicable Company stockholder certifying such stockholder’s taxpayer identification number, an instruction request letter (which shall be in customary form and have such other provisions as Parent and Company shall reasonably agree), including instructions for effecting the exchange of shares of Company Common Stock and shares of Company Restricted Stock for the Merger Consideration and (ii) subject to the provisions of this Section 3.3(b)(i) and the receipt of the requirements thereof, make, and the Exchange Agent shall make, delivery and disbursement of the Merger Consideration out of the Exchange Fund to the holders of shares of Company Common Stock and shares of Company Restricted Stock in accordance with this Agreement (including, with respect to the Company Restricted Stock, the provisions of Section 3.5) and the applicable documentation agreed upon by Company and the Exchange Agent immediately prior to the Merger Effective Time. The Exchange Fund shall not be used for any other purpose. Parent and the Surviving Entity shall take all other actions necessary following the Merger Effective Time to cause such deliveries and disbursements of the Merger Consideration out of the Exchange Fund to the holders of shares of Company Common Stock and shares of Company Restricted Stock in accordance with this Agreement and the applicable documentation agreed upon by Company and the Exchange Agent immediately prior to the Merger Effective Time.

(c) Prior to the Merger Effective Time, Parent will enter into an exchange and paying agent and nominee agreement with the Exchange Agent or an amendment to Company’s existing transfer agency agreement with the Exchange Agent, in either case, in a form reasonably acceptable to Parent and Company (the “Exchange Agent Agreement”), setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 3.3 and with investment instructions with respect to any investment of the Exchange Fund, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Interest and other income on the Exchange Fund shall be the sole and exclusive property of the Surviving Entity and shall be paid to the Surviving Entity as the Surviving Entity directs. No investment of the Exchange Fund shall relieve the Surviving Entity or the Exchange Agent from making the payments required by this Article 3, and following any losses from any such investment, Parent and the Surviving Entity shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy the Surviving Entity’s obligations hereunder for the benefit of the holders of shares of Company Common Stock and shares of Company Restricted Stock, which additional funds will be deemed to be part of the Exchange Fund.

(d) At any time after the Merger Effective Time, the holders of shares of Company Common Stock and shares of Company Restricted Stock shall only hold the right to receive the Per Share Merger Consideration as contemplated by this Article 3. No interest shall be paid or accrued for the benefit of holders of shares of Company Common Stock or shares of Company Common Stock on the Per Share Merger Consideration.

(e) Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock or holders of shares of Company Restricted Stock for twelve (12) months after the Closing Date shall be delivered to the Surviving Entity upon demand, and any former holders of Company Common Stock or shares of Company Restricted Stock who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Entity (and only as general creditors thereof) for payment of the Merger Consideration.

(f) None of Parent, Company, the Surviving Entity, the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of the Merger Consideration if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by former holders of any shares of Company Common Stock or former holders of shares of Company Restricted Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.4 Withholding Rights. The Surviving Entity, Parent or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or holder of shares of Company Restricted Stock, or any such other Person, such amounts as it determines it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5 Effect on Company Restricted Stock. All of the provisions of this Section 3.5 shall be effectuated without any action on the part of the holder of any share of Company Restricted Stock:

(a) Immediately prior to the Merger Effective Time, all shares of Company Restricted Stock which are outstanding immediately prior to the Merger Effective Time shall automatically become fully vested and free of any forfeiture restrictions (whether or not then vested or subject to any performance condition that has not been satisfied). At the Merger Effective Time, each share of Company Restricted Stock shall be considered (to the extent that such share of Company Restricted Stock is not otherwise considered to be outstanding) an outstanding share of Company Common Stock for all purposes of this Agreement, including the right to receive the Per Share Merger Consideration. As of the Merger Effective Time, each holder of shares of Company Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration for each share of Company Restricted Stock. The portion of the Merger Consideration to be paid to the holders of Company Restricted Stock with respect thereto shall be reduced by any amount required to be withheld under applicable Tax Law in connection with the vesting of such Company Restricted Stock and such withheld amount shall be treated as having been paid to such holders in respect of whom such withholding was made.

(b) No later than five (5) Business Days prior to the Merger Effective Time, Company shall deliver to Parent a schedule setting forth the Per Share Merger Consideration to be paid to the holders of shares of Company Restricted Stock pursuant to Section 3.5(a).

Section 3.6 Suspension of Company DRIP. (c) The Company shall take all actions necessary to suspend the Company DRIP, effective as soon as practicable after the date of this Agreement, and to ensure that no purchase or other rights under the Company DRIP enable the holder of such rights to acquire any interest in the Company or the Surviving Entity as a result of such purchase or the exercise of such rights at or after such date; provided, however, that, notwithstanding the foregoing, Company shall be entitled to issue shares of the Company Common Stock under the Company DRIP in respect of cash dividends paid by the Company with respect to the second quarter of 2015.

Section 3.7 Dissenters Rights. In accordance with to Section 8.8 of the Company Charter, no dissenters’ or appraisal rights, or rights of objecting stockholders, shall be available with respect to the Merger or the other transactions contemplated by this Agreement, including any remedy under Sections 3-201 et seq. of the MGCL and the Company Board has not determined that any such rights shall be available.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as set forth in the disclosure letter prepared by Company, with numbering corresponding to the numbering of this Article 4 delivered by Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection is reasonably apparent on the face of the disclosure; provided that no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed (x) to broaden the scope of any representation or warranty made by Company herein, or (y) as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Company Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Company or any of the Company Subsidiaries is a party exists or has actually occurred), or (b) as disclosed in the Company SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC after December 31, 2014 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of, any representation or warranty set forth in this Article 4), Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Company has the requisite organizational power and authority and any necessary governmental authorization to own, operate, lease and, to the extent applicable, operate the Company Properties and to conduct its business as it is now being conducted. Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate the Company Properties and to conduct its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary, (iii) the names of and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary; and (iv) the classification for United States federal income tax purposes of each Company Subsidiary.

(d) Section 4.1(d)(i) of the Company Disclosure Letter sets forth a true and complete list of (x) each Company Subsidiary that owns (or, where applicable, leases as ground lessee) any Company Property, and (y) the corresponding address of such Company Property which is owned (or, where applicable, leased as ground lessee) by such Company Subsidiary. Except as set forth on Section 4.1(d)(ii) of the Company Disclosure Letter, no Company Subsidiary has engaged in any business or activity, owned any asset, or incurred any contingent or actual liability or obligation, other than (i) related to acquisition, ownership, leasing, financing, management, development, construction and operation of the applicable Company Properties set forth on Section 4.1(d)(i) of the Company Disclosure Letter as owned (or, where applicable, leased as ground lessee) by such Company Subsidiary, (ii) specifically related to acquisition, ownership, leasing, management, development, construction and operation of the

Excluded Company Properties and such Excluded Company Properties are not directly owned by any Company Subsidiary that owns any other Company Property, and (iii) the transaction of lawful business that is incidental, necessary or appropriate to the foregoing.

(e) Except as set forth on Section 4.1(e) of the Company Disclosure Letter, neither Company nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities).

Section 4.2 Organizational Documents.

(a) Company has made available to Parent complete and correct copies of the Company Charter and the Company Bylaws. The Company Charter and Company Bylaws are in effect, and no dissolution, revocation or forfeiture proceedings regarding Company or Company LP have been commenced.

(b) Company has made available to Parent complete and accurate copies of the Organizational Documents of each Company Subsidiary and Joint Venture as in effect on the date hereof. All Organizational Documents of each Company Subsidiary and Joint Venture are in effect, and no dissolution, revocation or forfeiture proceedings regarding any Company Subsidiary have been commenced.

(c) Company is not in violation in any material respect of any term of the Company Charter or the Company Bylaws and no Company Subsidiary or, to the Knowledge of Company, Joint Venture, is in violation in any material respect of any term of the Organizational Documents of such Company Subsidiary or Joint Venture.

Section 4.3 Capital Structure.

(a) The authorized capital stock of Company consists of 1,000,000,000 shares of Company Common Stock and 200,000,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”). At the close of business on July 20, 2015, (i) 214,273,214 shares of Company Common Stock were issued and outstanding, including 136,891 shares of Company Restricted Stock that were granted pursuant to the Company Equity Incentive Plan and the Company Private Placement Plan (67,391 of which were unvested as of July 20, 2015), (ii) no shares of Company Preferred Stock were issued or outstanding, and (iii) no other equity securities, or securities convertible into, or exercisable or exchangeable for, any equity securities, were issued or outstanding.

(b) All issued and outstanding shares of the capital stock of Company are duly authorized, validly issued, fully paid and nonassessable and no class of capital stock is entitled to preemptive rights. No shares of the capital stock of Company are certificated. There are no outstanding bonds, debentures, notes or other Indebtedness of Company or any Company

Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock may vote or other equity holders of any Company Subsidiary may vote.

(c) All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Company Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except (i) with respect to any ownership interests pledged or otherwise encumbered in connection with any Existing Loan, (ii) with respect to any ownership interest to be issued pursuant to the Contribution Agreement, (iii) with respect to the Special Company Partnership Units, or (iv) in connection with the disposition of any Company Subsidiaries which only own Excluded Company Properties, as contemplated by this Agreement, Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, free and clear of all encumbrances other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals and reserves are being maintained on Company’s financial statements (if such reserves are required pursuant to GAAP). All of the capital stock or other ownership interests in the Joint Ventures owned by Company or any Company Subsidiary are duly authorized and validly issued and owned free and clear of all encumbrances other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals and reserves are being maintained on Company’s financial statements (if such reserves are required pursuant to GAAP).

(d) Other than pursuant to the Company Equity Incentive Plan, the Company Private Placement Equity Incentive Plan, the Company DRIP, the Company Share Redemption Plan, the Contribution Agreement and the Organizational Documents of the Company Subsidiaries and other entities in which Company directly or indirectly owns an interest, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating Company or any of the Company Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, delivered or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments, or (iii) redeem, repurchase, exchange, convert or otherwise acquire any such shares of capital stock or other equity interests.

(e) Other than pursuant to the Organizational Documents of Company, the Company Subsidiaries and Joint Ventures, neither Company nor any Company Subsidiary nor, to the Knowledge of Company, any Joint Venture is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Company or any of the Company Subsidiaries.

(f) Company does not have a “poison pill” or similar stockholder rights plan.

(g) Except as set forth on Section 4.3(g) of the Company Disclosure Letter, neither Company nor any Company Subsidiary nor, to the Knowledge of Company, any Joint Venture is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(h) Section 4.3(h) of the Company Disclosure Letter sets forth a true, complete and correct list of all outstanding Company Restricted Stock awards and the number of shares of Company Common Stock subject to each such award. All shares of Company Restricted Stock were (i) granted, accounted for, reported and disclosed in accordance with the applicable Laws and accounting rules, (ii) granted in accordance with the terms of the Company Equity Incentive Plan or the Company Private Placement Equity Incentive Plan, as applicable, (iii) documented with the Company’s standard form of agreement or award document, a complete and correct copy of which has been made available to Parent, without deviation or amendment, modification or supplement in any material respect, and (iv) validly issued and properly approved by Company Board (or a duly authorized committee or subcommittee thereof) and recorded on the Company’s financial statements in accordance with GAAP. Without limiting the generality of the preceding sentence, the Company has not engaged in any back dating, forward dating or similar activities with respect to the Company Restricted Stock, and has not been the subject of any investigation by the SEC, whether current, pending or closed (in the case of any such pending investigation, to the Knowledge of the Company), with respect to any such activities. The treatment of Company Restricted Stock contemplated in Section 3.5 complies with the terms of the Company Equity Incentive Plan or the Company Private Placement Equity Incentive Plan, as applicable, and all applicable Law.

(i) All dividends or other distributions on the shares of Company Common Stock and any dividends or other distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.4 Authority.

(a) Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement to which Company is a party, including the Merger. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or partnership action, and no other corporate or partnership proceedings on the part of Company are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject to (i) the receipt of the Company Stockholder Approval, and (ii) the filing of the Articles of Merger and Certificate of Merger with, and acceptance for record of the Articles of Merger and Certificate of Merger by, respectively, the SDAT and the Delaware SOS. This Agreement has been duly and validly executed and delivered by Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legally valid and binding obligation of Company enforceable against Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Company Board has duly and validly (i) unanimously determined that the terms of this Agreement are fair to and in the best interests of Company and the holders of Company Common Stock, (ii) unanimously approved, adopted and declared advisable this Agreement, (iii) unanimously directed that the Merger be submitted to a vote of the holders of Company Common Stock, and (iv) unanimously resolved to recommend that holders of Company Common Stock vote in favor of approval of the Merger and the other transactions contemplated by this Agreement (such recommendations, the “Company Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3. Except as set forth above, no further actions of the Company Board are required to be taken for the consummation of the Merger and the other transactions contemplated hereby.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Company does not, and the consummation of the Merger and the performance of this Agreement and its other obligations hereunder will not, (i) assuming receipt of the Company Stockholder Approval, conflict with or violate any provision of (A) the Company Charter or the Company Bylaws, (B) the Company Partnership Agreement, or (C) any equivalent organizational or governing document of any Company Subsidiary or, to the Knowledge of Company, any Joint Venture, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Company or any Company Subsidiary or, to the Knowledge of Company, any Joint Venture, or by which any property or asset of Company or any Company Subsidiary or, to the Knowledge of Company, any Joint Venture, is bound or affected, or (iii) require any consent or approval (except as contemplated by Section 4.5(b) or as set forth on Section 4.5(a) of the Company Disclosure Letter) under, result in any breach of any obligation or any loss of any benefit or increase in any cost, including any newly triggered cost, or obligation of Company or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, vesting, amendment, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Company or any Company Subsidiary or, to the Knowledge of Company, any Joint Venture, pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Company or any Company Subsidiary or, to the Knowledge of Company, any Joint Venture is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Articles of Merger and the Certificate of Merger with, and the acceptance for record of the Articles of Merger and Certificate or Merger by, respectively, the SDAT pursuant to the MGCL and the Delaware SOS under the DLLCA, (iii) such filings as may be required in connection with state and local Transfer Taxes, (iv) applicable ISRA Requirements and Approvals, and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not (y) otherwise prevent or materially delay performance by Company or any Company Subsidiary of any of its respective obligations under this Agreement or (z) individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.16 and Section 4.17 (the “Additional Company Permits”), which are addressed solely in those sections, Company and each Company Subsidiary, and to the Knowledge of Company each Joint Venture, is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority, including building permits and certificates of occupancy necessary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (in each case, other than in respect of the Excluded Company Properties (unless applicable to Company Subsidiaries to be acquired by Parent and Merger Sub in the transactions contemplated hereby), the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of Company Permits (other than the Additional Company Permits, which are addressed by Section 4.16 and Section 4.17) have been duly filed on a timely basis with the appropriate Governmental Authority or third party, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all other filings required to have been made with respect to such Company Permits (other than the Additional Company Permits, which are addressed by Section 4.16 and Section 4.17) have been duly made on a timely basis with the appropriate Governmental Authority or third party, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither Company nor any Company Subsidiary nor, to the Knowledge of Company, any Joint Venture, has received any written notice nor has any Knowledge indicating that it currently is not in compliance in any material respect with the terms of any Company Permit (other than the Additional Company Permits, which are addressed by Section 4.16 and Section 4.17).

(b) Neither Company nor any Company Subsidiary nor, to the Knowledge of Company, any Joint Venture, is, or has been in the past five (5) years, in conflict with, or in default or violation (except for any conflict, default or violation solely applicable to or affecting the Excluded Company Properties and/or Company Subsidiaries that will not be acquired by Parent or Merger Sub in the transactions contemplated hereby) of (i) any Law applicable to it or by which any property or asset of it is bound (except for Laws addressed in Section 4.12, Section 4.15, Section 4.16, or Section 4.17 which are solely addressed in those Sections), or (ii) any Company Permits (except for Company Permits addressed in Section 4.16 or Section 4.17 which are solely addressed in those Sections), except, in each case ((i) and (ii)), for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no investigation, review or proceeding by any Governmental Authority with respect to Company, any Company Subsidiary or, to the Knowledge of Company, any Joint Venture, or their operations (except for any investigation, review or proceeding solely applicable to or affecting Company Subsidiaries that will not be acquired by Parent or Merger Sub in the transactions contemplated hereby) is pending or, to the Knowledge of Company, threatened in writing, and, to the Knowledge of Company, no Governmental Authority has indicated an intention to conduct the same.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of Company nor any Company Subsidiary nor, to the Knowledge of Company, any Joint Venture, has and, to the Knowledge of Company, no director, officer, representative or advisor of Company, any Company Subsidiary or any Joint Venture has engaged in any illegal activity or conduct on behalf of, or for the benefit of, Company or any Company Subsidiary. Neither Company nor any Company Subsidiary or, to the Knowledge of Company, any Joint Venture, has and, to the Knowledge of Company, no director, officer, representative or advisor of Company, any Company Subsidiary or any Joint Venture on behalf or for the benefit of Company, any Company Subsidiary or any Joint Venture, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political or business activity or established or maintained any unlawful or unrecorded funds in violation of Law. Neither Company nor any Company Subsidiary or, to the Knowledge of Company, any Joint Venture, has and, to the Knowledge of Company, no director, officer, representative or advisor of Company, any Company Subsidiary or any Joint Venture, has accepted or received any unlawful contributions, payments, gifts, or expenditures in violation of Law.

(d) Company, any Company Subsidiary or any Joint Venture (i) to Company’s Knowledge, is not controlled by, or more than 5% owned by, a Person named on any sanctions list established by the U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”), including the OFAC list of Specially Designated Nationals and Blocked Persons, or any other Person subject to economic sanctions administered or enforced by OFAC (any such Person a “Sanctioned Person”), (ii) to Company’s Knowledge, does not conduct any business, or engage in, or facilitate any transaction or dealing with any Sanctioned Person unless authorized by applicable Law; and (iii) to Company’s Knowledge, does not engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any federal law imposing trade restrictions or sanctions, including (x) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), (y) the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq., as amended), and (z) any enabling legislation or executive order relating to the foregoing.

Section 4.7 SEC Documents; Financial Statements; Indebtedness.

(a) Company has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, statements, schedules and reports required to be filed by Company with the SEC since January 1, 2011 (the forms, documents, statements and reports filed with the SEC since January 1, 2011 and those filed with the SEC since the date of this

Agreement, if any, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents, at the time of filing or being furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Documents filed or furnished and publicly available prior to the date of this Agreement. Company does not have any outstanding and unresolved comments from the SEC with respect to any Company SEC Documents and, to the Knowledge of Company, none of the Company SEC Documents is subject to ongoing SEC review. No Company Subsidiary is required to file any form or report with the SEC.

(b) Company has made available to Parent complete and correct copies of all written correspondence between the SEC, on one hand, and Company, on the other hand, since January 1, 2011. At all applicable times, Company has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “SOX Act”) and the rules and regulations thereunder, as amended from time to time.

(c) The consolidated financial statements of Company and the Company Subsidiaries included, or incorporated by reference, in the Company SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated balance sheets of Company and the Company Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income (loss), equity and cash flows of Company and the Company Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Agreement.

(d) Neither Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheets partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate of Company or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Company, any Company Subsidiary or Company’s or such Company Subsidiary’s audited financial statements or other Company SEC Documents.

(e) Neither Company nor any Company Subsidiary has any Indebtedness for borrowed money, and there are no agreements, documents or other instruments evidencing such Indebtedness, other than as evidenced by the Existing Loans. Section 4.7(e) of the Company Disclosure Letter sets forth the outstanding principal balance due, the interest rates and maturity dates in respect of each Existing Loan, in each case, as of June 30, 2015. No holders of any of the Existing Loans have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Company stockholders. Except as set forth on Section 4.7(e) of the Company Disclosure Letter, as of June 30, 2015, there are no escrows, reserves or deposits or letters of credit held or established in connection with the Existing Loans. The Existing Loans do not encumber any real property other than the Company Properties.

Section 4.8 Absence of Certain Changes or Events. Since December 31, 2014 and except as set forth on Section 4.8 of the Company Disclosure Letter, Company and each Company Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice and there has not been any Company Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to result in a Company Material Adverse Effect. From March 31, 2015 through the date hereof, neither Company nor any Company Subsidiary has taken any action that, if occurring during the period from the date hereof through the Merger Effective Time without Parent’s consent, would constitute a breach of any of clauses (vii), (viii), (xiv), (xv) and (xvi) of Section 6.1(b).

Section 4.9 No Undisclosed Material Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there are no material liabilities of Company or any of the Company Subsidiaries of any nature that would be required under GAAP to be set forth on the financial statements of Company or the notes thereto, other than: (a) liabilities reflected or reserved against on the balance sheets of Company dated as of December 31, 2014 (including the notes thereto) as required by GAAP, (b) liabilities incurred in connection with the transactions contemplated by this Agreement or the Contribution Agreement, or (c) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2014.

Section 4.10 No Default. None of Company nor any of the Company Subsidiaries is in default or violation of any term, condition or provision of (a) (i) the Company Charter or the Company Bylaws, (ii) the Company Partnership Agreement, or (iii) the comparable charter or Organizational Documents of any of the Company Subsidiaries, or (b) loan or credit agreement, note, or any bond, mortgage or indenture, to which Company or any of the Company

Subsidiaries is a party or by which Company or any of the Company Subsidiaries or any of their respective properties or assets is bound, in each case, other than as a lender thereunder (each, an “Existing Loan”), except in the case of (b) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.11 Litigation. Except as set forth on Section 4.11 of the Company Disclosure Letter, as of the date of this Agreement, (a) there is no material Action pending or, to the Knowledge of Company, threatened against Company or any Company Subsidiary or any of its or their respective properties or assets (in each case, except for any Action solely applicable to or affecting the Excluded Company Properties and/or Company Subsidiaries that will not be acquired by Parent or Merger Sub in the transactions contemplated hereby), (b) to Company’s Knowledge, there is no material Action pending or threatened against any Joint Venture or any of its properties or assets, and (c) neither Company nor any Company Subsidiary, nor any of their respective properties, nor, to the Company’s Knowledge, any Joint Venture, is subject to any outstanding material Order of any Governmental Authority (in each case, except for any material Order solely applicable to or affecting the Excluded Company Properties and/or Company Subsidiaries that will not be acquired by Parent or Merger Sub in the transactions contemplated hereby).

Section 4.12 Taxes.

(a) All income and other material Tax Returns required to be filed by or on behalf of Company, Company LP, each Joint Venture and each Company Subsidiary have been timely filed with the appropriate Governmental Authority (taking into account any extensions of time within which to file such Tax Returns). All such Tax Returns are true, complete and correct in all material respects. Each of Company, Company LP, each Joint Venture and each Company Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.

(b) Company (i) for all taxable years commencing with Company’s year ending December 31, 2010 and without interruption through December 31, 2014, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for each of such years; (ii) has operated since January 1, 2015, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end on the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to provide a basis for a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of the Company, threatened. No Company Subsidiary is a corporation for United States federal income tax purposes, other than (i) a corporation that qualifies as a REIT, (ii) a corporation that qualifies as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”) or (iii) a corporation that qualifies as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each, a “Taxable REIT Subsidiary”). Company’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year commencing with Company’s year ending December 31, 2010 and through December 31, 2014, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (x) Company’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year, and (y) Company’s net capital gain for such year.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Company, threatened with regard to any material Taxes or Tax Returns of Company, Company LP, and Joint Ventures or any Company Subsidiary; (ii) no material deficiency for Taxes of Company, Company LP, any Joint Venture or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Company, threatened, by any Governmental Authority; (iii) neither Company, Company LP, any Joint Venture nor any Company Subsidiary has waived in writing any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) except as set forth in Section 4.12(c) to the Company Disclosure Letter, neither Company, Company LP, any Joint Venture nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither Company, Company LP, any Joint Venture nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each Joint Venture and Company Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for federal income tax purposes or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(e) Neither Company, Company LP, any Joint Venture nor any Company Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f) For all taxable years commencing with Company’s year ending December 31, 2010, Company, Company LP, the Joint Ventures and the Company Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) which have not previously been paid, and (iii) none of Company, Company LP, any Joint Venture or any Company Subsidiary has incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and no condition or circumstances exists, which presents any material risk that a liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon Company, Company LP, any Joint Venture or any Company Subsidiary.

(g) None of Company, Company LP, any Joint Venture or any Company Subsidiary (other than a “taxable REIT subsidiary” of the Company) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code.

(h) Company, Company LP, the Joint Venture and the Company Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i) No claim has been made in writing by a Government Authority in a jurisdiction where Company, Company LP, any Joint Venture or any Company Subsidiary does not file Tax Returns that Company, Company LP, any Joint Venture or any Company Subsidiary is or may be subject to a material amount of Taxes in that jurisdiction and, to the Knowledge of Company, no such claim is threatened.

(j) There are no Company Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Company threatened to raise, a material claim against Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, “Company Tax Protection Agreements” means any written agreement to which Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement, and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a Company Subsidiary Partnership, Company or the Company Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “Company Subsidiary Partnership” means each of Company LP and any Joint Venture.

(k) There are no Tax Liens upon any property or assets of Company, Company LP, any Joint Venture or any Company Subsidiary, except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(l) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Company, Company LP, any Joint Venture or any Company Subsidiary, and after the Closing Date neither Company, Company LP, any Joint Venture nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(m) Neither Company, Company LP, any Joint Venture nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(n) Neither Company, Company LP, any Joint Venture nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(o) None of Company or any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(p) Except as set forth in Section 4.12(p) to the Company Disclosure Letter, no written power of attorney that has been granted by Company, Company LP, any Joint Venture or any Company Subsidiary (other than to Company, Company LP, any Joint Venture or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

(q) Except as set forth in Section 4.12(q) of the Company Disclosure Letter, any entity that elected to be treated as a REIT in which the Company directly or indirectly owned an interest (i) for all taxable years commencing with its initial taxable year and without interruption through its final taxable year, had been subject to taxation as a REIT and had satisfied all requirements to qualify as a REIT for each of such years; (ii) did not have any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid; (iii) did not have any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) which had not been paid; (iv) did not own any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code; and (v) were liquidated in transactions that were taxable under Section 331 if the Code.

(r) Company’s aggregate distributions to its shareholders for its taxable year 2015 up through and including the date of the Merger (but excluding distributions treated as distributed with respect to 2014 pursuant to either code section 857(b)(9) or code section 858), shall be sufficient to permit Company to satisfy the requirements of Section 857(a)(1) with respect to Company’s short taxable year ending on the date of the Merger.

(s) Company, Company LP and the Company Subsidiaries have complied in all material respects with all applicable Laws relating to California Proposition 13.

Section 4.13 Benefit Plans; Employees.

(a) Other than the Company Equity Incentive Plan and the Company Private Placement Equity Incentive Plan, Company and the Company Subsidiaries do not maintain, sponsor, contribute to or have any liability (whether actual or contingent) with respect to, and have never maintained, sponsored, contributed to or had any liability (whether actual or contingent) with respect to, any Benefit Plan. Neither Company nor any Company Subsidiary has any contract, plan or commitment, whether or not legally binding, to adopt or sponsor any Benefit Plan (other than the Company Equity Incentive Plan and the Company Private Placement Equity Incentive Plan).

(b) Neither Company nor any Company Subsidiary has, or has ever had, any employees.

(c) None of Company, any Company Subsidiary or any of their respective ERISA Affiliates maintains, contributes to, or participates in, or has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iii) any provision for or promise of retiree or post-termination medical, disability or life insurance benefits including as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable state Law.

Section 4.14 Information Supplied. None of the information relating to Company and the Company Subsidiaries contained in the Proxy Statement or that is provided by Company and the Company Subsidiaries in writing for inclusion or incorporation by reference in any other document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statement, at the time of the mailing thereof or at the time the Company Stockholder Meeting is to be held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) with respect to any other document to be filed by Company with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will (with respect to Company, its officers and directors and the Company Subsidiaries) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided that no representation or warranty is made hereunder with respect to statements made or incorporated by reference by Parent.

Section 4.15 Intellectual Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 4.15 to the Company Disclosure Letter, neither Company nor any Company Subsidiary: (i) owns any registered Internet domain names, trademarks, patents or copyrights, (ii) has any pending applications, registrations or recordings for any trademarks, patents or copyrights, (iii) is a party to any licenses, contracts or agreements with respect to use by Company or any Company Subsidiary of any third party Intellectual Property (other than software licenses for commercial off-the-shelf software), or (iv) is a party to any licenses, contracts or agreements with respect to use by any third party of any Intellectual Property owned or exclusively licensed by Company or any Company Subsidiary. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, neither the conduct of the business of Company and the Company Subsidiaries nor any of the Intellectual Property used by Company or any of the Company Subsidiaries infringes, misappropriates or otherwise violates or is alleged to infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party and none of Company or the Company Subsidiaries has received any notice thereof. To the Knowledge of Company, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of Company or any Company Subsidiary. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, Company and the Company Subsidiaries own free and clear of all Liens (other than Company Permitted Liens) or are validly licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of Company and the Company Subsidiaries as it is currently conducted.

Section 4.16 Environmental Matters.

(a) Except (w) as set forth in any Phase I or Phase II report or any Company Title Insurance Policy provided to Parent prior to the date hereof, (x) as set forth in Section 4.16 of the Company Disclosure Letter, (y) with respect to any Excluded Company Property (unless also applicable to any Company Subsidiary that will be acquired by Parent and Merger Sub in the transactions contemplated hereby), or (z) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) Company, each Company Subsidiary and, to the Knowledge of Company, each Joint Venture is in compliance with all Environmental Laws.

(ii) Company, each Company Subsidiary and, to the Knowledge of Company, each Joint Venture have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii) Neither Company nor any Company Subsidiary nor, to the Knowledge of Company, any Joint Venture, has received any written notice, demand, letter or claim alleging that it is in violation of, or liable under, any Environmental Law or that any Order has been issued against it which remains unresolved. There is no Action pending, or, to the Knowledge of Company, threatened against Company, any Company Subsidiary or any Joint Venture under any Environmental Law.

(iv) Neither Company nor any Company Subsidiary nor, to the Knowledge of Company, any Joint Venture has entered into or agreed to any Order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances; no Action is pending or, to the Knowledge of Company, threatened against Company or any Company Subsidiary under any Environmental Law; and, to the Knowledge of Company, no Action is pending or threatened against any Joint Venture under any Environmental Law.

(v) Neither Company nor any Company Subsidiary nor, to the Knowledge of Company, any Joint Venture, has assumed, by contract or, to the Knowledge of Company, by operation of Law, any liability under any Environmental Law or relating to the release of any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to the release of any Hazardous Substances.

(vi) Neither Company nor any Company Subsidiary or, to the Knowledge of Company, any Joint Venture, has used, generated, stored, treated, or handled any Hazardous Materials in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or inactive, used for the storage of Hazardous Materials on Company Property in violation of any Environmental Law.

(vii) Neither Company nor any Company Subsidiary or, to the Knowledge of Company, any Joint Venture, has caused, and to the Knowledge of Company, no third party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by Company, any Company Subsidiary or any Joint Venture under any Environmental Law.

(viii) Except in compliance with all applicable Environmental Law, there is no site to which Company or any Company Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the Knowledge of Company, is or may become the subject of any Action under Environmental Law.

(b) To the Knowledge of Company, (i) no tenant of any Company Property is in violation in any material respect of, or liable in any material respect under, any Environmental Law with respect to any Company Property, (ii) no tenant of any Company Property is subject to any material Order that has been issued against such tenant which remains unresolved with respect to any Company Property, and (iii) no material Action is pending or threatened against any tenant of any Company Property under any Environmental Law relating to any Company Property.

(c) To the Company’s Knowledge, except for the ISRA Properties, no other tenant at any Company Property located in New Jersey is subject to compliance with the provisions of ISRA as a result of the transactions contemplated by this Agreement.

(d) This Section 4.16 contains the exclusive representations and warranties of Company to Parent and its Affiliates with respect to environmental matters.

Section 4.17 Properties.

(a) Section 4.17(a)(i) of the Company Disclosure Letter sets forth a list of the address of each Company Property. Section 4.17(a)(ii) of the Company Disclosure Letter sets forth a list of each real property which, as of the date of this Agreement, is under contract by Company or a Company Subsidiary for purchase by Company or such Company Subsidiary or that is required under a binding contract to be leased or subleased by Company or a Company Subsidiary as lessee or sublessee after the date of this Agreement. Section 4.17(a)(iii) of the Company Disclosure Letter sets forth a list of the mortgage notes receivables and commercial mortgage backed and similar securities owned by Company or any Company Subsidiary.

(b) Either Company, a Company Subsidiary or a Joint Venture owns good and valid fee simple title or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens.

(c) Neither Company nor any of the Company Subsidiaries nor, to the Knowledge of Company, any Joint Venture, has received (i) written notice that any certificate,

permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the lawful use, occupancy and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement (or of any pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect that, individually, or in the aggregate, would not reasonably be expected to materially and adversely affect the use, occupation or operation of such Company Property, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, would reasonably be expected to materially and adversely affect the use, occupation or operation of such Company Property.

(d) Except as set forth in Section 4.17(d) of the Company Disclosure Letter, no certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use, occupation and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither Company nor any Company Subsidiary nor, to the Knowledge of Company, any Joint Venture, has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing materially and adversely affect the use, occupation or operation of such Company Property.

(e) Except as set forth in Section 4.17(e) of the Company Disclosure Letter, no condemnation, eminent domain or similar proceeding is pending with respect to any owned Company Property, and neither Company nor any Company Subsidiary nor, to the Knowledge of Company, any Joint Venture, has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of Company Properties or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property.

(f) The information set forth in the rent rolls for each of the Company Properties, as of July 24, 2015, which rent rolls have been previously made available by or on behalf of Company or any Company Subsidiary to Parent (including an indication of whether any Company Property is subject to net leases), is true, correct and complete in all material respects. Except as set forth on such rent rolls or on Section 4.17(f) of the Company Disclosure Letter, there are no leases, subleases, licenses or concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the Company Properties, except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the use, occupation or operation of any such Company Property.

(g) True, correct and complete (in all material respects) copies of all (i) ground leases affecting the interest of Company or any Company Subsidiary in Company Properties, and (ii) Company Leases, in each case in effect as of the date hereof, have been made available to Parent. Section 4.17(g)(i) of the Company Disclosure Letter lists each Company Lease under which any tenant has made a deposit with Company or a Company Subsidiary or is party to a letter of credit or similar security instrument for the benefit of Company or a Company Subsidiary and, in each case, the amount thereof. Except as set forth in Section 4.17(g)(ii) of the Company Disclosure Letter, (w) neither Company nor any Company Subsidiary is and, to the Knowledge of Company, no other party is in breach or violation of, or default under, any Company Lease; (x) no event has occurred that would result in a breach or violation of, or a default under, any Company Lease by Company or any Company Subsidiary, or, to the Knowledge of Company, any other party thereto (in each case, with or without notice or lapse of time) and no tenant under a Company Lease is in monetary default under such Company Lease; (y) no tenant under a Company Lease is the beneficiary of a written forbearance from Company or any Company Subsidiary; and (z) each Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Company or a Company Subsidiary and, to the Knowledge of Company, with respect to the other parties thereto, except, in each case, (A) as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law, and (B) as have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.17(g)(iii) of the Company Disclosure Letter, to the Knowledge of Company, no tenants under Company Leases have “gone dark” or given written notice of its intention to “go dark” or filed for bankruptcy.

(h) Except (w) for Company Permitted Liens, (x) as set forth in Section 4.17(h) of the Company Disclosure Letter, (y) as set forth in the title documents, and (z) as set forth in the Organizational Documents of the Company Subsidiaries and other entities in which the Company or the Company Subsidiaries own an interest, true, complete and correct (in all material respects) copies of all of which have been provided to Parent prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal with respect to the purchase, rights of first offer with respect to the purchase or any other similar rights to purchase or otherwise acquire any Company Property or any portion thereof (and expressly excluded any expansion, renewal or similar rights with respect to a leasehold interest in, or right of occupation with respect to, a Company Property pursuant to a Company Lease) that would materially adversely affect Company’s, any Company Subsidiary’s or, to the Knowledge of Company, any Joint Venture’s, ownership, ground lease or other interest, or right to use, a Company Property subject to a Company Lease, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than Company or a Company Subsidiary (a “Company Third Party”).

(i) Except pursuant to a Company Lease, or any ground lease affecting any Company Property, none of Company or any Company Subsidiary is a party to any agreement pursuant to which Company or any Company Subsidiary manages or manages the development of any real property for any Company Third Party.

(j) For each Company Property, policies of (i) title insurance have been issued insuring, as of the effective date of each such insurance policy, fee simple title interest held by Company or the applicable Company Subsidiary with respect to the Company Properties that are not subject to the ground leases, and (ii) leasehold insurance have been issued insuring, as of the effective date of each such insurance policy, the leasehold interest that Company or the applicable Company Subsidiary holds with respect to each Company Property that is subject to a ground lease (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). A true, correct and complete copy of each Company Title Insurance Policy has been made available to Parent. To Company’s Knowledge, each Company Title Insurance Policy is in full force and effect. No written claim has been made against any Company Title Insurance Policy. A true, correct and complete copy of the most recent survey of each Company Property in Company’s possession has been previously made available to Parent.

(k) Omitted.

(l) Section 4.17(l) of the Company Disclosure Letter lists the parties (other than Company or a Company Subsidiary) currently providing third-party property management services to Company or a Company Subsidiary and identifies the Company Properties currently managed by each such party and true, complete and correct copies of all such agreements have been provided to Parent prior to the date hereof.

(m) Company, the Company Subsidiaries and, to the Knowledge of Company, any Joint Venture have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of Company’s, any of the Company’s Subsidiaries’ or, to the Knowledge of Company, any Joint Venture’s ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that would not reasonably be expected to have a Company Material Adverse Effect.

(n) Except as set forth in Section 4.17(e) of the Company Disclosure Letter, to the Knowledge of Company, there are no material structural defects, or uncured material violations of Law relating to any Company Property. Neither Company nor any Company Subsidiary nor, to the Knowledge of Company, any Joint Venture has received written notice of any physical damage to any Company Property that would have, or would reasonably be expected to have, individually or in the aggregate, Company Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue, subject to reasonable deductibles and retention limits.

(o) Neither the Company nor any Company Subsidiary nor, to the Knowledge of Company, any Joint Venture, has received written notice that the Company, any Company Subsidiary or any Joint Venture is in violation or default under any operation and reciprocal easement agreement or other similar agreements to which a member of the Company, any Company Subsidiary or any Joint Venture is a party, except for violations or defaults that have been cured or that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary or, to the Knowledge of Company, any Joint Venture, has delivered a written default notice to a party under any operation and reciprocal easement agreement or other similar agreements to which a member of the Company, any Company Subsidiary or any Joint Venture is a party, except for defaults that have been cured or that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(p) Except for (i) those contracts or agreements set forth in Section 4.17(p) of the Company Disclosure Letter, (ii) the Organizational Documents of the Joint Ventures and the Company Partnership Agreement, (iii) the Company Advisory Agreement and the Contribution Agreement, and (iv) in respect of Excluded Company Properties (unless also applicable to any Company Property or Company Subsidiaries that will be acquired by Parent or Merger Sub in connection with the transactions contemplated hereby), neither the Company nor any Company Subsidiary or, to the Knowledge of Company, any Joint Venture, has entered into any contract or agreement (collectively, the “Participation Agreements”) with any Third Party or any consultant, Affiliate or other Person (the “Participation Party”) which provides for a currently outstanding right of such Participation Party to participate, invest, join, partner, have any material interest in (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or Property in which the Company, any Company Subsidiary or any Joint Venture has or will have a material interest, including those transactions or properties identified, sourced, produced or developed by such participation Party (a “Participation Interest”). Section 4.17(p) of the Company Disclosure Letter (together with the Company Advisory Agreement, the Company Partnership Agreement, the Contribution Agreement and the Organizational Documents of the Joint Ventures) sets forth the only transactions or Company Properties for which any Participation Party currently has a

Participation Interest pursuant to such Participation Agreements (other than in respect of only Excluded Company Properties and not applicable to any Company Property or any Company Subsidiary that will be acquired by Parent or Merger Sub in connection with the transactions contemplated hereby).

(q) For purposes of this Section 4.17 (other than for clauses (f), (g), the first sentence of (j) and (l) hereof), the term “Company Property” shall be deemed to include reference to any real property owned, or leased (including ground leased) as lessee or sublessee, by any Joint Venture as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property) (other than any Excluded Company Property). However, the Company only makes such representations and warranties to such real property owned, or leased (including ground leased) as lessee or sublessee, by any Joint Venture, to the Knowledge of Company.

Section 4.18 Material Contracts.

(a) Except for contracts filed as exhibits to the Company SEC Documents or as set forth in Section 4.18(a) of the Company Disclosure Letter, as of the date of this Agreement, neither Company nor any Company Subsidiary is a party to or bound by any contract that, as of the date hereof (in each case, other than in respect of the Excluded Company Properties unless also applicable to any Company Subsidiary that will be acquired by Parent and Merger Sub in the transactions contemplated hereby):

(i) is required to be filed as an exhibit to the Company Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii) obligates Company or any Company Subsidiary to make aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $100,000 and is not cancelable within thirty (30) days without material penalty to Company or any Company Subsidiary, except for any Company Lease pursuant to which any third party is a lessee or sublessee on any Company Property;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Company or any Company Subsidiary, or that otherwise restricts the lines of business conducted by Company or any Company Subsidiary, or requires the disposition of any Company asset, or the geographic area in which Company or any Company Subsidiary may conduct business, except for radius restrictions that may be contained in Company Leases entered into in the ordinary course of business consistent with practice;

(iv) is an agreement (other than the Company Charter, Company Bylaws, Company Partnership Agreement or Organizational Document of a Company Subsidiary) that obligates Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Company or any Company Subsidiary pursuant to which Company or a Company Subsidiary is the indemnitor;

(v) constitutes an Indebtedness obligation of Company or any Company Subsidiary with a principal amount as of the date hereof greater than $100,000;

(vi) requires Company or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease pursuant to which any third party is a lessee or sublessee on any Company Property or the Organizational Documents of any Joint Venture), or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease pursuant to which any third party is a lessee or sublessee on any Company Property or the Organizational Documents of any Joint Venture;

(vii) constitutes a joint venture, partnership, limited liability company agreement or similar agreement or arrangement relating to the formation, creation, operation, development, management or control of any partnership or joint venture between Company or any Company Subsidiary, on the one hand, and any third party, on the other hand;

(viii) contains any sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, by any means, the Company Properties, an investment in any entity, Company or any Company Subsidiary, other than pursuant to the Organizational Documents of any Joint Venture;

(ix) contains any restriction or prohibition on the sale or transfer of any Company Property (other than pursuant to any Existing Loans);

(x) contains a standstill or similar agreement pursuant to which Company or any Company Subsidiary has agreed not to acquire assets or securities of the other party or any of such other party’s Affiliates;

(xi) is a Company Related Party Agreement; or

(xii) constitutes a loan to any Person (other than a wholly-owned Company Subsidiary) by Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties).

(b) Each contract in any of the categories set forth in Section 4.18(a) to which Company or any Company Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “Company Material Contract” and Company has caused a complete and accurate copy thereof to be made available to Parent prior to the date hereof.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable against Company and each Company Subsidiary that is a party thereto and, to the Knowledge of Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Company and each Company Subsidiary has performed in all material respects all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the Knowledge of Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of Company or any Company Subsidiary, nor, to the Knowledge of Company, any other party thereto, is in material breach or violation of, or material default under, any Company Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a material violation, breach or default under any Company Material Contract. Neither Company nor any Company Subsidiary has received written notice of any material violation or material default under any Company Material Contract.

Section 4.19 Insurance. Company has made available to Parent copies of all material insurance policies and all material fidelity bonds or other material insurance contracts providing coverage for all Company Properties (the “Company Insurance Policies”). Section 4.19 of the Company Disclosure Letter sets forth (i) an accurate and complete list of each claim made under any of the Company Insurance Policies, and (ii) whether the Company has received a reservation of rights notice from the insurer relating to such claim. The Company Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Company Lease. All premiums due and payable under all Company Insurance Policies have been paid, and Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Company Insurance Policies. To the Knowledge of Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by Company or any Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.20 Opinion of Financial Advisor. The Company Board has received an opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and limitations set forth in such opinion, the Per Share Merger Consideration to be received in the Merger by the holders of Company Common Stock (excluding the Advisor, Industrial Income Advisors LLC, Industrial Income Advisors Group LLC and their respective Affiliates) is fair, from a financial point of view, to such holders.

Section 4.21 Approval Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote (the “Company Stockholder Approval”) is the only vote of holders of securities of Company required to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 4.22 Brokers. Except for the fees and expenses set forth in Section 4.22 of the Company Disclosure Letter, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any Company Subsidiary.

Section 4.23 Investment Company Act. Neither Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940.

Section 4.24 Related Party Transactions. Except for this Agreement or as set forth in the Company SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2015 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Company or any Company Subsidiary, on the one hand, and any Affiliates (other than the Company Subsidiaries) of Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. Section 4.24 of the Company Disclosure Letter sets forth each agreement between Company or any Company Subsidiary, on the one hand, and any Affiliates (other than the Company Subsidiaries) of Company, on the other hand (each, a “Company Related Party Agreement”). Except as set forth in Section 4.24 of the Company Disclosure Letter, the Contribution Agreement and the Company Partnership Agreement, the termination of the Company Related Party Agreements contemporaneous with the Merger, or before or thereafter, shall not cause the payment of any fee or payment to any of the Affiliates of Company.

Section 4.25 Tenant Costs and Capital Expenditures; Expansion Rights. Section 4.25 of the Company Disclosure Letter sets forth as of June 30, 2015 (except for any amounts in respect of any Company Leases executed after June 30, 2015, which amounts are as of the date hereof): (a) a complete and accurate list of the estimated Tenant Costs committed to be incurred, in each case by Company or any Company Subsidiary in respect of the Company Properties, (b) a list of the estimated stabilization and development capital expenditures to be made or committed to be made by Company or any Company Subsidiary for the non-operating portfolio which remain outstanding in respect of the Company Properties, and (c) a list of additional estimated committed and budgeted capital expenditures to be made by the Company or any Company Subsidiary which remain outstanding in respect of the Company Properties (to the extent not covered by subsections (a) and (b) hereof). Section 4.25(d) of the Company Disclosure Letter sets forth, as of the date hereof, all expansion rights of any tenants set forth in any Company Lease pursuant to which the applicable tenant has the right to cause the Company or a Company Subsidiary to either add on to an existing building or construct a new building to accommodate such tenant’s occupancy. Section 4.25(e) of the Company Disclosure Letter sets forth a list, as of June 30, 2015, of estimated capital expenditures to be made or committed to be made by Company or any Company Subsidiary through October 31, 2015 in respect of the Excluded Company Properties.

Section 4.26 Takeover Statutes. Company and the Company Board have taken all action necessary or appropriate to exempt the transactions contemplated by this Agreement from the operation of any Takeover Statutes and any limitations contained in Company Charter or Company Bylaws.

Section 4.27 Internal Controls. Since January 1, 2011, Company has designed and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act, using the Committee of Sponsoring Organizations (COSO) of the Treadway Commission, Internal Control-Integrated Framework. Company’s disclosure controls and procedures are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the SOX Act. Company’s management has completed an assessment of the effectiveness of Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Company management’s most recently completed evaluation of Company’s internal control over financial reporting, (a) Company had no control deficiencies, significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Company’s ability to record, process, summarize and report financial information and (b) Company does not have any Knowledge of any fraud, whether or not material, that involves management who have a significant role in Company’s recording, processing, summarizing and reporting financial information and internal control over financial reporting. From January 1, 2011, to the Knowledge of Company, no executive officer or director of Company has received or otherwise had or obtained Knowledge of, and to the Knowledge of Company, no auditor, accountant, or representative of Company has provided written or verbal notice to Company or any executive officer or director of, any complaint or allegation that Company or any Company Subsidiary has engaged in improper accounting practices. For the purposes of this Section 4.27, the terms “control deficiency”, “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2007-005A of the Public Company Accounting Oversight Board, as in effect on the date hereof.

Section 4.28 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 4, neither Company nor any of other Person has made to Parent or any of its Affiliates or Representatives any representation or warranty, expressed or implied, with respect to Company or the Company Subsidiaries, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Company or the Company Subsidiaries. In particular, without limiting the foregoing disclaimer, neither Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by Company in this Article 4, any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or Merger Sub whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent and Merger Sub furnished or made available to Company or any of its Representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to Company that:

Section 5.1 Organization and Qualification. Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2 Authority.

(a) Each of Parent and Merger Sub has the requisite limited liability company power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which each of Parent and Merger Sub is a party, including the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company acts, and no other limited liability proceedings on the part of each of Parent and Merger Sub are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Merger, to the filing of the Articles of Merger and Certificate of Merger with, and acceptance for record of the Articles of Merger and Certificate of Merger by, respectively, the SDAT and the Delaware SOS. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and assuming due authorization, execution and delivery by Company, constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Parent Manager has (i) determined that the terms of this Agreement are fair to and in the best interests of Parent and its members, and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way. In addition, Parent, in its capacity as the sole member of Merger Sub, has taken all limited liability company acts required for the execution of this Agreement by Merger Sub, and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of any organizational or governing document of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in

Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to each of Parent and Merger Sub or by which any property or asset of each of Parent and Merger Sub is bound, or (iii) require any consent or approval (except as contemplated by Section 5.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Parent or Merger Sub under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent or Merger Sub is a party except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Articles of Merger and the Certificate of Merger with, and the acceptance for record of the Articles of Merger and Certificate or Merger by, respectively, the SDAT pursuant to the MGCL and the Delaware SOS under the DLLCA, (ii) such filings as may be required in connection with state and local Transfer Taxes, (iii) submission of a joint voluntary notice pursuant to the DPA, and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4 Litigation. Except as individually or in the aggregate, would not be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent, Merger Sub or any Affiliate thereof, and (b) neither Parent, Merger Sub nor any Affiliate thereof, nor any of their respective properties, is subject to any outstanding Order of any Governmental Authority.

Section 5.5 Information Supplied. None of the information supplied by Parent, Merger Sub or any Affiliate thereof for inclusion or incorporation by reference in the Proxy Statement or any other document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statement, at the time of the mailing thereof or at the time the Company Stockholder Meeting is to be held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) with respect to any other document to be filed by Company with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6 Brokers. Except for the fees and expenses payable to Eastdil Secured and M3 Capital Partners (HK) Limited, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of Parent or Merger Sub.

Section 5.7 Available Funds; Guarantee.

(a) On the Closing Date, Parent will have available, all funds necessary (i) to pay the Merger Consideration, (ii) to satisfy the obligations of Parent and Merger Sub set forth in this Agreement, including in connection with the Merger and the other transactions contemplated hereby, and (iii) to pay all related expenses required to be paid by Parent and the Surviving Entity.

(b) Schedule 5.7 sets forth true, correct and complete copies (subject to the redaction of certain pricing and related information set forth therein) of an executed commitment letter (as such letter may be amended or otherwise modified after the date hereof in accordance with the terms hereof, the “Debt Commitment Letter”) from Column Financial, Inc. and Morgan Stanley Bank, N.A. (the “Lenders”) pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to provide Parent or Merger Sub with financing in an aggregate amount of up to $2,863,500,000 (the “Debt Financing”), subject to the terms and conditions set forth therein. As of the date hereof, the Debt Commitment Letter, including the Lenders’ commitments set forth therein (i) constitutes legally valid and binding obligations of Parent or Merger Sub, as the case may be, and, to the Knowledge of Parent, each of the other parties thereto, and (ii) is in full force and effect. None of the Debt Commitment Letter has been amended or modified prior to the date of this Agreement, and as of the date hereof the respective commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Debt Commitment Letter. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub, and to the Knowledge of Parent, any other parties thereto, under the Debt Commitment Letter. As of the date hereof, Parent reasonably believes that it will be able to satisfy the conditions to the Debt Financing contemplated by the Debt Commitment Letter and that the Debt Financing will be made available to Parent on the Closing Date. Parent will provide to Company any amendments to the Debt Commitment Letter, or any notices given in connection therewith, as promptly as practicable. As of the date hereof, Parent has fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Debt Financing.

(c) Concurrently with the execution of this Agreement, Parent has delivered to Company the Guarantee executed by Guarantor, in favor of Company with respect to certain obligations of the Parent and Merger Sub in connection with this Agreement. The Guarantee is in full force and effect and constitutes a valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under such Guarantee.

Section 5.8 No Agreements with Company Related Parties. As of the date of this Agreement, other than the Transition Services Agreement, Purchase Agreement and all documents and transactions contemplated thereby, none of Parent or Merger Sub nor any of their respective Affiliates has entered into any agreement (written or oral) with any Affiliate of Company or any of the employees, officers or directors of Company or their Affiliates that is currently in effect or that would become effective in the future (upon consummation of the Merger or otherwise) that has not been disclosed. In addition, neither Parent, nor to the Knowledge of Parent, any Affiliate thereof, owns any shares of Company Common Stock.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business by Company.

(a) Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except to the extent required by Law, as may be consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly contemplated, required or permitted pursuant to this Agreement, or as set forth in Schedule 6.1(b) of the Company Disclosure Letter, Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business in the ordinary course and in a manner consistent with past practice in all material respects, and (ii) use its reasonable best efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Company or any Company Subsidiary’s control excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with customers, suppliers, distributors, creditors, lessors and tenants and other significant third parties, (C) keep available the services of its present executive officers, (D) maintain all Company Insurance Policies or substitutes therefor, (E) maintain the status of Company as a REIT, and (F) comply in all material respects with all applicable Laws and Company Permits.

(b) Without limiting the foregoing, Company covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Parent (which consent shall not in any case be unreasonably withheld, delayed or conditioned (it being understood that with respect to items requiring consent pursuant to clauses (xii), (xiii) and (xxiv) below, Parent’s consent shall be deemed given if Parent has not, within five (5) Business Days, so provided or withheld such consent)), as may be expressly contemplated, required or permitted by this Agreement, or as set forth in Schedule 6.1(b), Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following (it being understood and agreed that none of the covenants or restrictions set forth in this Section 6.1(b) shall apply to any Joint Ventures except to the extent that any such action may only be taken by the applicable Joint Venture following the approval of such action by a Company Subsidiary in respect thereto):

(i) amend or propose to amend (A) the Company Charter, the Company Bylaws or the Company Partnership Agreement, (B) such equivalent organizational or governing documents of any Company Subsidiary, if such amendment would be materially adverse to Company or Parent, or (C) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the Company Charter) under the Company Charter;

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Company or any Company Subsidiary (other than any wholly-owned Company Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Company or any Company Subsidiary or other equity securities or ownership interests in Company or any Company Subsidiary, except for (A) the declaration and payment by Company of regular daily dividends, aggregated and paid quarterly in accordance with past practice at a daily rate that equates to an annual rate not to exceed $0.625 per share, (B) the declaration and payment of regular distributions that are required to be made in respect of Company Partnership Units to the extent necessary for Company to pay the dividends in Section 6.1(b)(iii)(A), (C) the declaration and payment of dividends or other distributions by any directly or indirectly wholly-owned Company Subsidiary to its parent entity, or (D) distributions by any Company Subsidiary or any other entity in which Company owns an interest that is not wholly-owned, directly or indirectly, by Company, in accordance with the organizational documents of such Company Subsidiary or other entity in which Company owns an interest; provided that notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), Company and any

Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Company or a Company Subsidiary, other than (A) the redemption of Company Special Units in accordance with the terms of the Company Partnership Agreement and this Agreement, (B) the acquisition by Company in the ordinary course of business consistent with past practice in connection with the forfeiture of awards pursuant to the terms of the Company Equity Incentive Plan or the Company Private Placement Equity Incentive Plan upon termination of service of an award holder, or (C) the redemption of shares of Company Common Stock under the Company Share Redemption Plan with respect to redemption elections made during the second quarter of 2015;

(v) except for transactions among Company and one or more wholly-owned Company Subsidiaries or among one or more wholly-owned Company Subsidiaries, or as otherwise contemplated in Section 6.1(b)(vi), issue, deliver, sell, pledge, dispose, encumber or grant, or propose or authorize to do any of the foregoing, any shares of Company or any of the Company Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company or any of the Company Subsidiaries’ capital stock or other equity interests; provided, however, that Company may issue shares of Company Common Stock pursuant to the Company DRIP in respect of cash dividends paid by Company with respect to the second quarter of 2015;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a cost of less than $100,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Company or any wholly-owned Company Subsidiary of or from an existing wholly-owned Company Subsidiary, or (B) the pending acquisitions set forth on Schedule 6.1(b)(vi) (the “Company Pending Acquisitions”);

(vii) sell, mortgage, pledge, assign, transfer, dispose of or encumber, incur any, or modify any existing, Lien (other than any Company Permitted Liens) or effect a deed in lieu of foreclosure with respect to, material properties or assets (including, for the avoidance of doubt, any Company Property), in each case, other than as set forth on Schedule 6.1(b);

(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Company or any of the Company Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly-owned Company Subsidiary), except (A) Indebtedness incurred under Company’s existing secured and unsecured revolving and term loan credit facilities in the ordinary course of business consistent with past practice (including any reborrowings thereunder), or (B) refinancing of existing Indebtedness as and when such Indebtedness comes due as set forth on Section 4.7(e) of the Company Disclosure Letter to the extent no prepayment penalty or premium is due (provided that (1) the terms of such new Indebtedness shall not be more onerous than the existing Indebtedness (unless such refinancing is consummated through use of Company’s existing secured and unsecured revolving and term loan credit facilities), (2) there shall be no new or increase in any, penalty, prepayment premium, defeasance or termination fee, or similar cost than already existing in the Indebtedness being replaced (other than relating to any refinancing that is consummated through use of Company’s existing secured and unsecured revolving and term loan credit facilities, including any LIBOR breakage fees thereunder), and (3) the principal amount of such replacement Indebtedness incurred in connection with such refinancing shall not be greater than the Indebtedness it is replacing);

(ix) make any loans, guarantees, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Company or a Company Subsidiary to Company or a Company Subsidiary, (B) loans, advances or investments required to be made under any of the Company Leases and which are consistent with Section 4.25 of the Company Disclosure Letter, pursuant to which any third party is a lessee or sub lessee on any Company Property or any existing joint venture arrangements to which a Company Subsidiary is a party as of the date of this Agreement, (C) in connection with any Tenant Costs set forth on Section 4.25 of the Company Disclosure Letter and are not otherwise prohibited by this Section 6.1(b), (D) investments permitted pursuant to Section 6.1(b)(vi), or (E) as set forth on Schedule 6.1(b);

(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action (other than notice of renewal) by Company or any Company Subsidiary, or (B) in connection with the Tenant Costs set forth on Section 4.25 of the Company Disclosure Letter;

(xi) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Related Party Agreement;

(xii) enter into, renew, modify, amend or terminate, or waive, release, consent to, compromise or assign any rights or claims under, any Company Lease, except for (A) entering into, renewing, modifying, amending or terminating any Company Lease, or waiving, releasing, consenting to, compromising or assigning rights or claims under any Company Lease, that covers gross leasable area of less than 20,000 square feet and on commercially reasonable terms consistent with past practice, and (B) any entry into, renewal, modification, amendment or termination in accordance with the terms of any such lease that occurs without any required approval (other than notice of renewal or by amendment that does not change any material terms of such Company Lease) by Company or any Company Subsidiary (it being acknowledged and agreed that the participation by Company or any Company Subsidiary in any fair market value determination or similar process required by any Company Lease shall not constitute a violation of this Section 6.1(b)); provided that neither Company nor any Company Subsidiary shall consent to any assignment, license or sublease of any Company Lease that covers gross leasable area of greater than 20,000 square feet (unless required by the terms of any applicable Company Lease);

(xiii) make any payment, direct or indirect, of any liability of Company or any Company Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) refinancings, repayments or prepayments of any Indebtedness otherwise permitted hereunder;

(xiv) waive, release, assign, settle or compromise any claim or Action, other than (1) as set forth on Schedule 6.1(b), and (2) waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve (a) only the payment of any payment (including applicable deductibles) payable under an insurance policy insuring Company or a Company Subsidiary, or (b) any monetary damages that are (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Company included in the Company SEC Documents filed and publicly available prior to the date of this Agreement, or (y) that do not exceed $25,000 individually or $100,000 in the aggregate, (C) do not involve the imposition of injunctive relief against Company, any Company Subsidiary or the Surviving Entity, and (D) do not provide for any admission of material liability by Company or any of the Company Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xix));

(xv) (A) hire any employee, officer or director of Company or any Company Subsidiary or appoint any Person to a position of officer or director of Company or any Company Subsidiary (other than to replace any officer that departs after the date of this Agreement or in connection with the appointment of directors as may be elected by the Company’s stockholders at the Company’s annual meeting), (B) increase in any manner the amount, rate or terms of compensation or benefits from the Company or any Company Subsidiaries of any of Company’s directors or officers, or (C) enter into, or adopt any employment, bonus, severance or retirement contract or other compensation or Benefit Plan;

(xvi) except as may be specifically required under a Company Benefit Plan and which, in each case, is described on Schedule 6.1(b)(xv), grant, confer, award, or modify the terms of any options, convertible securities, restricted stock, restricted stock units, phantom shares, equity-based compensation or other rights to acquire, or denominated in, any of the Company’s or any of the Company Subsidiaries’ capital stock or other voting securities or equity interests (except as explicitly required by the terms of any unexercisable options or other equity awards outstanding on the date of this Agreement);

(xvii) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at January 1, 2015, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xviii) enter into any new line of business;

(xix) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xx) enter into any Company Tax Protection Agreement, make, change or rescind any election relating to Taxes, change a method of Tax accounting, file or amend any Tax Return, settle or compromise any federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any closing agreement related to Taxes, or knowingly surrender any right to claim any Tax refund, except, in each case, (A) to the extent required by Law, or (B) to the extent necessary (x) to preserve Company’s qualification as a REIT under the Code, or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxi) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Company to fail to qualify as a REIT or any of the Company Subsidiaries to cease to qualify or preserve the status as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxii) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) or 6.1(b)(vii) in a manner that would not reasonably be expected to be materially adverse to Company or to prevent or impair the ability of Company to consummate the Merger;

(xxiii) form any new funds or joint ventures;

(xxiv) assume, make or commit to assume or make Tenant Costs, including in connection with any expansion rights, except (A) as set forth on Section 4.25(a), Section 4.25(b) and Section 4.25(c) of the Company Disclosure Letter, (B) for the expansion of a Company Property pursuant to expansion rights required by a Company Lease, or (C) capital expenditures, in the ordinary course of business consistent with past practice, necessary to repair and/or prevent damage to any of the Company Properties or as is necessary in the event of an emergency situation, after prior notice to Parent (provided that if the nature of such emergency renders prior notice to Parent impracticable, Company shall provide notice to Parent and promptly as practicable);

(xxv) assume, make or commit to assume or make any capital or other expenditures in connection with any Excluded Company Properties in excess of amounts set forth on Section 4.25(e) of the Company Disclosure Letter;

(xxvi) amend or modify the compensation terms or any other obligations of Company contained in the engagement letter with Merrill Lynch, Pierce, Fenner & Smith Incorporated and CBRE, in a manner adverse to Company any Company Subsidiary, or the Surviving Entity or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(xxvii) except to the extent permitted by Section 7.3, take any action that would, or would reasonably be expected to, prevent or delay the consummation of the transactions contemplated by this Agreement on or prior to the Outside Date;

(xxviii) authorize, approve, consent to or otherwise permit any transaction or Company Property to be subject to a Participation Interest under any new Participation Agreement; or

(xxix) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to Company, is reasonably necessary for Company to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time, including making dividend or other distribution payments to stockholders of Company or holders of Company Partnership Units in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii) or to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code.

(d) Notwithstanding anything to the contrary set forth in this Agreement (including Section 6.1 hereof), but subject to compliance with the other provisions of this Section 6.1(d), Section 6.1(e) and Section 6.1(f), nothing in this Agreement shall prohibit Company or any Company Subsidiary from taking any action, at any time or from time to time, in connection with:

(i) the formation of one or more new Company Subsidiaries to acquire the Excluded Company Properties, and the transfer, conveyance or distribution of one or more Excluded Company Properties, directly or indirectly, to such Company Subsidiaries or pre-existing Company Subsidiaries (in transactions that are not taxable to the Company or any Company Subsidiaries for U.S. federal income tax purposes) or otherwise in connection with the other actions and transactions required or permitted under this Section 6.1(d) and Section 6.1(f);

(ii) the amendment to the applicable Organizational Documents of the Company Subsidiaries solely to permit and/or effectuate the transactions described in this Section 6.1(d) and Section 6.1(f);

(iii) the incurrence, creation, assumption, refinancing or replacement of any Indebtedness, by any entity that is formed pursuant to clause (i) or any Company Subsidiary which only owns, directly or indirectly, one or more Excluded Company Properties, and which only encumbers any Excluded Company Properties or Company Subsidiaries that will not be acquired by Parent and Merger Sub in connection with the transactions contemplated hereby (provided that any such Indebtedness described in this clause (iii) shall be discharged or assumed by (or the applicable obligors shall be transferred to) the Liquidating Entity (as defined below) prior to the Closing and neither Company nor any Company Subsidiary acquired by Parent and Merger Sub in connection with the transactions contemplated hereby shall have any liability or obligation related thereto);

(iv) the making of any election by any entity described in clause (i) to be treated as a Taxable REIT Subsidiary; and/or

(v) the distribution of any cash proceeds (which cash proceeds the Parties acknowledge and agree shall (x) be held solely for the benefit of the holders of Company Common Stock and Company Restricted Stock, (y) be distributed at or prior to Closing such that the Surviving Entity shall have no right or interest in such proceeds, and (z) be treated as a distribution of such consideration to the holders of the equity interests in Company in liquidation of Company pursuant to Section 331 and Section 562 of the Code in furtherance of the “plan of liquidation” of Company for U.S. federal income Tax purposes) received in connection with the incurrence of the Indebtedness described in clause (iii) net of any fees, expenses, Taxes and any other costs associated with the matters described in clauses (i) through (v) of this Section 6.1(d) and the fees, expenses, Taxes and any other costs arising from the Excluded Property Distribution (as defined below) (the “Liquidation Expenses”) (provided that for any Liquidation Expenses which have not yet materialized or become due and payable prior to the Closing, the Liquidating Entity shall reimburse Company for any such Liquidation Expenses as they are incurred and come due) (the matters set forth in clauses (i) through (v) of this Section 6.1(d), the “Excluded Property Transactions”);

provided that —

(A) any Excluded Property Transaction shall not impair the ability to complete the Merger on or before the Outside Date,

(B) neither Company nor any Company Subsidiary shall take any action in connection with the Excluded Property Transactions in contravention of any Laws or any Organizational Documents of Company or any Company Subsidiaries (as amended, including pursuant to clause (ii) above) or any other contract or agreement to which the Company, the Company Subsidiaries or any of their respective assets (other than any Excluded Company Properties) are bound,

(C) neither Company nor any Company Subsidiary shall take any such action in connection with the Excluded Property Transactions that could adversely affect the classification of Company as a REIT, and

(D) neither the Company nor any Company Subsidiary shall take any such action in connection with the Excluded Property Transactions that would reasonably be expected to result in any adverse Tax consequences to the Company or any Company Subsidiary, incrementally greater than the Tax consequences to the Company or any Company Subsidiary in connection with the consummation of this Agreement and the absence of such action taken pursuant to this Section 6.1(d), including but not limited to causing any Tax liability associated with entering into a “prohibited transaction” (but expressly excluding any Transfer Taxes in connection with the transfer of any Excluded Company Property to the Liquidating Entity or any Transferee or subsidiary thereof or the distribution of interests in the Liquidating Entity to holders of Company Common Stock and Company Restricted Stock to the extent Company or any Company

Subsidiary could have any Liability in connection therewith, which Transfer Taxes shall otherwise be indemnifiable or reimbursable pursuant to the other provisions of this Section 6.1(d) or Section 6.1(f)).

In addition, the Parties acknowledge and agree that any amount described in Section 4.25(e) of the Company Disclosure Letter that has not been expended by Company or the applicable Company Subsidiary prior to the Closing shall (X) be held solely for the benefit of the holders of Company Common Stock and Company Restricted Stock, (Y) either (i) be distributed to the holders of Company Common Stock and Company Restricted Stock at or prior to Closing, or (ii) be transferred to the Liquidating Entity or a subsidiary thereof, in each case, such that the Surviving Entity shall have no right or interest in such proceeds, and (Z) be treated as a distribution of such amounts to the holders of the equity interests in Company in liquidation of Company pursuant to Section 331 and Section 562 of the Code in furtherance of the “plan of liquidation” of Company for U.S. federal income Tax purposes.

Notwithstanding anything herein to the contrary, in connection with any Excluded Property Transaction, —

(I) prior to the Merger Effective Time, none of the Company, any Company Subsidiary, the Advisor or their Affiliates shall engage in any marketing or other sales activity with respect to the Excluded Company Properties, including without limitation discussing the sale or other disposition of the Excluded Company Properties with actual or potential purchasers, brokers or other service providers (other than the external advisor to the Liquidating Entity), or the entering into letters of intent, term sheets or other sales documents relating to the Excluded Company Properties, or giving consideration to any unsolicited offers received with respect to such properties (other than any unsolicited offers that may lead to a Company Acquisition Proposal, which shall be governed by the provisions of Section 7.3);

(II) neither the Company nor any Company Subsidiary shall enter into or engage in any transaction which results in a taxable sale or exchange of any Excluded Company Property (including to Company Subsidiaries), or subdivide any land which comprises an Excluded Company Property; and

(III) Company shall provide Parent with a draft of any agreement (each such agreement, an “Excluded Property Agreement”) and any Organizational Document and amendment to Organizational Document affecting any such Excluded Property Transaction for its consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) The Parties agree that (i) to the extent that an Excluded Company Property and a Company Property are contiguous, they will reasonably cooperate in good faith to cause the appropriate Persons to enter into such reciprocal and other easements, declarations or other agreements, as are reasonably necessary to provide access or other necessary or desirable property rights that such Company Property or Excluded Company Property require for their intended use and purpose or are otherwise reasonably necessary in connection with the development of any Excluded Company Property, and (ii) Company or the applicable Company Subsidiary shall assign any contract and discharge and release any letter of credit or similar instrument, which is in the name of any Company Subsidiary to be acquired by Parent and Merger Sub in connection with the transactions contemplated hereby, including the letter of credit in the name of IIT Valley Crossings DC LLC, which relates to an Excluded Company Property.

(f) Prior to the Closing, the Company shall transfer the Company Subsidiaries that own the Excluded Company Properties to one or more entities (each, a “Transferee”) that will be distributed to a liquidating trust or other liquidating entity the interests in which will be distributed (the “Excluded Property Distribution”) to the holders of the Company Common Stock and Company Restricted Stock (together with the Transferees, the “Liquidating Entity”) immediately prior to the Merger Effective Time. Prior to the Excluded Property Distribution, the Liquidating Entity shall have reimbursed Company and the Company Subsidiaries for any Liquidation Expenses not yet netted from any distribution or otherwise reimbursed and shall have agreed to indemnify and hold harmless the Company, the Company Subsidiaries (other than the selling entity or the Liquidating Entity or its subsidiaries) and their respective Representatives (for avoidance of doubt not including the Liquidating Entity and its subsidiaries) against any and all claims, expenses, losses, damages, injury, penalties, settlement, award, obligation, Taxes, interest or any other liabilities relating to, arising from, or in connection with the Excluded Properties, the Excluded Property Transactions and the transactions contemplated by this Section 6.1(f).

Section 6.2 Other Actions. Each Party agrees that, during the Interim Period, except as contemplated by this Agreement, such Party shall not, directly or indirectly, without the prior written consent of the other Parties, take or cause to be taken any action that would reasonably be expected to materially delay consummation of the transactions contemplated by this Agreement, or enter into any agreement or otherwise make a commitment, to take any such action.

Section 6.3 No Control of Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company or any of Company’s operations prior to the Merger Effective Time. Prior to the Merger Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1 Preparation of the Proxy Statement; Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, Company shall, at its expense, prepare and cause to be filed with the SEC, the Proxy Statement in preliminary form. Company shall use its commercially reasonable efforts to mail or deliver the Proxy Statement to its stockholders as promptly as practicable. Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to Company and provide such other assistance as may be reasonably requested by Company in connection with the preparation, filing and distribution of the Proxy Statement. Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, shall, as promptly as practicable after receipt thereof, provide Parent with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and advise Parent of any oral comments with respect to the Proxy Statement received from the SEC and shall consult with Parent prior to responding to any such comments or requests. Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company shall cooperate and provide Parent a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall include in such document or response comments reasonably proposed by Parent.

(b) If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to Company or Parent, or any of their respective Affiliates, should be discovered by Company or Parent which, in the reasonable judgment of Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto, and Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Company. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.14, Section 5.5 and this Section 7.1, any information concerning or related to Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.

(c) Whether or not Company has effected a Company Adverse Recommendation Change, unless this Agreement has been terminated, as promptly as practicable following the date of this Agreement, Company shall, in accordance with applicable Law and the Company Charter and the Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting; provided that such record date shall not be more than ninety (90) days prior to the established date of the Company Stockholder Meeting. As soon as reasonably practicable, Company shall cause the Proxy Statement to be mailed to the stockholders of Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting. Company shall include the Company Board Recommendation in the Proxy Statement and use its reasonable best efforts to solicit and obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 7.3. Company shall keep Parent reasonably apprised as to the aggregate tally of the proxies received by Company with respect to the Company Stockholder Approval. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Company Stockholder Meeting is scheduled, Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, Company shall have the right to, and at the request of Parent shall, make one or more successive postponements or adjournments of the Company Stockholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Merger and the other transactions contemplated hereby; provided that the Company Stockholder Meeting is not postponed or adjourned to a date that is (i) more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law) or (ii) more than one hundred twenty (120) days following the record date established in accordance with this Section 7.1(c).

Section 7.2 Access to Information; Confidentiality.

(a) During the Interim Period, to the extent permitted by applicable Law and contracts, and to the reasonable restrictions imposed from time to time upon advice of counsel (including all restrictions set forth in the Access Agreement and subject to the terms and conditions thereof), Company shall, and shall cause each of Company Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, personnel and records (including access to the Company Properties for the purposes the Phase II investigations for which Parent has a reasonable basis to request Phase II investigations and subject to the prior written consent of Company, such consent not to be unreasonably withheld or delayed, provided, however, that all such investigations conducted by or at the direction of Parent shall be reasonable in scope, provided further, that all such Phase II investigations shall be subject to the requirements and obligations on Parent and its Affiliates set forth in the Access Agreement (including Section 2 thereof)) and, during such period, Company shall, and shall cause each of the Company Subsidiaries to, furnish reasonably promptly to the other Party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as Parent may reasonably request. No representation or warranty as to the accuracy of information provided pursuant to this Section 7.2(a) is made and Parent may not rely on the accuracy of such information except to the extent expressly set forth in the representations and warranties included in Article 4, and no investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of Company contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, Company shall not be required by this Section 7.2(a) to provide Parent or its Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (if Company has used commercially reasonable efforts to obtain permission or consent of such third party to such disclosure), (B) the disclosure of which would violate any Law applicable to Company or any of their Representatives, or (C) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of loss of privilege to Company or the Company Subsidiaries. Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of Company and the Company Subsidiaries that may result from the requests for access, data and information hereunder. Prior to the Merger Effective Time, Parent shall not, and shall cause its respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which Company or any Company Subsidiary has a business relationship (including tenants/subtenants) regarding the business of Company and the Company Subsidiaries or this Agreement and the transactions contemplated hereby without the prior written consent of Company (provided that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict Parent and its Representatives and Affiliates from contacting such parties in pursuing the business of Parent operating in the ordinary course).

(b) Parent will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the provision of the Confidentiality Agreement providing that it will terminate upon the execution and delivery of this Agreement.

Section 7.3 No Solicitation; Company Acquisition Proposals.

(a) Except as otherwise provided in Section 7.3(b), Section 7.3(d) or Section 7.3(f), during the Interim Period, Company shall not, and shall cause the Company Subsidiaries not to, and shall not authorize any Representatives of Company or any of the Company Subsidiaries to (and shall instruct such Representative of Company or any of the Company

Subsidiaries not to), (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Company Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any negotiations regarding, or furnish to any Person other than Parent or its Representatives any non-public information or data with respect to, any Company Acquisition Proposal, (iii) approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement in each case related to a Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement) or requiring or having the effect of requiring Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger (each, a “Company Alternative Acquisition Agreement”), or (iv) agree to or propose publicly to do any of the foregoing. Company shall, and shall cause the Company Subsidiaries to, and shall instruct and use its reasonable best efforts to cause the Representatives of Company and the Company Subsidiaries to, (A) immediately cease and cause to be terminated all existing negotiations and other activities with any Person and its Representatives (other than Parent or any of its Representatives) conducted heretofore with respect to any Company Acquisition Proposal (including by terminating access to any data room maintained in connection therewith), (B) instruct and cause any Person and its Representatives (other than Parent or any of its Representatives) who have been furnished confidential information regarding Company or any Company Subsidiary in connection with the solicitation of or discussions regarding a Company Acquisition Proposal to promptly return or destroy all information, documents, and materials relating to the Company Acquisition Proposal or to Company or its businesses, operations or affairs heretofore furnished by Company or any of the Representatives of Company to such Person or its Representatives in accordance with the terms of any confidentiality agreement with such Person (to the extent provided for in such confidentiality agreement), and (C) not terminate, waive, amend, release, modify or fail to enforce any provision of any standstill agreement (including any standstill provisions contained in any confidentiality or other agreement) to which it or any of its Affiliates or Representatives is a party (provided that notwithstanding anything in this Agreement to the contrary, it is understood and agreed that Company by execution of this Agreement shall be deemed to have waived immediately prior to the date of this Agreement any provision in any such agreement that prohibits the counterparty thereto from confidentially requesting Company or such Company Subsidiary to amend or waive the standstill provision in such agreement (i.e., a “don’t ask, don’t waive” provision) to the extent necessary (and only to such extent) to enable such counterparty to convey confidentially a Company Acquisition Proposal to the Company Board), unless, solely with respect to clause (C), the Company Board determines in good faith (after consultation with outside counsel) that such action would be inconsistent with its duties under applicable law.

(b) Notwithstanding anything contained in Section 7.3(a) to the contrary, if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (A) Company receives a written Company Acquisition Proposal that the Company Board believes in good faith to be bona fide, (B) such Company Acquisition Proposal was not the result of a violation of Section 7.3(a), and (C) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Acquisition Proposal constitutes, or is reasonably likely to lead to, a Company Superior Proposal, then, subject to its giving Parent at least 24 hours prior written notice (which notice shall identify the third party making such Company Acquisition Proposal and contain a copy thereof, including any related debt and equity financing commitments), Company may (and may authorize the Company Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to Company and the Company Subsidiaries to the Person making such Company Acquisition Proposal (and its Representatives) pursuant to a Company Acceptable Confidentiality Agreement, provided that any non-public information provided to any Person given such access shall have previously been provided to Parent or shall be provided (to the extent permitted by applicable Law) to Parent prior to or concurrently with the time it is provided to such Person, and (y) participate in negotiations with the Person making such Company Acquisition Proposal (and such Person’s Representatives) regarding such Company Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, (i) Company and its Representatives may contact any Person submitting a Company Acquisition Proposal (that was not the result of a violation of Section 7.3(a)) to clarify and understand the terms of a Company Acquisition Proposal so as to determine whether such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal; provided that if Company, any Company Subsidiary or any of their Representatives receives from any third party (1) any Company Acquisition Proposal or any written indication that would reasonably be expected to result in a Company Acquisition Proposal, (2) any request for non-public information relating to Company or any Company Subsidiary that informs Company or any of the Company Subsidiaries that it is considering making, or has made or would reasonably be expected to relate to, a Company Acquisition Proposal, or (3) any inquiry or request for discussions or negotiations regarding any Company Acquisition Proposal, then Company shall promptly notify Parent in writing of the identity of such third party and provide Parent with a copy of such Company Acquisition Proposal (including copies of any related debt and equity financing commitments), indication, inquiry or request or, if not in writing, a written description of the material terms thereof, and shall keep Parent informed (orally and, if requested by Parent, in writing) on a reasonably current basis of the nature, status and material terms of any such Company Acquisition Proposal, indication, inquiry or request (including the withdrawal or rejection thereof and any amendments or proposed amendments thereto), and (ii) Company and the Company Subsidiaries shall be permitted to continue to take the necessary steps toward (but without filing any documents with the SEC or other Governmental Authority publicly announcing or consummating) a Company Listing Transaction.

(c) Except as provided in Sections 7.3(d), the Company Board (i) shall not (A) fail to include in the Proxy Statement, and shall not withdraw (or modify or qualify in any manner adverse to Parent or publicly propose to withdraw, modify or qualify in any manner adverse to Parent) the Company Board Recommendation, (B) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after receipt of a written request by Parent following a Company Acquisition Proposal (or material modification thereto) becoming publicly known or the commencement of a tender or exchange offer (or material modification thereto) for any outstanding shares of capital stock of Company, (C) adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of any Company Acquisition Proposal, or (D) agree, propose or announce its intention to do any of the foregoing (each such action set forth in this Section 7.3(c)(i) being referred to herein as a “Company Adverse Recommendation Change”), and (ii) shall not cause or permit Company or any of the Company Subsidiaries to enter into any Company Alternative Acquisition Agreement relating to any Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement pursuant to Section 7.3(b)).

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change or cause or permit Company or any of the Company Subsidiaries to enter into any Company Alternative Acquisition Agreement relating to any Company Acquisition Proposal, if (i) the Company has terminated this Agreement pursuant to Section 9.1(d)(ii) and promptly thereafter enters into a Company Alternative Acquisition Agreement (a “Company Superior Proposal Termination”), (ii) the Company Acquisition Proposal was not the result of a violation of Section 7.3(a), and (iii) (A) Company has provided to Parent a written notice (a “Notice of Recommendation Change”) detailing the material terms and conditions of such Company Superior Proposal and including copies of the definitive agreements (and, if applicable, the debt and equity financing commitments relating thereto) in the form to be entered into and the identifying the person or group making such Company Superior Proposal (which notice shall not be deemed to be, in and of itself, a Company Adverse Recommendation Change), (B) if requested by Parent, Company negotiates in good faith regarding any changes to the terms of this Agreement proposed by Parent during the three (3) Business Day period immediately following receipt of the Notice of Recommendation Change (it being agreed that any material amendment to a material term of such Company Acquisition Proposal shall require a new Notice of Recommendation Change), and (C) at the end of the applicable period, after considering any counter-offer made by Parent, the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) that such Company Acquisition Proposal continues to constitute a Company Superior Proposal and, after consultation with outside counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with its duties under applicable Law.

(e) Company shall promptly notify Parent if Company determines to begin providing non-public information or to engage in negotiations concerning a Company Acquisition Proposal pursuant to Section 7.3(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(f) Nothing contained in this Section 7.3 shall prohibit Company or the Company Board through its Representatives, directly or indirectly, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the stockholders of Company if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure to so disclose would be inconsistent with its duties under applicable Law; provided that in no event shall this Section 7.3(f) affect the obligations of Company specified in Section 7.3(c); and provided further that a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Company Adverse Recommendation Change.

(g) For purposes of this Agreement:

(i) “Company Acquisition Proposal” means any proposal, offer, or inquiry from any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, (A) of assets or businesses of Company and the Company Subsidiaries that generate 25% or more of the net revenues or net income or that represent 25% or more of the consolidated total assets (based on fair market value) of Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) of 25% or more of any class of capital stock, other equity security or voting power of Company or any resulting parent company of Company, including any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 25% or more of the outstanding shares of any class of voting securities of Company or Company LP, in each case other than the transactions contemplated by this Agreement.

(ii) “Company Superior Proposal” means any bona fide, written Company Acquisition Proposal made after the date hereof (with all percentages included in the definition of “Company Acquisition Proposal” increased to 50%), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, that the Company Board determines in good faith (after consulting with its outside legal counsel and financial advisors) (A) if consummated, would be more favorable to the stockholders of Company in their capacity as such from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Company Acquisition Proposal), and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

(iii) References in this Section 7.3 to (a) the Company Board shall mean the board of directors of Company or a duly authorized committee thereof, and (b) Company outside counsel shall mean, as applicable, outside counsel to Company or a duly authorized committee thereof.

(iv) Company shall not (i) submit to the vote of its stockholders any Company Acquisition Proposal other than the Merger prior to the termination of this Agreement in accordance with its terms, or (ii) take any action to exempt any other Person from the restrictions of any Takeover Statutes.

Section 7.4 Public Announcements. Except with respect to any Company Adverse Recommendation Change or any action taken pursuant to, and in accordance with Section 7.3, so long as this Agreement is in effect, the Parties hereto shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange if it is not reasonably practicable to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement.

Section 7.5 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, manager, trustee, agent, fiduciary, advisor, officer or person acting in a similar capacity may have under any indemnification agreement, the Company Advisory Agreement or under the Company Charter, the Company Bylaws, the Company Partnership Agreement, or, if applicable, similar organizational documents or agreements of any Company Subsidiary (with respect to each such entity, the “Organizational Documents”), from and after the Merger Effective Time, as applicable, each of Parent and the Surviving Entity shall: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Merger Effective Time, as applicable, serving as director, manager, trustee, agent, fiduciary, advisor, officer or person acting in a similar capacity of Company, any of the Company Subsidiaries and acting in such capacity (collectively, the “Indemnified Parties”), to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, without the requirement of any bond or other security; provided that the Surviving Entity shall not be liable for any amounts paid in settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent the Indemnified Party is advised by counsel that such Indemnified Party has conflicting interests with one or more other Indemnified Parties in the outcome of such action (in which event such Indemnified Party shall be entitled to engage separate counsel, the fees and expenses for which the Surviving Entity shall be liable; provided further that that the Surviving Entity shall have no obligation hereunder to indemnify any Indemnified Party for any amounts arising out of actions or omissions by the Indemnified Party (A) which would not otherwise be indemnifiable pursuant to applicable provisions of the MGCL (whether or not the MGCL were to apply) or the terms and conditions of the Company Charter, and (B) unless any Indemnified Party to whom expenses are to be advanced provides the Surviving Entity with (x) a written affirmation of the Indemnified Person’s good faith belief that such Indemnified Person has met the standard of conduct necessary for indemnification by the Surviving Entity, and (y) a written agreement to repay the amount paid or reimbursed by the Surviving Entity if it is ultimately determined that the Indemnified Party did not comply with the requisite standard of conduct and is not entitled to indemnification. The indemnification and advancement obligations of the Surviving Entity pursuant to this Section 7.5(a) shall extend to acts or omissions occurring at or before the Merger Effective Time, as applicable, and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Merger and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, trustee, employee, agent, fiduciary or officer of Company any of the Company Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.5(a), (I) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding or inquiry or investigation, whether instituted by any Party hereto, any Governmental Authority or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to (1) matters that relate to such Indemnified Party’s duties or service as a director, manager, trustee, agent, fiduciary, advisor, officer or person acting in a similar capacity of Company or any of the Company Subsidiaries or, to the extent such person was serving at the request or for the benefit of Company or any Company Subsidiary, any other Person, and (2) this Agreement or any of the transactions contemplated hereby, including the Merger; and (II) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, reasonable travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.5(a). The Surviving Entity shall not settle, compromise or consent to the entry of any judgment in any actual or threatened Claim in respect of which indemnification has been sought by an Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, each of Parent and the Surviving Entity agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing, now existing in favor of the current or former directors, officers, trustees, agents or fiduciaries of the Indemnified Parties as provided in the Organizational Documents, the Company Advisory Agreement and indemnification agreements of Company shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years following the Closing, the organizational documents of the Surviving Entity and any applicable Company Subsidiary shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors, officers, trustees, agents or fiduciaries than are set forth in the Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, trustees, agents or fiduciaries of Company or any of the Company Subsidiaries, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(c) For a period of six (6) years after the Closing, as applicable, Parent or the Surviving Entity shall maintain in effect Company’s current directors’ and officers’ liability insurance covering each Person currently covered by Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the Closing; provided that in lieu of Parent’s or the Surviving Entity’s obligation hereunder, (i) Parent or the Surviving Entity, as applicable, may substitute therefor policies of an insurance company with the same or better rating as Company’s current insurance carrier the terms of which, including coverage and amount, are no less favorable to such directors and officers than Company’s existing policies as of the date hereof and which substitute policies are reasonably acceptable to Company, or (ii) Parent or, in consultation with Parent, Company may obtain extended reporting period coverage under Company’s or the applicable Company Subsidiary’s existing insurance programs (to be effective as of the Closing) or purchase a “tail” policy for a period of six (6) years after the Closing, as applicable, for a cost not in excess of 1.75 times the current annual premiums for such insurance, provided that in no event shall the Surviving Entity be required to pay annual premiums for the applicable tail insurance policy under this Section 7.5(c)(ii) in excess of 175% of the most recent annual premiums paid by Company or the applicable Company Subsidiary, as applicable, prior to the date of this Agreement for such purpose (it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall be obligated to acquire and maintain the tail policy related to Company’s current directors’ and officers’ liability insurance policy).

(d) If Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 7.5.

(e) Parent and the Surviving Entity shall, pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.5; provided, that such Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

(f) The provisions of this Section 7.5 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third party beneficiaries of this Section 7.5), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Parent, Company and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.5 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise.

Section 7.6 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Company and Parent shall and shall cause the Company Subsidiaries, Merger Sub and their respective Affiliates to use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) the obtaining of all necessary or advisable actions or non-actions, waivers, consents and approvals (but expressly excluding any ISRA Requirements and Approvals, which are addressed in Section 7.6(d) below) from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) subject to Section 7.7(c), the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) Each of the Parties hereto will and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement. Except for filings of personal identifying information of Parent’s, and its Affiliates’, respective directors and officers that are separately submitted to CFIUS, to the extent reasonably practicable and permitted, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. The Parties may, as they deem advisable and necessary, designate any sensitive materials provided to the other under this Section 7.6 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or trustees of the recipient without the advance written consent of the Party providing such materials. To the extent reasonably practicable, neither Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority (except that confidential competitively sensitive business information may be excluded from such a meeting or conversation).

(c) Each of the Parties shall, and shall cause their respective Affiliates to, reasonably cooperate in the preparation of any draft and final notification of the transaction contemplated hereby to CFIUS made in accordance with 31 C.F.R. Part 800, and shall use commercially reasonable efforts to provide any information requested by CFIUS or any other agency or branch of the United States government in connection with a CFIUS review or investigation of the transaction contemplated hereby.

(d) Company shall, and shall cause the Company Subsidiaries and their respective Affiliates to, use reasonable best efforts to comply with the ISRA Requirements and Approvals for the ISRA Properties prior to Closing. If Company is unable to complete the ISRA process prior to the Merger Effective Time, including by obtaining a response action outcome, with respect to any of the ISRA Properties, then the Surviving Entity shall, and shall cause their Affiliates to, use its respective reasonable best efforts to prepare, execute, and submit remediation certifications with remediation funding sources and comply with all other applicable ISRA Requirements and Approvals with respect to such ISRA Properties as necessary to effectuate the Closing. In furtherance of the foregoing and notwithstanding any restrictions set forth in Section 7.2(a), the Parties shall assist and cooperate with each other in doing all things reasonably necessary, proper and advisable to comply with, submit and obtain all ISRA Requirements and Approvals with respect to each ISRA Property, including reasonably cooperating with the other Party’s Representatives in connection with ISRA related actions and, to the extent reasonably practicable, completing compliance therewith prior to the Closing. Further, (i) Company shall draft and deliver to Parent drafts of the general information notices for each ISRA Property and (ii) subject to Parent’s comment with respect to the drafts referred to in clause (i) above and Parent’s approval thereof (such approval not to be unreasonably withheld, conditioned or delayed), Company shall, within five (5) days hereof, deliver to NJDEP such general information notices. In addition, prior to submitting any other documents to NJDEP required by ISRA, including any remediation certifications with remediation funding sources (as such terms are defined or used under ISRA), annual surcharge payments and other NJDEP forms prior to Closing, Company shall provide such documents to Parent for its review, comment and approval, such approval not to be unreasonably withheld, conditioned or delayed. Company shall provide Parent with reasonable advance notice of any inspections or other activities relating to the ISRA Properties and Parent and Parent’s Representatives shall have the opportunity to attend, and participate in, any such inspections of the ISRA Properties.

(e) Parent and Merger Sub shall keep Company reasonably apprised of the status of the receipt and satisfaction of the matters described on Schedule 8.2(i), including by promptly (and within two (2) Business Days) informing Company if Parent has been informed, or has a reasonable basis to believe, that the condition set forth in Section 8.2(i) will not be satisfied by the Outside Date.

Section 7.7 Notification of Certain Matters; Transaction Litigation.

(a) Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b) Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate in any material respect such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date, or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by Company, Parent or their respective Representatives to provide such prompt notice under this Section 7.7(b) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b) or Section 9.3(b)(i).

(c) Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any Company Subsidiary or any Affiliate thereof, respectively, that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. Company and its Representatives shall consult with Parent and give Parent the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent and its Representatives shall keep Company reasonably informed regarding the defense and settlement of any litigation against Parent and/or their directors relating to this Agreement and the transactions contemplated hereby.

Section 7.8 Section 16 Matters. Prior to the Merger Effective Time, Company shall take all such steps to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9 Dividends. Distributions that have accrued with respect to the shares of Company Common Stock or Company Partnership Units at the rate permitted under the terms of this Agreement and have not been paid prior to the Closing Date shall be paid to the holders of such shares of Company Common Stock or Company Partnership Units on the Closing Date immediately prior to the Merger Effective Time.

Section 7.10 Takeover Statutes. The Parties shall use their respective commercially reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

Section 7.11 Tax Representation Letters. Company shall (i) obtain the opinion of counsel referred to in Section 8.2(f), and (ii) deliver to Greenberg Traurig LLP, special tax counsel to Company, a tax representation letter, dated as of the Closing Date and signed by an officer of Company, in form and substance reasonably acceptable to such counsel and Parent, containing representations of Company for purposes of rendering the opinions described in Section 8.2(f).

Section 7.12 Termination of Agreements. Company shall, and shall cause all applicable Persons to, terminate (i) all of the Company Related Party Agreements (other than the Surviving Related Party Agreements) and (ii) terminate the Company Equity Incentive Plan and Company Private Placement Equity Incentive Plan, with no further liability of Company or any Company Subsidiary, other than as set forth in Section 4.24 of the Company Disclosure Letter.

Section 7.13 Merger Sub; Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Affiliate thereof to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. Company shall cause each of the Company Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.

Section 7.14 Existing Loans. Company and each Company Subsidiary shall use its reasonable best efforts to cause the lenders for each Existing Loan to deliver a payoff, defeasance or similar notice to Parent, in form and substance reasonably acceptable to Parent (each, a “Payoff Letter”), prior to the Closing. Pursuant to the Payoff Letters, Parent and Merger Sub shall cause each Existing Loan to be repaid in connection with the Closing and shall unwind and terminate any interest rate cap, swap, collar or similar transaction or currency hedging transactions related to any Existing Loan. In connection with the payoff of each Existing Loan and in accordance with the Payoff Letters, at the Closing, Parent or the Surviving Entity shall bear and be responsible for (a) any prepayment premium or defeasance fees assessed by the applicable lender with respect to such Existing Loan (each, a “Lender”), and associated with such payoff prior to maturity, (b) any breakage or other fees associated with the unwinding or breakage of any interest rate cap, swap, collar or similar transaction or currency hedging transactions related to any Existing Loan, and (c) any other fee, charge, legal fee, cost or expense incurred by or on behalf of any Party in connection therewith. Each of the Parties acknowledges and agrees that it shall each be obligated to use its reasonable best efforts to provide that each Existing Loan shall be repaid as of the Closing Date.

Section 7.15 Parent Financing Activities.

(a) Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to consummate and obtain the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter, including (i) maintaining in effect the Debt Commitment Letter and negotiating and entering into definitive agreements (“Financing Agreements”) with respect to the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter, (ii) satisfying on a timely basis all conditions applicable to Parent set forth in the Debt Commitment Letter and the Financing Agreements, and (iii) at the Closing, subject to the terms and conditions of this Agreement, consummating the Debt Financing contemplated by the Debt Commitment Letter.

(b) Parent shall keep Company informed on a timely basis and in reasonable detail of the status of its efforts to consummate the Debt Financing, including if for any reason Parent has concluded in good faith that it will not be able to obtain any part of the Debt Financing on the Closing Date, and shall give Company prompt notice (i) of any breach or default by any party to any Financing Agreements of which Parent becomes aware, and (ii) of the receipt by Parent of any notice or other communication from any Lender with respect to any (A) breach, default, termination or repudiation by any party any provision of the Debt Commitment Letter or the Financing Agreement, or (B) material dispute or disagreement between or among any parties to the Debt Commitment Letter or the Financing Agreement that could reasonably be expected to delay or prevent the Closing. As soon as reasonably practicable after any request by Company in writing, Parent shall provide any information reasonably requested by Company relating to any circumstance referred to in clauses (A) or (B) of the immediately preceding sentence.

(c) Except to the extent otherwise contemplated in Section 7.15(d), Parent shall not replace or amend the Debt Commitment Letter if any such replacement financing or amendment (i) reduces the aggregate amount of the Debt Financing available on the Closing Date from that contemplated in the Debt Commitment Letter (after taking into account the “flex” provisions of any fee letter), or (ii) imposes new or additional conditions or other terms or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing or other terms if, with respect to either clause (i) or (ii) of this sentence, the effect thereof would reasonably be expected to (A) delay or prevent the Closing, (B) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing less likely to occur, or (C) adversely impact the ability of Parent to enforce its rights, if any, to specific performance against the other parties to the Debt Commitment Letter. For purposes of clarification, the foregoing shall not prohibit Parent from amending the Debt Commitment Letter to add or replace lender(s) (or Affiliates of such lender(s)) as parties thereto. Parent shall promptly deliver to Company executed copies of any replacements of or amendments to the Debt Commitment Letter. References in this Agreement to the “Debt Commitment Letter” shall include any replacement of amended financing obtained by Parent pursuant to and in accordance with this Section 7.15(c), and references herein to “Debt Financing” shall be deemed to include such financing.

(d) Subject to the terms and conditions of this Section 7.15, in the event that any portion of the Debt Financing expires by its terms or is terminated by any of the parties to the Debt Commitment Letter or any Lender notifies Parent or any of its Affiliates of the unwillingness of the Lenders (or any of them) to proceed with the Debt Financing (an event referred to in this sentence, a “Debt Financing Notice Event”), Parent shall (i) promptly notify Company of the Debt Financing Notice Event, and (ii) as promptly as practicable following the occurrence of the Debt Financing Notice Event, use reasonable best efforts to obtain financing from alternative sources in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (the “New Debt Commitment Letter”) which shall replace the applicable existing Debt Commitment Letter. Parent shall promptly deliver to Company true and complete copies of the New Debt Commitment Letter and all other agreements relating to such Alternate Debt Financing. References in this Agreement to the “Debt Commitment Letter” shall include any commitment for Alternate Debt Financing obtained by Parent pursuant to this Section 7.15(d) and references to “Debt Financing” shall be deemed to include such Alternate Debt Financing.

(e) Company shall, and shall cause the Company Subsidiaries and their respective Representatives to, use their reasonable best efforts to cooperate in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Company and the Company Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding Company and the Company Subsidiaries as may be reasonably requested by Parent, (iii) assisting Parent and its financing sources in the preparation of (A) an offering document, confidential information memoranda or similar documents for any Debt Financing, and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any Debt Financing to be raised by Parent to complete the Merger, (v) using commercially reasonable efforts to obtain subordination, non-disturbance and attornment agreements, accountants’ comfort letters, legal opinions, appraisals, surveys, title insurance, environmental reports (but, except as set forth in Section 7.2(a), expressly excluding any subsurface or invasive environmental testing or sampling and any indoor air quality, vapor intrusion or Phase II environmental study), estoppels and certificates from tenants, lenders and ground lessors and other documentation and items relating to the Debt Financing as reasonably requested by Parent, (vi) providing and executing documents and certificates and customary representation letters, as may be reasonably requested by Parent, (vii) cooperating in connection with the repayment or defeasance of any Indebtedness of Company or any of Company Subsidiaries and the release of any Liens (other than the Company Permitted Liens described in clauses (i) through (iv) and (vi) of the definition of “Company Permitted Liens” and any Liens pursuant to the terms of any Indebtedness of a Joint Venture or a subsidiary thereof) on the property of the Company and the Company Subsidiaries, including using reasonable best efforts to deliver customary payoff, defeasance or similar notices under any existing mortgage or mezzanine loans of Company or any Company Subsidiary as reasonably requested by Parent and (viii) subject to the provisions and restrictions set forth in Section 7.2(a), cooperating in connection with any site visit and/or appraisal of any property related to the Debt Financing as reasonably requested by Parent. Parent shall, promptly upon request by Company, reimburse Company for all reasonable out-of-pocket costs incurred by Company, the Company Subsidiaries and their respective Representatives in connection with such cooperation. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless Company, the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing, any information utilized in connection therewith (other than historical information relating to Company or the Company Subsidiaries) and/or any of the cooperation provided by Company, the Company Subsidiaries and their respective Representatives pursuant to this Section 7.15(e). Notwithstanding anything to the contrary, the condition set forth in Section 8.2(b), as it applies to Company’s obligations under this Section 7.15(e) shall be deemed satisfied unless the Debt Financing (or any alternative financing) has not been obtained primarily as a result of Company’s or the Company Subsidiaries’ willful and material breach of its obligations under this Section 7.15(e).

(f) All non-public or otherwise confidential information regarding Company and the Company Subsidiaries obtained by Parent or its Representatives pursuant to paragraph (e) above shall be kept confidential in accordance with the Confidentiality Agreement.

(g) For purposes of clarity, the Parties acknowledge and agree that in no event shall the consummation of the Debt Financing constitute a condition to the Closing hereunder (pursuant to Article 8 or otherwise).

Section 7.16 Liens. Company shall use commercially reasonable efforts to obtain and, where appropriate, file of record in the applicable county, state or court records, prior to the Closing (i) a fully executed release (in recordable form in the applicable jurisdiction) of any Lien, other than any Company Permitted Lien, that was previously granted or imposed as security for an obligation that has since been satisfied but that remains of record in any county, state or court records, and (ii) corrective deeds or such other documentation necessary to resolve any clouds on title to any of the Company Properties, other than Company Permitted Liens; provided that Company shall not be required to deliver such executed release or corrective deed or other documentation if Company causes the applicable title company to (x) remove such Lien as an exception to a title policy to be issued with respect to the applicable Company Property at Closing or (y) agree to affirmatively insure against such Lien. With the respect to the Liens listed in clause (i) of the preceding sentence, if, after using commercially reasonable efforts, Company is unable to obtain executed releases in recordable form from third parties for such Liens, then, at or prior to the Closing, Company shall use its commercially reasonable efforts to provide Parent with all reasonably requested documentation in its possession at such time to evidence the repayment of all underlying obligations that were previously secured by such Liens, including, without limitation, payoff letters, settlement statements, cancelled checks or other evidence of payment. In addition, Company shall use its commercially reasonable efforts to (a) pay or cause to be paid any amounts owing with respect to, or take any other action necessary to have removed or otherwise resolved, any mechanics Liens other than any mechanics Liens that are Company Permitted Liens, and (b) discharge any Liens for Taxes or governmental assessments, other than Liens for Taxes or governmental assessments that are Company Permitted Liens.

Section 7.17 Tax Matters.

(a) For the avoidance of doubt, Parent will cause to be prepared and filed all Tax Returns of the Company and any Company Subsidiary for all taxable periods ending on or after the Closing Date. For all Tax Returns of the Company and any Company Subsidiary which are required to be and will be filed prior to the Closing, the Company shall provide Parent with the opportunity to review all such Tax Returns prior to the filings and will take into account Parent’s comments to the extent approved of by the Company, such approval not to be unreasonably withheld.

(b) Parent and Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Merger Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Company Common Stock, all Transfer Taxes.

Section 7.18 Certain Insurance Matters. From and after the Closing, Company and each Company Subsidiary and Joint Venture (or the applicable Company Property) shall cease to be insured by the Company Insurance Policies (other than the “tail policy” referred to in Section 7.5(c)); provided that Company shall maintain, or cause to be maintained, the Company Insurance Policies in full force and effect, without any lapses in coverage relating thereto, until the Closing and no cessation of coverage contemplated by this sentence shall impair the validity (subject to the satisfaction of all requirements under the applicable insurance policies) of, or right of Company and the Company Subsidiaries to pursue, any claims for recovery thereunder relating to any period of time prior to the Closing.

ARTICLE 8

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to this Agreement to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger or any of other transaction contemplated hereby shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, makes illegal the consummation of the Merger.

Section 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Closing, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Sections 4.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 4.3 (Capital Structure) (except Section 4.3(a)), Section 4.4 (Authority), Section 4.20 (Opinion of Financial Advisor), Section 4.21 (Approval Required), Section 4.22 (Brokers), Section 4.23 (Investment Company Act) and Section 4.26 (Takeover Statutes), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made as of the Closing, (ii) the representations and warranties set forth in Section 4.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing, as though made as of the Closing, and (iii) each of the other representations and warranties of Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as though made as of the Closing, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Covenants and Obligations of Company. Company shall have performed in all material respects all material obligations, and complied in all material respects with all material agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.

(c) Material Adverse Change. On the Closing Date, there shall not exist any event, change, or occurrence arising after the date of this Agreement that, individually, or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Delivery of Certificates. Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of Company, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e) Delivery of Payoff Letters. Company shall have delivered to Parent Payoff Letters representing at least (i) 90% of the principal amounts outstanding of the Existing Loans in the aggregate, and (ii) 85% of the principal amounts outstanding of the Existing Loans which are secured by a mortgage on a Company Property.

(f) Opinion Relating to REIT Qualification. Parent shall have received the written opinion of Greenberg Traurig LLP, special tax counsel to Company (or other counsel reasonably satisfactory to Parent), on which Parent shall be entitled to rely, dated as of the Closing Date, in substantially the form attached hereto as Exhibit A, to the effect that for all taxable periods commencing with the taxable year ended December 31, 2010 through its taxable year ended December 31, 2014, Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and for the period beginning January 1, 2015 and ending with the Closing, its organization and method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code, assuming the REIT distribution requirements for Company’s short tax year beginning on January 1, 2015 and ending with the Closing have been satisfied (which opinion shall be based upon the representation letter described in Section 7.11, which representation letter shall be substantially in the form attached hereto as Schedule C, with such modifications thereto as are necessary to reflect changes in facts after the date of this Agreement, and which opinion shall be subject to customary assumptions, exceptions, limitations and qualifications).

(g) Transition Agreements. Company shall have caused to be executed and delivered to Parent a Transition Services Agreement in the form of Exhibit B hereto.

(h) Termination of Certain Agreements. Company shall have delivered to Parent evidence, reasonably acceptable to Parent, that, consistent with the provisions of Section 7.12, the agreements set forth therein have been terminated with no further liability of Company or any Company Subsidiary, other than as set forth in Section 4.24 of the Company Disclosure Letter.

(i) Section 8.2(i) Matters. Satisfaction or receipt of all matters set forth on Schedule 8.2(i) shall have been obtained.

(j) Excluded Properties. All of the transactions contemplated by Section 6.1(f) shall have been consummated.

(k) Contribution Agreement and Purchase Agreement. The transactions contemplated by the Contribution Agreement and the Purchase Agreement shall have been consummated.

Section 8.3 Conditions to Obligations of Company. The obligations of Company to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Company at or prior to the Closing, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Sections 5.1(a) (Organization and Qualification, Section 5.2 (Authority), Section 5.6 (Brokers) and Section 5.7 (Available Funds; Guarantees) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made as of the Closing, and (ii) each of the other representations and warranties of Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as though made as of the Closing, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Covenants or Obligations of Parent. Parent shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.

(c) Delivery of Certificates. Parent shall have delivered to Company a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of Parent and Merger Sub, certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d) Excluded Properties. All of the transactions contemplated by Section 6.1(f) shall have been consummated.

ARTICLE 9

TERMINATION, FEES, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing, notwithstanding approval thereof by the stockholders of Company (except as otherwise specified in this Section 9.1):

(a) by mutual written consent of each of Parent and Company;

(b) by either Parent or Company:

(i) if the Merger shall not have been consummated on or before November 16, 2015 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to comply with any provision of this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining or otherwise prohibiting the Merger, and such Order or other action shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order or taking of such other action was primarily due to the failure of such Party to comply with any provision of this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting duly convened (including by all quorum requirements having been met) therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken; provided that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to (x) Company if a Company Terminating Breach shall have occurred and be continuing at the time Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(b)(iii), or (y) Parent if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(b)(iii);

(c) by Parent:

(i) if Company shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 (a “Company Terminating Breach”), and (B) cannot be cured or, if capable of cure, is not cured by the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii) if, prior to obtaining the Company Stockholder Approval, Company or the Company Board or any committee thereof (A) materially breaches its obligations under Section 7.3 (which breaches, for purposes of clarity, shall exclude any immaterial or inadvertent violations of Section 7.3 not intended to result in a Company Alternative Acquisition Agreement), (B) effects a Company Adverse Recommendation Change, or (C) approves, adopts, publicly endorses or recommends, or enters into or allows Company or any of the Company Subsidiaries to enter into a definitive agreement for, any Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement); or

(d) by Company:

(i) if Parent shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (including the obligation of Parent to consummate the Closing no later than the Outside Date following the satisfaction or waiver of the applicable conditions set forth in Sections 8.1 and 8.2 hereof), which breach or failure to perform, either individually or in the aggregate, if continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 (a “Parent Terminating Breach”), and (B) cannot be cured or, if capable of cure, is not cured by the Outside Date; provided that Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing at the time Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i);

(ii) prior to obtaining the Company Stockholder Approval, if the Company Board determines to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 7.3(d) and Company pays, or causes Company LP to pay, the Company Termination Fee due under Section 9.3(c); or

(iii) on the date that is four (4) Business Days following notice by Company to Parent that Company intends to exercise its termination right pursuant to this Section 9.1(d)(iii), if (x) Parent informs Company (or Company otherwise becomes aware) that the condition set forth in Section 8.2(i) will not be satisfied or fulfilled at or prior to the Outside Date, and (y) Parent does not irrevocably waive in writing the condition set forth in Section 8.2(i) by the date that is three (3) Business Day following the receipt of the notice from Company described in this Section 9.1(d)(iii).

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other Party, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Company or the Debt Financing Sources, except that the Confidentiality Agreement and the provisions of Section 7.2(b) (Confidentiality), Section 7.4 (Public Announcements), this Section 9.2 (Effect of Termination), Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article 10 (General Provisions) and the definitions of all defined terms appearing in such sections, shall survive the termination hereof.

Section 9.3 Fees.

(a) Except as otherwise provided in this Section 9.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that this Agreement is terminated by Company or Parent pursuant to Section 9.1(b)(i) to the extent that the Company Stockholder Meeting has not been held, and the conditions set forth in Sections 8.3(a) and 8.3(b) are satisfied as of the date of such termination (as if the Closing were to occur on such date), Section 9.1(b)(iii) or by Parent pursuant to Section 9.1(c)(i), then Company shall pay, or cause Company LP to pay, to Parent an amount equal to all reasonable, actual and documented out-of-pocket costs and expenses incurred prior to the termination of this Agreement by or on behalf of Parent and Merger Sub (or their respective Affiliates) in connection with the entering into this Agreement and the carrying out of any and all actions contemplated hereunder, including reasonable fees and expenses of counsel, investment banking firms, lenders or financial advisors, accountants, and consultants, up to an aggregate maximum amount of $25,000,000 (the “Parent Expenses Reimbursement Amount”), it being understood that in no event shall Company be required to pay the Parent Expenses Reimbursement Amount on more than one occasion (including pursuant to Section 9.1(c)). Payment of the Parent Expenses Reimbursement Amount shall be made by wire transfer of same day funds to the account or accounts designated by Parent, within five (5) Business Days following the date of termination. Notwithstanding anything in this Agreement to the contrary, in the event that the Parent Expenses Reimbursement Amount becomes payable, then, except to the extent that the Company Termination Fee becomes payable pursuant to Section 9.3(c), payment to Parent of the Parent Expenses Reimbursement Amount, together with any amounts due under Section 9.3(g), shall be Parent’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Company, the Company Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Company Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Parent Expenses Reimbursement Amount, no Company Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby.

(c) In the event that:

(i) (A) this Agreement is terminated by Company or Parent pursuant to Section 9.1(b)(iii), and prior to the Company Stockholder Meeting (as it may be postponed or adjourned), a Company Acquisition Proposal (with, for all purposes of this Section 9.3(c)(i), all percentages included in the definition of “Company Acquisition Proposal” increased to 50%), has been publicly announced, disclosed or otherwise communicated to Company’s stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make such a Company Acquisition Proposal, and (B) within twelve (12) months after the date of such termination, a transaction in respect of a Company Acquisition Proposal (other than any Company Listing Transaction) is consummated or Company enters into a definitive agreement in respect of a Company Acquisition Proposal (other than any Company Listing Transaction) that is later consummated;

(ii) (A) this Agreement is terminated by Company or Parent pursuant to Section 9.1(b)(i), and prior to the date of termination a Company Acquisition Proposal (with, for all purposes of this Section 9.3(c)(ii), all percentages included in the definition of “Company Acquisition Proposal” increased to 50%) has been publicly announced or otherwise communicated to the Company Board or any Person shall have communicated an intention (whether or not conditional) to make such a Company Acquisition Proposal, and (B) within twelve (12) months after the date of such termination, a transaction in respect of a Company Acquisition Proposal (other than any Company Listing Transaction) is consummated or Company enters into a definitive agreement in respect of a Company Acquisition Proposal (other than any Company Listing Transaction) that is later consummated;

(iii) (A) this Agreement is terminated by Parent pursuant to Section 9.1(c)(i), (B) after the date hereof (but prior to the breach giving rise to such right of termination) a Company Acquisition Proposal (with, for all purposes of this Section 9.3(c)(iii), all percentages included in the definition of “Company Acquisition Proposal” increased to 50%) has been publicly announced or otherwise communicated to the Company Board or any Person shall have communicated an intention (whether or not conditional) to make such a Company Acquisition Proposal, and (C) within twelve (12) months after the date of such termination, a transaction in respect of a Company Acquisition Proposal (other than any Company Listing Transaction) is consummated or Company enters into a definitive agreement in respect of a Company Acquisition Proposal (other than any Company Listing Transaction) that is later consummated;

(iv) this Agreement is terminated by Parent pursuant to Section 9.1(c)(ii); or

(v) this Agreement is terminated by Company pursuant to Section 9.1(d)(ii);

then, in any such event, Company shall pay, or cause Company LP to pay, to Parent a termination fee of $110,000,000, minus any Parent Expenses Reimbursement Amount previously paid pursuant to Section 9.3(b) (the resulting amount, the “Company Termination Fee”), it being understood that in no event shall Company or Company LP be required to pay the Company Termination Fee on more than one occasion. Payment of the Company Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (x) at the time of consummation of any transaction contemplated by a Company Acquisition Proposal, in the case of a Company Termination Fee payable pursuant to Section 9.3(c)(i), 9.3(c)(ii) or 9.3(c)(iii), (y) as promptly as reasonably practicable after termination (and, in any event, within five (5) Business Days thereof), in the case of a Company Termination Fee payable pursuant to Section 9.3(c)(iv), and (z) substantially concurrently with such termination, in the case of a Company Termination Fee payable pursuant to Section 9.3(c)(v). Notwithstanding anything in this Agreement to the contrary, in the event that the Company Termination Fee becomes payable, then payment to Parent of the Company Termination Fee, together with any amounts due under Section 9.3(g), shall be Parent’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Company Parties in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Company Termination Fee no Company Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby.

(d) In the event that this Agreement is terminated by Company pursuant to Section 9.1(d)(i), then Parent shall pay to Company a termination fee of $250,000,000 (the “Parent Termination Fee”). Payment of the Parent Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Company, as promptly as reasonably practicable after termination (and, in any event, within five (5) Business Days thereof). Notwithstanding anything in this Agreement to the contrary, in the event that the Parent Termination Fee becomes payable, then payment to Company of the Parent Termination Fee, together with any amounts payable pursuant to Section 9.3(g), shall be Company’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Parent, Merger Sub, the Debt Financing Sources and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Parent Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby (but expressly excluding any obligations of Parent and its Affiliates in favor of Company and the Company Subsidiaries, or losses or damages payable by Parent and its Affiliates to Company or Company Subsidiaries, pursuant to the terms of the Access Agreement, which shall continue to exist following termination of this Agreement), including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Parent Termination Fee no Parent Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby. Nothing contained in this Section 9.3(d) or otherwise in this Agreement shall affect or limit the rights of Company under the Guarantee.

(e) In the event that this Agreement is terminated by Company pursuant to Section 9.1(d)(iii) and the conditions set forth in Sections 8.2(a) and 8.2(b) are satisfied as of the date of such termination (as if the Closing were to occur on such date), then Parent shall pay to Company an amount equal to all reasonable, actual and documented out-of-pocket costs and expenses incurred prior to the termination of this Agreement by or on behalf of Company (or its Affiliates) in connection with the entering into this Agreement and the carrying out of any and all actions contemplated hereunder, including reasonable fees and expenses of counsel, investment banking firms, lenders or financial advisors, accountants, and consultants, up to an aggregate maximum amount of $7,500,000 (the “Company Expenses Reimbursement Amount”), it being understood that in no event shall Parent be required to pay the Company Expenses Reimbursement Amount on more than one occasion. Payment of the Company Expenses Reimbursement Amount shall be made by wire transfer of same day funds to the account or accounts designated by Company, within five (5) Business Days following the date of termination. Notwithstanding anything in this Agreement to the contrary, in the event that the Company Expenses Reimbursement Amount becomes payable, then payment to Company of the Company Expenses Reimbursement Amount, together with any amounts due under Section 9.3(g), shall be Company’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Parent Parties in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Company Expenses Reimbursement Amount, together with any amounts due under Section 9.3(g), no Parent Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby.

(f) Notwithstanding any other provision in this Agreement, the amount of the Parent Termination Fee or Company Expenses Reimbursement Amount payable to a Party that has elected to be treated as a REIT for purpose of U.S. federal income Tax purposes (the “Recipient”) pursuant to this Section 9.3 in any taxable year of the Recipient shall not exceed the sum (calculated for the Recipient’s taxable year in which such amount is received) of (A) the amount that it is determined should not be gross income to the Recipient for purposes of the requirements of Sections 856(c)(2) and (3) of the Code, with such determination to be set forth in an opinion of outside tax counsel to the Recipient, plus (B) such additional amount that it is estimated can be paid to the Recipient in such taxable year without creating a risk that the payment would cause the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) and (3) of the Code (“Qualifying Income”), which determination shall be made by independent tax accountants to the Recipient, plus (C) if (i) the Recipient receives a letter from outside tax counsel to the Recipient indicating that the Recipient has received a ruling from the IRS holding that the Recipient’s receipt of the applicable Parent Termination Fee or Company Expenses Reimbursement Amount either would constitute Qualifying Income or would be excluded from gross income of the Recipient for purposes of Sections 856(c)(2) and (3) of the Code, or (ii) the Recipient’s outside counsel has rendered a legal opinion to the effect that the receipt by the Recipient of the Parent Termination Fee or Company Expenses Reimbursement Amount should either constitute Qualifying Income or should be excluded from gross income of the Recipient for purposes of Sections 856(c)(2) and (3) of the Code, the remaining balance of such Parent Termination Fee or Company Expenses Reimbursement Amount. Any amount of any Parent Termination Fee or Company Expenses Reimbursement Amount that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this paragraph, provided that no such payment need be made after the fifth anniversary of the date of termination. Notwithstanding the foregoing, if the Recipient shall cease to qualify as a REIT for federal income tax purposes, the entire unpaid balance of any Parent Termination Fee or Company Expenses Reimbursement Amount shall be payable immediately.

(g) Each of Company and Parent acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. If a Party fails promptly to pay any amounts due pursuant to Section 9.3(b), Section 9.3(c), Section 9.3(d) or Section 9.3(e), as applicable, and, in order to obtain such payment, a Party commences a suit that results in a judgment for the amounts set forth in Section 9.3(b), Section 9.3(c), Section 9.3(d) or Section 9.3(e), as applicable, Company shall pay to Parent (in the case of an enforcement of amounts payable pursuant to Section 9.3(b) or Section 9.3(c)), or Parent shall pay to Company (in the case of an enforcement of amounts payable pursuant to Section 9.3(d) or Section 9.3(e)), its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Sections 9.3(b), Section 9.3(c), Section 9.3(d) or Section 9.3(e), as applicable, from the date of that the applicable payment was required to be made through the actual date of payment at a rate per annum equal to six percent (6%).

(h) Notwithstanding anything to the contrary contained herein, Company (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) hereby waives any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Commitment Letter, the Debt Financing, the

Financing Agreements or in respect of any other document any of the transactions contemplated hereby or thereby or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and Company (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) agrees not to commence any action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Commitment Letter, the Debt Financing, the Financing Agreements or in respect of any other document or any of the transactions contemplated hereby or thereby or theory of law or equity and agrees to cause any such action or proceeding asserted by Company (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement, the Debt Commitment Letter, the Debt Financing, the Financing Agreements or in respect of any other document or any of the transactions contemplated hereby or thereby or theory of law or equity against any Debt Financing Source to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to the Company in connection with this Agreement, the Debt Commitment Letter, the Debt Financing, the Financing Agreements or the transactions contemplated hereby or thereby. The provisions of this Section 9.3(h) shall inure to the benefit of, and be enforceable by, each Debt Financing Source, its Affiliates and their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of this Section 9.3(h).

Section 9.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by the Company Board and the Parent Board, respectively, at any time before or after receipt of the Company Stockholder Approval and prior to the Merger Effective Time; provided that after the Company Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law requires the further approval of the stockholders of Company without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law; provided further that no Party shall be entitled to amend or waive this Section 9.4 or Section 9.2, Section 9.3(d), Section 9.3(h), Section 10.5, Section 10.7, Section 10.8, Section 10.9, Section 10.10 or Section 10.11 in any manner adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall survive the Closing. The covenants to be performed prior to or at the Closing, including any rights arising out of any breach of such covenants, shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Closing.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of actual delivery if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by e-mail with a pdf attachment (providing confirmation of transmission) at the following addresses or e-mail addresses (or at such other address or e-mail addresses for a Party as shall be specified by like notice):

(a)	if to Company to:

Industrial Income Trust Inc.

518 Seventeenth Street, 17th Floor

Denver, CO 80202

Attn: Evan Zucker and Dwight Merriman

email: ezucker@blackcreekcapital.com

           dmerriman@industrialincome.com

with a copy (which shall not constitute notice) to:

Industrial Income Trust Inc.

518 Seventeenth Street, 17th Floor

Denver, CO 80202

Attn: Tom McGonagle and Josh Widoff

email: tmcgonagle@industrialincome.com

           jwidoff@blackcreekcapital.com

and to:

Hogan Lovells US LLP

555 13th Street NW

Washington, DC 20004

Attn: David Bonser and Bruce Gilchrist

email: david.bonser@hoganlovells.com

           bruce.gilchrist@hoganlovells.com

(b)	if to Parent to:

c/o Global Logistic Properties Limited

501 Orchard Road #08-01 Wheelock Place

Singapore 238880

Attn: Ralf Wessel, Mark Tan & Alan Yang

email: rwessel@glprop.com; mhtan@glprop.com; ayang@glprop.com

and

c/o GLP US Management LLC

Two North Riverside Plaza, Suite 2350

Chicago, IL 60606

Attn: Neil Klein

email: nklein@glprop.com

with copies (which shall not constitute notice) to:

Morrison & Foerster LLP

2000 Pennsylvania Avenue, NW

Washington, DC 20006-1888

Attn: David P. Slotkin

email: DSlotkin@mofo.com

and

Morrison & Foerster (Singapore) LLP

50 Collyer Quay

#12-01 OUE Bayfront

Singapore 049321

Attn: Eric J. Piesner

email: EPiesner@mofo.com

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party, and (d) such terms or other provision shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and the Company Disclosure Letter), the Guarantee and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except for the provisions of Section 3.1 (which, from and after the Merger Effective Time, shall be for the benefit of holders of shares of Company Common Stock immediately prior to the Merger Effective Time), Section 3.5 (which, from and after the Merger Effective Time, shall be for the benefit of holders of shares of Company Restricted Stock), Section 7.5 (which, from and after the Merger Effective Time shall be for the benefit of the Indemnified Parties) and this Section 10.5, Section 9.2, Section 9.3(g), Section 10.7, Section 10.8, Section 10.9, Section 10.10 and Section 10.11 (which shall be for the benefit of the Debt Financing Sources, their respective Affiliates and their respective successors and permitted assigns who are intended third party beneficiaries thereunder). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.6 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.6 Extension; Waiver. At any time prior to the Merger Effective Time, the Parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7 Governing Law. This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland). Notwithstanding the foregoing, each of the Parties agrees that (a) any interpretation of any commitment letters, including the Debt Commitment Letter, related to the Debt Financing and all matters relating thereto shall be governed by and construed in accordance with the domestic Laws of the State of New York, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, and (b) that the provisions of Section 10.11 regarding a waiver of jury trial shall apply to any such action, proceeding, cross-claim or third party claim.

Section 10.8 Consent to Jurisdiction.

(a) Each Party irrevocably agrees (i) to submit itself to the exclusive jurisdiction of the Business and Technology Case Management Program of the Circuit Court for Baltimore City, Maryland (the “Maryland Courts”) for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement, (ii) that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iii) that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement in any court other than the Maryland Courts, and (iv) that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Notwithstanding anything in Section 10.8(a) to the contrary, each of the Parties agrees that it will not bring or support any legal action, suit or proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including any related financing), including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof).

Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties and any attempt to make any such assignment without such consent shall be null and void; provided that (y) Parent may assign all or any of its rights and obligations hereunder to one or more Affiliates of Parent or to one or more entities in which Parent or an Affiliate of Parent directly or indirectly invests and (z) each of Parent and Merger Sub may assign all or any of its rights under this Agreement to its financing sources as collateral security; provided further that no such assignment, delegation or other transfer of rights or obligations by Parent shall relieve Parent of any liability or obligation hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.10 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, in addition to any other remedy to which such Party is entitled at Law or in equity. Notwithstanding the foregoing, the Parties agree that Company shall not be entitled to an injunction or injunctions to enforce specifically the Debt Financing or the closing of any of the transactions contemplated hereby (including the Debt Financing) in accordance with Article 8 hereof and that the sole and exclusive remedy of Company relating to the failure of Parent and Merger Sub to consummate any of the transactions contemplated hereby shall be the remedies set forth in Section 9.3 and the Guarantee.

Section 10.11 Waiver of Jury Trial. EACH PARTY IRREVOCABLY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION,

SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 10.13 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by execution hereof, each of the Parties covenants, agrees and acknowledges it has no, and no other Person has any, rights of recovery whatsoever under this Agreement against, or any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, any transaction under or in connection with this Agreement, or in respect of any representations (whether written or oral) made or alleged to be made in connection herewith, against, and no personal liability whatsoever shall attach to, be imposed upon or be incurred by, any former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, Affiliates, members, managers or general or limited partners of any of the Parties or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisors, representatives, Affiliate or agent of any of the foregoing (each a “Non-Recourse Party”), through such Party or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of such Party or otherwise against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, in each case, other than rights of recovery and claim that a Party has (a) against another Party (or its successors or assigns, including the Liquidating Entity) pursuant to the terms of this Agreement, or any agreement entered into pursuant to this Agreement, including the Contribution Agreement, Purchase Agreement and the Transition Services Agreement, (b) from Guarantor (but not any other Non-Recourse Party) under the Guarantee, and (c) in respect of the Confidentiality Agreement or the Access Agreement (the claims described in clauses (a), (b), and (c), the “Non-Prohibited Claims”). Each of the Parties hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, this Agreement or the transactions contemplated thereby, except for Non-Prohibited Claims.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, all as of the date first written above.

WESTERN LOGISTICS LLC

By:	/s/ Stephen Kent Schutte
	Name:	Stephen Kent Schutte
	Title:	An Authorized Person

WESTERN LOGISTICS II LLC

By:	/s/ Stephen Kent Schutte
	Name:	Stephen Kent Schutte
	Title:	An Authorized Person

INDUSTRIAL INCOME TRUST INC.

By:	/s/ Thomas McGonagle
	Name:	Thomas McGonagle
	Title:	Chief Financial Officer

[Signature Page to the Agreement and Plan of Merger]

Exhibit A

Form of Company REIT Qualification Opinion

                    , 2015

Ladies and Gentlemen:

We are acting as special tax counsel to Industrial Income Trust, Inc., a Maryland corporation (the “Company”), in connection with the merger of the Company with and into [Merger Sub], a Delaware limited liability company and a direct wholly-owned subsidiary of Western Logistics II, LLC, a Delaware limited liability company (respectively “Merger Sub” and “Parent”), with Merger Sub as the surviving company in the merger (the “Merger”). The Merger will be consummated pursuant to the Agreement and Plan of Merger, dated as of July 28, 2015 (the “Merger Agreement”). This opinion letter is being delivered pursuant to Section 7.2(f) of the Merger Agreement. We are rendering this opinion letter regarding the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). All capitalized terms used herein and not defined herein shall have the same meanings ascribed to them in the Merger Agreement.

In preparing this opinion letter, we have reviewed and are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties, and covenants contained in (i) the Merger Agreement (including any exhibits and schedules thereto), (ii) the tax representation letters of the Company delivered to us for purposes of this opinion letter (the “Officer’s Certificate”), and (iii) such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion letter or otherwise have considered relevant to our analysis. Our opinion letter is based solely on the information and representations in such documents.

For purposes of this opinion letter, we have assumed (i) the Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Merger will be effective under the laws of each of the State of Maryland and the State of Delaware and each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; (ii) the genuineness of all signatures on documents we have examined; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the original documents of all documents submitted to us as copies; (v) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts; (vi) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person; (vii) due execution and delivery of all such documents by all the parties thereto; (viii) the compliance of each party with all material provisions of such documents, and (ix) the accuracy and completeness of all records made available to us.

Further, we have assumed, with your consent, that (i) the factual representations set forth in the Officer’s Certificate are true, accurate, complete and correct in all respects up to and including the effective date of the Merger, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions, representations, warranties, or covenants which make any such descriptions, representations, warranties, or covenants untrue, incomplete or incorrect as of the effective date of the Merger; (ii) the Company and its subsidiaries have operated in a manner that make the representations contained in the Officer’s Certificate and the description of the Company and its subsidiaries and their proposed activities in the Registration Statement true for all periods through the effective date of the Merger, (iii) all factual statements, descriptions, representations, warranties, and covenants contained in any of the documents referred to herein (including, without limitation, the Officer’s Certificate) or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective date of the Merger, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions, representations, warranties, or covenants which make any such descriptions, representations, warranties, or covenants untrue, incomplete or incorrect as of the effective date of the Merger; (iv) any statements, representations or warranties made in any of the documents referred to herein qualified as to knowledge or belief or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective date of the Merger, in each case without such qualification; and (each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties, covenants, agreements or assumptions, could adversely affect our opinions. In particular, the failure of any of the aforementioned statements, representations, warranties, covenants, agreements or assumptions to be true as of the effective date of the Merger could cause the opinions set forth below to be invalid. Similarly, any change in applicable law between the date hereof and the effective date of the Merger could also cause the opinions set forth below to be invalid. No ruling has been or will be sought from the Internal Revenue Service by any party to the Merger Agreement as to the United States federal income tax consequences of any aspect of the Merger.

For purposes of our opinions set forth herein, although we have discussed the Officer’s Certificate with the signatories thereto, we have not made an independent investigation of the facts, representations, and covenants set forth in the Officer’s Certificate or in any other document, including, without limitation, representations relating to the sufficiency of distributions made to shareholders for the Company’s short taxable year ending on the date of the Merger. Consequently, we have assumed, and relied on the Company’s representations, that the information presented in the Officer’s Certificate and other documents accurately and completely describe all material facts relevant to our opinion. We have assumed that such representations are true without regard to any qualification as to knowledge or belief. Our opinions are conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us are, or later become, inaccurate. We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations we have relied on for purposes of this opinion. Our opinions are limited to the U.S. federal income tax matters specifically covered herein. We have not opined on any other tax consequences to the Company or any other person. Further, we express no opinion with respect to other federal laws or the laws of any other jurisdiction.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that for all taxable periods commencing with its taxable year ended December 31, 2010 through its taxable year ended December 31, 2014, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and for the period beginning January 1, 2015 and ending with the Closing, its organization and method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code.

Utilizing any savings provisions could require the Company to pay significant penalty or excise taxes. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to our opinion. No opinions other than those expressly contained herein may be inferred or implied. Also, we undertake no obligation to update this opinion letter, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. This opinion letter is being furnished to you in connection with the transactions contemplated by the Merger Agreement. This opinion letter may not be relied on by any other person or for any other purpose without our prior written consent.

Very truly yours,

GREENBERG TRAURIG, LLP

Exhibit B

Form of Transition Services Agreement

TRANSITION SERVICES AGREEMENT

by and among

[                    ],

and

[ACQUISITION ENTITIES]

Dated as of [                    ], 2015

TRANSITION SERVICES AGREEMENT, made as of [                    ], 2015 (this “Agreement”), by and among [                    ], a [                    ] (“Service Provider”), and [ACQUISITION ENTITIES] (each, a “NewCo”, and, collectively, together with the Company Entities and each NewCo’s Permitted Assignee, “Service Recipient”). Service Provider and Service Recipient are collectively referred to herein as the “Parties” and individually as a “Party”.

WITNESSETH:

WHEREAS, Affiliates of Service Provider have provided certain services to [Company], a Maryland corporation (“Company”), [Company LP], a Delaware limited partnership (“Company LP”), and Company LP’s subsidiaries (collectively, together with the Company and Company LP, the “Company Entities”);

WHEREAS, the Company and Parent have entered into that certain Agreement and Plan of Merger, dated [                    ], 2015 (the “Merger Agreement”), and consummated the transactions contemplated therein as of the date hereof (the “Commencement Date”);

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Service Provider and Service Recipient have determined to enter into this Agreement in connection with the provision of certain services to Service Recipient;

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

SERVICES

Section 1.01 Provision of Services. Upon the terms and subject to the conditions set forth in this Agreement, Service Provider will provide, cause to be provided or assist the Service Recipient in performing, commencing on the Commencement Date, the following services, together with those services set forth on Exhibit A, which may be updated from time to time by agreement of the Parties in accordance with the requirements of Section 10.12 (all such services set forth in this Section 1.01 and Exhibit A, together with the Additional Services (defined below), the “Services”). Service Provider shall:

(a) Provide, perform and assist the Service Recipient on behalf of the Company Entities with various administrative functions reasonably necessary for the management of the Company Entities, including: (i) providing for and assisting with, as requested by Service Recipient, administrative services and items, including in-house and outside legal services and other related services; (ii) collecting, processing and maintaining property level accounting data concerning the activities of the Company Entities in such form as

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shall be required to prepare and assist Service Recipient in its preparation of all periodic financial reports for the NewCo owners, or others as deemed reasonably necessary by any NewCo, for any regulatory agency, including annual financial statements; (iii) providing and assisting with tax and compliance services and risk management services and coordinating with appropriate third parties, including independent accountants and other consultants, on related tax matters; (iv) providing and assisting with all property level reporting, record keeping, internal controls and similar matters; and (v) maintaining technology infrastructure to support the functions set forth herein consistent with the technology infrastructure Service Provider maintained immediately prior to the Commencement Date;

(b) create reports as requested by Service Recipient, where appropriate, concerning the investments of the Company Entities in real properties and other related assets, including with respect to potential dispositions;

(c) assist the Company Entities with cash management services, as requested;

(d) provide, and assist with, asset management services relating to the Company Properties, all as set forth on Exhibit A hereto;

(e) assist with lease management services consistent with past practices, including the use of third-party brokers for each facility in accordance with the terms of this Agreement, all as set forth on Exhibit A hereto;

(f) [intentionally omitted];

(g) provide on or before the second Business Day of each month (with the cutoff date being the twentieth day of the prior month) in a form as reasonably required and detailed in advance from time to time by Service Recipient, the statements and the other reports listed in Exhibit A; provided, that, Service Provider further agrees to utilize Yardi accounting or reporting software in performing its accounting and reporting functions hereunder; and

(h) do all things reasonably necessary to assist in the transition of the business to the NewCos as contemplated by the Merger Agreement, prior to or at the conclusion of the Term, and to assist the Company Entities’ ability to render the services described in this Agreement.

Notwithstanding the list of services included in this Section 1.01 or set forth on Exhibit A and the last sentence of Section 10.06, Service Provider and its Affiliates shall not be required to provide any services to Service Recipient or its Affiliates with respect to securities (under international, U.S. federal or state securities laws).

In addition to the provisions set forth in this Section 1.01 and Exhibit A, the Parties acknowledge and agree that: (a) it is impracticable to create an exhaustive list of Services needed to facilitate an orderly transition of the Company Entities to Parent and, accordingly, the Services set forth above and set forth on Exhibit A present general outlines of the scope of the Services to be provided by Service Provider; and (b) the Parties will act in good faith and reasonably

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cooperate with one another in connection with the provision of the Services. If, at any time during the Term, Service Recipient becomes aware of any other service that it deems is reasonably necessary or desirable for the operation of the business, then Service Recipient shall notify Service Provider in writing of such additional service request, and the Parties shall use commercially reasonable efforts to agree on the scope, terms and duration of, and fees associated with, any such additional services (“Additional Services”). Except as otherwise agreed between the Parties, Service Provider’s performance of Additional Services shall be governed by the terms of this Agreement, in all respects. For all purposes hereunder, the term “Services” shall also be deemed to include any “Additional Services.”

Section 1.02 Term of Agreement and Services. This Agreement shall become effective on the Commencement Date and shall remain in force for a period of one (1) year following the Commencement Date (the “Initial Term”); provided, that, the term of the Agreement or any Service (or any portion thereof) may be earlier terminated pursuant to Article IX; provided, further, that, the term of the Agreement solely with respect to the Lease Management Services shall be automatically extended for an additional six (6) month period following the expiration of the Initial Term if Service Provider has not satisfied the terms and conditions necessary for the payment of the maximum aggregate amount of the Lease Management Fees as of the expiration date of the Initial Term (the, “Extended Term”, and together with the Initial Term, the “Term”). This Agreement will terminate, without additional notice from either Party, on the last date of the Initial Term or Extended Term, as applicable, except as set forth in Section 9.03.

Section 1.03 Standard of Service.

(a) Service Provider agrees that in providing the Services under this Agreement, it will: (i) provide the Services to Service Recipient in a substantially similar manner and provide substantially the same level of service and degree of care and diligence, as the Services (A) were provided to the Company Entities in the 12-month period immediately prior to the Commencement Date and (B) are provided to the Service Provider’s Affiliates; (ii) act in all material respects with the care, skill, loyalty, prudence and diligence under the circumstances then prevailing that a first class manager or service provider experienced in such matters would use in the conduct of a similar enterprise; (iii) discharge its duties with respect to Service Recipient in accordance with applicable law; (iv) act in good faith; and (v) provide the Services in accordance with the scope, quality and other material service levels and standards set forth on Exhibit A, as applicable. Notwithstanding the foregoing, Service Provider shall not: (x) be required to provide any Services with a greater standard of care than that with which Service Provider and its Affiliates provide services to their respective Affiliates and internal organization; and (y) owe any fiduciary duty or obligation to Service Recipient or its Affiliates.

(b) All Services provided hereunder shall be principally provided by Service Provider as set forth herein; provided, that, all Services shall be subject to general oversight by Service Recipient, and, where noted, subject to the prior approval of Service Recipient. This Agreement provides no authority for Service Provider to bind Service Recipient or any Company Entity to any agreement, arrangement or other action. In all instances, Service Provider shall bring any potential written agreement underlying any Service to Service Recipient for discussion with, and approval by, Service Recipient.

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(c) Service Provider shall not sub-contract or delegate any or all of its managerial responsibilities under this Agreement to a third party without the prior written consent of Service Recipient, which consent may be withheld in Service Recipient’s sole discretion. Notwithstanding the preceding sentence, with respect to each of the Company Properties, upon request of Service Recipient, Service Provider shall assist Service Recipient’s sub-contracted property management, leasing and similar service providers. In providing such assistance, Service Provider shall assist in facilitating the operational effectiveness of such property management, leasing and similar service providers on behalf of Service Recipient. As part of the Services, Service Provider, upon the request of Service Recipient, shall arrange for and coordinate certain services of other professionals and consultants that may be reasonably required from time to time in connection with the Services.

(d) Service Provider or Service Recipient shall promptly notify Service Recipient or Service Provider, as applicable, of any event or circumstance of which such Party or any of its representatives has knowledge that causes, or is reasonably likely to cause, a material disruption in the Services.

Section 1.04 Right to Suspend Services. Service Provider shall not be required to provide all or any part of any particular Service or Services to the extent the performance of such Service or Services would require Service Provider to violate any applicable laws, governmental rules or regulations; provided, that, no Party will enter into a contract that would prohibit Service Provider from providing the Services hereunder; provided, further, that, any such non-provision of Services will apply (a) only to the extent reasonably necessary for Service Provider to address the issue raised, (b) to the extent practicable, only after Service Provider has applied commercially reasonable efforts to reduce the amount and/or effect of any such restrictions, and (c) as soon as reasonably practicable upon learning of such issue at which time Service Provider shall deliver written notice thereof to Service Recipient.

Section 1.05 Staffing, Supervision and Compensation.

(a) In providing the Services, Service Provider may use the personnel and resources of Service Provider and its Affiliates. To the extent that third parties, including but not limited to third-party property managers and leasing brokers, are reasonably necessary for the provision of certain Services hereunder, Service Provider shall manage such third parties in the provision of such Services; provided, that, Service Recipient shall enter into new arrangements with such third parties and Service Recipient shall pay directly all costs and expenses incurred in connection with the engagement and services of such third parties.

(b) Except as set forth elsewhere in this Agreement, Service Provider shall have sole authority, discretion and responsibility to select, employ, pay, supervise, direct and discharge all of the personnel providing Services hereunder, provided the Services are otherwise in compliance with the express requirements of this Agreement. Except as otherwise set forth in

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Section 1.05(c) and Exhibit A, Service Recipient acknowledges and agrees that it has no right to require or specify that any particular individual perform any of the Services, nor does it have a right to prohibit any individual from performing any of the Services so long as such individual is or has historically been performing comparable services for Service Provider or any of its Affiliates.

(c) The Parties hereby designate Thomas McGonagle as Service Provider’s services manager (Thomas McGonagle, or any other person mutually agreed upon by Service Provider and Service Recipient, the “Services Manager”). The Services Manager will be directly responsible for coordinating and managing the delivery of the Services hereunder. In addition to the Services Manager, Exhibit A sets forth the primary contact and supervisor for certain functional areas of Services being provided hereunder.

(d) Service Provider shall be solely responsible for the payment of all employee benefits and any other direct and indirect compensation for Service Provider personnel assigned to perform the Services, as well as such personnel’s worker’s compensation insurance, employment taxes, and other applicable employer liabilities relating to such personnel as required by law. Service Provider shall be an independent contractor in connection with the performance of Services hereunder for any and all purposes (including, but not limited to, federal or state tax purposes), and the employees performing Services in connection herewith shall not be deemed to be employees or agents of Service Recipient.

Section 1.06 Security; Systems Compliance; Notification of Security Breaches.

(a) Service Provider will maintain or cause to be maintained (and may reasonably upgrade without adversely affecting the connectivity with, functionality of or compatibility with the systems of Service Recipient) its physical, information and other security practices and policies in effect throughout the Term. Service Provider and Service Recipient will maintain or cause to be maintained reasonable security measures with respect to any interfaces required between Service Provider and Service Recipient in connection with the Services.

(b) At all times during the Term, Service Provider will not knowingly or negligently introduce, and will take commercially reasonable measures to prevent the introduction of, into Service Provider’s or Service Recipient’s computer systems, databases, or software any viruses or any other contaminants (including, but not limited to, codes, commands, instructions, devices, techniques, bugs, web bugs, or design flaws) that may be used to access (without authorization), alter, delete, threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, inhibit, or shut down another Party’s computer systems, databases, software, or other information or property. Additionally, Service Provider will not tamper with, knowingly or negligently compromise, or attempt to circumvent any physical or electronic security or audit measures employed by Service Recipient in the course of its business operations, and/or knowingly or negligently compromise the security of Service Recipient’s computer systems and/or networks.

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(c) Service Provider shall reasonably cooperate with Service Recipient and shall cause Service Provider’s Affiliates to reasonably cooperate (i) in notifying Service Recipient of any Security Breach affecting Service Provider or Service Recipient and (ii) in any investigation and mitigation efforts relating to such Security Breaches. As used herein, “Security Breach” means unauthorized access to or disclosure of computerized data that compromises the security, confidentiality or integrity of any Confidential Information maintained by a Party.

(d) Service Recipient shall use commercially reasonable efforts to maintain or establish, and cause its directors, officers, other employees, personnel and agents to comply with, reasonable security measures, as well as all necessary physical, information and other security practices and policies. Service Provider shall have no liability for any Security Breach to the extent arising out of Service Recipient’s failure to comply with this Section 1.06(d).

Section 1.07 Affiliates. Each Party shall cause its respective Affiliates who provide, grant or receive Services or other benefits or rights under this Agreement to perform all of such Affiliates’ obligations under this Agreement.

Section 1.08 Disputes. In the event a dispute arises concerning a Service or payment for the Services, prior to pursuing dispute resolution as set forth in Section 10.05 hereof, the Parties must meet and attempt in good faith to resolve the dispute in accordance with the following procedure. Prior to seeking relief or withholding payment for the Services, a Party must first notify the other Party of the dispute by submitting in writing an outline of its position regarding the dispute, attaching relevant documentation to support its position and requesting a meeting with the other Party within five (5) Business Days of such notice. In response, the other Party shall submit to that Party an outline of its position, attaching relevant documentation to support its position, within five (5) Business Days of its receipt of such notice. Responsible, authorized employees from each Party shall then meet and attempt in good faith to resolve the dispute for at least ten (10) days. If the dispute is not resolved within such ten (10) day period, then the Parties may seek all remedies provided under this agreement in accordance with Section 10.05 hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01 Service Provider represents and warrants to Service Recipient that:

(a) it is duly organized and validly existing under the laws of [                    ]. It has all requisite power and authority to enter into and to perform its obligations under this Agreement;

(b) its execution, delivery and performance of this Agreement has been duly authorized, and does not and will not (i) violate any law, rule, regulation, order, or decree applicable to it, (ii) violate its organizational documents, (iii) conflict with any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets or (iv) give rise or be subject to any claims which may have the effect of preventing, delaying, making illegal or otherwise interfering with this Agreement;

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(c) this Agreement constitutes a legal and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies;

(d) there is no litigation pending or threatened to which it is a party that, if adversely determined, would have a material adverse effect on the transactions contemplated in this Agreement or on its financial condition, prospects, or business;

(e) it is duly qualified to do business in each jurisdiction in which it conducts its business and has obtained all licenses, approvals and exemptions required for the conduct of such business in such jurisdictions and has obtained and maintains in full force and effect all necessary licenses, permits and qualifications that are required for Service Provider to provide the Services;

(f) it owns or has a valid license to all intellectual property rights necessary to perform its obligations under this Agreement; and

(g) it has the necessary personnel and facilities, as well as adequate and proper internal control systems, to perform its obligations under this Agreement.

ARTICLE III

PAYMENTS; TAX MATTERS

Section 3.01 Compensation and Other Payments.

(a) Service Recipient shall pay twenty-five million dollars ($25,000,000) to Service Provider for the Services set forth herein and on Exhibit A in equal quarterly installments for the duration of the Initial Term (the “Base Fees”).

(b) Service Recipient shall also pay up to an additional maximum aggregate amount of ten million dollars ($10,000,000) (the “Lease Management Fees”) to Service Provider in connection with certain of the Services relating to the individual properties identified on Schedule A (the “Lease Management Services”). All or the applicable portion of the Lease Management Fees shall be payable as follows:

(1) The Lease Management Fee allocable to a particular space at a property identified on Schedule A shall become payable upon the execution of a lease for such space that has (A) starting rents of at least ninety percent (90%) of the starting rents identified for such space on Schedule A with market annual rent increases, (B) tenant improvement costs not in excess of one-hundred and fifteen percent (115%) of the specified tenant improvement amount for such space identified on Schedule A, (C) total commissions payable to all brokers for a given lease not to exceed the percentage identified for such space identified on Schedule A, (D) a lease

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term of at least the number of years identified for such space identified on Schedule A, and (E) a tenant with a credit profile and use requirement that is reasonably appropriate for the applicable space in question (collectively, the “Target Leasing Guidelines”); provided, that, notwithstanding whether a specific lease satisfies the Target Leasing Guidelines, Lease Management Fees shall be payable upon the completion of each of the following with respect to an individual property set forth on Schedule A: (A) the execution by a tenant of a lease for a particular space at the applicable property identified on Schedule A that has been approved in advance by Service Recipient and (B) the delivery of such executed lease by the applicable tenant to Service Recipient prior to the expiration of Term; provided, further, that, (A) Service Provider shall present any and all written offers for a potential lease to Service Recipient for review regardless of whether such terms are within the Target Leasing Guidelines and (B) Service Recipient shall have the sole and absolute discretion over whether to accept or reject a proposed lease transaction; or

(2) The aggregate unpaid amount of the Lease Management Fee shall become payable if either of the following conditions are satisfied: (i) in any completed period of six (6) consecutive calendar months during the Term, the average percent leased for all of the Company Properties taken as a whole during such period equals or exceeds ninety-four percent (94%), or (ii) on the last day of the Term, the percent leased for all of the Company Properties taken as a whole equals or exceeds ninety-five percent (95%). The average lease rate pursuant to Section 3.01(b)(2)(i) shall be calculated by averaging the lease rate in effect on the last calendar day of each calendar month for any applicable six (6) consecutive month period during the Term. For purposes of determining the applicable lease rate at any time during the Term, a Company Property shall be considered leased during the Term when a binding lease that is approved by Service Recipient is executed by a tenant and delivered to Service Recipient.

Section 3.02 Payment Terms.

(a) For the Base Fees, Service Provider shall provide quarterly invoices during the Initial Term beginning on [            ], 2015 and Service Recipient shall pay Service Provider within thirty (30) days of receipt of any such quarterly invoice.

(b) For the Lease Management Fees, Service Provider shall provide quarterly invoices during the Term beginning on [            ], 2015 and ending on the later of: (i) the expiration of the Term or (ii) Service Recipient’s payment in full of the maximum amount of the Lease Management Fees to Service Provider.

(1) Each quarterly invoice shall indicate the spaces in the properties set forth on Schedule A for which the terms and conditions of Section 3.01(b)(1) were achieved since the previous quarterly invoice (or, with respect to the first invoice, at any time prior thereto); and Service Recipient shall pay Service Provider within thirty (30) days of receipt of each such quarterly invoice the allocable portion of the “Aggregate Property Fixed Fee” (as such term is set forth on Schedule A, the “Aggregate Property Fixed Fee”) for each such property so indicated in such quarterly invoice; provided, that, if Service Recipient rejects a lease presented by Service Provider pursuant to Section 3.01(b)(1) and Service Recipient subsequently executes

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a lease for the same applicable property set forth on Schedule A with the same tenant or an Affiliate of such tenant within three (3) months following the date of the original rejection by Service Recipient, on terms that, when taken as a whole, represent not less than ninety percent (90%) of the economic value of the rejected lease, Service Recipient shall promptly pay Service Provider the allocable portion of the Aggregate Property Fixed Fee for any such property.

(2) If, at any time prior to the end of the Term, any of the conditions set forth in Section 3.01(b)(2) is achieved, Service Provider shall so indicate in the next quarterly invoice provided to Service Recipient pursuant to this Section 3.02(b), and Service Recipient shall pay Service Provider within thirty (30) days of receipt of such invoice the full unpaid balance of the maximum amount of the Lease Management Fees.

(c) Any amounts not paid within such thirty (30) day period, as set forth above, shall, unless and to the extent disputed in good faith, accumulate interest at the rate of ten percent (10%) per annum or the maximum lawful rate, whichever is less.

Section 3.03 Reimbursement. The Parties acknowledge and agree that Service Provider will provide notice to Service Recipient of any upgrades (including but not limited to any accounting or reporting software or programs) that will be required to provide the Services. If such equipment is dedicated or used solely by Service Recipient and/or its Affiliates and is available for Service Recipient and/or its Affiliates to keep upon termination of this Agreement, Service Recipient will pay all costs associated therewith; provided, that, Service Recipient shall have approved of such upgrade. In addition, Service Provider shall be entitled to prompt reimbursement, within thirty (30) days, of any out of pocket costs and expenses paid to third parties that Service Provider incurs in connection with providing the Services; provided, that, Service Recipient shall have approved of such out of pocket costs and expenses.

Section 3.04 Set Off. Payments required to be made to Service Provider by Service Recipient of any amounts due or to become due pursuant to this Agreement shall not be subject to reduction or setoff for any liability of any nature of Service Provider or its Affiliates to Service Recipient.

Section 3.05 Service Taxes. Service Recipient shall pay all sales, service, valued added, use, excise, occupation, and other similar taxes and duties (together in each case with all interest, penalties, fines and additions thereto), with the exception of any federal, state, local or foreign income taxes of that are assessed against Service Provider on the provision of Services as a whole, or any particular Service, received by Service Recipient pursuant to the terms of this Agreement.

ARTICLE IV

COOPERATION; ACCESS TO INFORMATION

Section 4.01 Compliance with Laws and Standards. Each Party shall comply in all material respects with (i) all laws, regulations and orders applicable to it in the conduct of the activities contemplated hereby and (ii) applicable standards, procedures, policies, operating guidelines, practices and instructions set forth on Exhibit A describing the relevant Services.

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Section 4.02 Access to Assets; Information. Subject to the confidentiality provisions set forth in Article V below, during the Term, Service Provider shall reasonably provide, upon written request, any data or other information within Service Provider’s possession that Service Recipient reasonably requests (i) in connection with any legal actions, claims, arbitrations, complaints, investigations or proceedings (whether pending or threatened in writing), involving Service Provider, related to the Services or the assets associated with provision of such Services, (ii) to comply with requirements imposed on Service Recipient by a governmental authority; or (iii) for use by Service Recipient to satisfy audit, accounting, tax or similar requirements.

Section 4.03 Legal Actions.

(a) Within five (5) Business Days of any Party becoming a party to, or threatened in writing with, or otherwise receiving written notice of, any legal or regulatory proceeding or investigation (including third party claims and inquiries or complaints from any federal agency, state attorney general’s office, Better Business Bureau or similar organization) (in each case, a “Proceeding”) arising out of or in connection with the Services provided hereunder, it is agreed that such Party will promptly provide written notification of such event to the other relevant Party and, to the extent reasonably requested or appropriate, the other Party will cooperate with such Party to defend, settle, compromise or otherwise resolve such Proceeding; provided, that, any reasonable out-of-pocket costs incurred by the other Party related to its cooperation shall be borne by the Party against whom the Proceeding has been brought.

(b) No Party shall have the authority to institute, prosecute or maintain any Proceeding on behalf of another Party without the prior written consent of the other Party.

(c) The Parties agree to the extent reasonably necessary to cooperate and consult in the defense and settlement of any threatened or filed third party action, claim or dispute which jointly involves any Party or any of their Affiliates and which relates primarily to the Services provided by or to the Parties (“Third Party Action”). In addition, each Party will use commercially reasonable efforts to provide assistance to any other Party with respect to any Third Party Action, and to make available to such other Party’s directors, officers, other employees and agents of such assisting Party as witnesses in legal, administrative or other proceedings. The Party providing information, consulting or witness services under this Section shall be entitled to reimbursement for any reasonable out-of-pocket costs incurred under this Section 4.03(c).

Section 4.04 Privilege. No Party will be required to provide any information or access pursuant to this Agreement if the provision of such information or access would serve as a waiver of any Privilege afforded such information.

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ARTICLE V

CONFIDENTIALITY AND COMPETITION

Section 5.01 Confidential Information.

(a) Service Provider may receive (or otherwise have access to) Confidential Information of the Service Recipient (both orally and in writing) in connection with this Agreement, including with respect to Services. “Confidential Information” means any information, whether or not designated or containing any marking such as “Confidential,” “Proprietary,” or some similar designation, related to Service Recipient and its services, properties, business, assets and financial condition, whether or not disclosed to Service Provider or its Affiliates by Service Recipient (or its Affiliates), whether obtained before or after the execution of this Agreement, relating to the business, finances, technology or operations of Service Recipient or its Affiliates. Such information may include financial, technical, legal, marketing, network, and/or other business information, reports, records, or data (including, but not limited to, computer programs, code, systems, applications, analyses, passwords, procedures, output, information regarding software, sales data, vendor lists, customer lists, and employee- or customer-related information, personally identifiable information, business strategies, advertising and promotional plans, creative concepts, specifications, designs, and/or other material.

(b) Service Provider agrees to treat all Confidential Information provided by Service Recipient, or which Service Provider otherwise has access to, pursuant to this Agreement as proprietary and confidential to Service Recipient and to hold such Confidential Information in strict confidence. Service Provider shall not (without the prior written consent of Service Recipient) disclose or permit disclosure of such Confidential Information to any third party; provided, that, Service Provider may disclose such Confidential Information to its third party subcontractors and its Affiliates’ current employees, officers, or directors, or legal or financial representatives, in each case, who have a legitimate need to know such Confidential Information and who have previously agreed either in writing or orally (including as a condition of their employment, contract or agency) to be bound by terms respecting the protection of such Confidential Information which are no less protective as the terms of this Agreement); provided, further, that, Service Provider shall be responsible for any breach of the terms of this Section 5.01 by any such third party subcontractors, current employees, officers, or directors of its Affiliates, or legal or financial representatives. Service Provider agrees to safeguard all Confidential Information of Service Recipient with at least the same degree of care (which in no event shall be less than reasonable care) as Service Provider uses to protect its own Confidential Information but no less than a reasonable degree of care. Service Provider shall only use Service Recipient’s Confidential Information solely for the purpose of fulfilling its obligations under this Agreement and providing the Services to Service Recipient; provided, that, Service Provider and its Affiliates shall be entitled to use information related to the financial or operational results of the Company Entities through the Commencement Date (for avoidance of doubt, on an aggregate basis and not including any property-level information; provided, that such information used pursuant to clause (iii) below may include sample investment memoranda and/or case studies) in: (i) marketing materials and prior performance tables consistent with past practice, (ii) securities law filings of Service Provider’s Affiliates and entities sponsored by Service Provider’s

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Affiliates that Service Provider reasonably determines based on the advice of counsel are required by applicable law and (iii) disclosures to prospective investors in response to a diligence or information request by such prospective investors that are made pursuant to a confidentiality agreement having terms not materially less restrictive than the terms of this Article V (it being further agreed that Service Provider shall also be liable for any breach thereof by the applicable third party). Service Provider shall not, at any time, collect, use, sell, license, transfer, make available or disclose Service Recipient’s Confidential Information for its own benefit, the benefit of its Affiliates (or agents, subcontractors or representatives) or for the benefit of others. Service Provider will be responsible for any violation of the terms of this Agreement by its subcontractors and its Affiliates’ employees, officers and directors, and legal or financial representatives.

(c) Notwithstanding this Section 5.01, the Parties acknowledge and agree that the following information shall not be deemed Confidential Information, and the receiving Party shall have no confidentiality, non-use or nondisclosure obligation with respect to any such information to the extent that it is: (i) in the public domain or becomes available in the public domain by no fault or wrongful act of Service Provider, (ii) not related to the Company Entities and was independently developed by Service Provider or any other Persons without the use of any Confidential Information for, or is applicable or otherwise available to, other Affiliates of the Black Creek Group, LLC, or (iii) approved for release by written authorization of Service Recipient and/or the third party owner of the disclosed information. The Parties further acknowledge and agree that Confidential Information may be disclosed pursuant to the lawful requirement or order of a court or governmental agency, provided that, upon Service Provider’s request for such a disclosure, Service Provider gives prompt notice thereof to Service Recipient (unless such notice is not possible under the circumstances, and in such event, such notice shall be provided as promptly as possible thereafter) so that Service Recipient may have the opportunity to intervene and contest such disclosure and/or seek a protective order or other appropriate remedy, or as otherwise required by applicable law, rule or regulation (including as required in any securities law filings or offering documentation).

(d) All Confidential Information transmitted or disclosed hereunder will be and remain the property of Service Recipient, and Service Provider shall (at Service Recipient’s election) promptly destroy or return to Service Recipient, as directed by Service Recipient, any and all copies thereof upon termination or expiration of this Agreement, or upon the written request of Service Recipient; provided, that, Service Provider shall not be required to destroy any Confidential Information that is stored solely as a result of a backup created in the ordinary course of business and is not readily destroyable or that is stored on the computers of the personnel of Service Provider and/or its Affiliates and subject to deletion after a period of one-hundred and eighty (180) days in accordance with Service Provider’s and/or its Affiliates’ electronic information management practices (subject to extended retention by Service Provider’s or its Affiliates’ compliance and legal department personnel in accordance with the existing document retention/destruction policy of Service Provider and/or its Affiliates). Upon the request of Service Recipient, Service Provider shall certify any such applicable destruction in writing.

(e) The Parties acknowledge and agree that, given the unique and proprietary nature of the Confidential Information, monetary damages may not be calculable or a sufficient remedy for any breach of this Section 5.01 by Service Provider or its Affiliates, and that Service Recipient may suffer great and irreparable injury as a consequence of such breach. Accordingly, each Party agrees that, in the event of such a breach or threatened breach, Service Recipient shall be entitled to obtain equitable relief (including, but not limited to, injunction and specific performance) in order to remedy such breach or threatened breach. Such remedies shall not be deemed to be exclusive remedies for a breach by Service Provider or its Affiliates but shall be in addition to any and all other remedies provided hereunder or available at law or equity to Service Recipient.

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Section 5.02 Non-Solicitation by Service Provider; Other Activities of Service Provider.

(a) During the Term and for ninety (90) days thereafter, in no event will any personnel of Service Provider or its Affiliates who are actively engaged in the provision of Services hereunder intentionally or actively solicit tenants at any Company Property (or any properties that are the subject of this Agreement) (the “Subject Properties”) to move from such Subject Property or directly or indirectly assist in any such efforts or actively seek to place a Person known to be actively considering becoming a tenant of any Subject Property at any property other than a Subject Property without the prior written consent of Service Recipient; provided, that, Service Provider and its Affiliates may respond to requests for proposals from prospective tenants that Service Recipient or its Affiliates is also pursuing and/or any tenant representative brokers and engage in discussions and negotiations in furtherance thereof; provided, further, that, notwithstanding anything in this Section 5.02(a) to the contrary, if an existing tenant of a Subject Property and/or tenant representative broker has notified Service Provider or Service Recipient that such tenant intends to not extend its lease at a Subject Property, intends to exercise a termination option for a Subject Property, or intends to seek different space and such tenant cannot be accommodated by another Subject Property, then Service Provider may make a proposal to such tenant and/or tenant representative broker for alternative space that is not a Subject Property, provided that Service Provider gives reasonable notice to Service Recipient of its intention do so; provided, further, that, Service Provider and its Affiliates shall not use, nor shall Service Provider permit the use of, any Confidential Information (including the rent rolls of the Subject Properties) or other information or materials obtained by Service Provider in conjunction with its performance of the Services to compete, directly or indirectly, with the Subject Properties, including any response to requests for proposals from prospective tenants and/or tenant representative brokers otherwise permitted by this Section 5.02.

(b) During the Term, Service Provider and its Affiliates agree to not solicit the employment of any personnel then currently employed by Service Recipient or any of its Affiliates (a “Service Recipient Employee”) on its own behalf or on behalf of any other business enterprise; provided, that, nothing in this Section 5.02 shall preclude Service Provider or its Affiliates from hiring any Service Recipient Employee who (i) contacts Service Provider or its Affiliates on his or her own initiative, (ii) responds to a general solicitation of employment

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through an advertisement not specifically directed at Service Recipient or its Affiliates or Service Recipient Employees, or (iii) is referred to Service Provider or its Affiliates through a search firm, employment agency, or similar entities provided such entities have not been specifically instructed to solicit Service Recipient Employees by Service Provider or its Affiliates.

(c) Service Recipient acknowledges that Service Provider and its Affiliates are or may be engaged in the same or a similar business as Service Recipient and/or its Affiliates, and may have activities, operations and investments and pursue business opportunities that compete with the operations and business of Service Recipient and/or its Affiliates. Subject to the confidentiality obligations contained in Section 5.01 and the non-solicitation obligations contained in this Section 5.02, Service Recipient agrees that nothing contained in this Agreement (other than Sections 5.01 and 5.02 hereof) shall restrict Services Provider or any of its Affiliates from conducting or being involved in any activity or business opportunity whatsoever, for its own account or for the account of another Person, or shall require Service Provider or any of its Affiliates to make any business opportunity available to Service Recipient, in any case, even if such activity or business opportunity competes with the business of Service Recipient or any of its Affiliates.

Section 5.03 Non-Solicitation by Service Recipient. During the Term, Service Recipient and its Affiliates agree to not solicit the employment of any personnel then currently employed by Service Provider or any of its Affiliates (a “Service Provider Employee”) on its own behalf or on behalf of any other business enterprise; provided, that, nothing in this Section 5.03 shall preclude Service Recipient or its Affiliates from hiring any Service Provider Employee who (i) contacts Service Recipient or its Affiliates on his or her own initiative, (ii) responds to a general solicitation of employment through an advertisement not specifically directed at Service Provider or its Affiliates or Service Provider Employees, or (iii) is referred to Service Recipient or its Affiliates through a search firm, employment agency, or similar entities provided such entities have not been specifically instructed to solicit Service Provider Employees by Service Recipient or its Affiliates.

ARTICLE VI

INTELLECTUAL PROPERTY AND DATA RIGHTS

Section 6.01 Ownership of Intellectual Property Rights. All Service Recipient Data (and all intellectual property rights in the Service Recipient Data) will be the exclusive property of Service Recipient, and exclusive title to and ownership of the Service Recipient Data will vest in Service Recipient. Service Provider hereby transfers and assigns (and agrees to transfer and assign) to Service Recipient all of its right, title and interest in the Service Recipient Data (and all intellectual property rights in the Service Recipient Data). Service Provider will do all things reasonably necessary, including executing any additional documents and instruments, to give full effect to the assignment described in this Section 6.01. “Service Recipient Data” means the data and other information contained in all reports, notes, documents and other materials made, generated or delivered by Service Provider alone or with or with others to Service Recipient, based on or using Service Recipient’s Confidential Information or otherwise in connection with Service Provider’s provision of the Services.

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Section 6.02 Preexisting IP. Service Provider retains all right, title and interest it possessed in any Preexisting or Separate IP that may be used by Service Provider in connection with its provision of the Services. To the extent that any Preexisting or Separate IP is incorporated into, required for use of, or provided with any Service Recipient Data, Service Provider grants to Service Recipient, on behalf of itself and its licensors, a worldwide, perpetual, irrevocable, royalty-free, fully paid-up license (with the right to grant and authorize sublicenses through multiple tiers) under all intellectual property rights to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, and otherwise exploit the same in the conduct of its business. “Preexisting or Separate IP” means all technology and intellectual property rights of Service Provider which are not created for and assigned to Service Recipient under this Agreement.

Section 6.03 Access to Data. Without limiting the foregoing in this Article VI, Service Provider will provide all Service Recipient Data to Service Recipient upon request from time to time. Upon reasonable request, and at no additional cost to Service Recipient, Service Provider will assist with the extraction, migration, copying and integration of such Service Recipient Data from Service Provider’s systems and technology to Service Recipient’s systems and technology; provided, that, Service Recipient shall promptly reimburse Service Provider pursuant to Section 3.03 for any out of pocket costs and expenses of third parties whose retention was previously approved by Service Recipient in connection with assisting with such extraction, migration, copying and integration services. Upon reasonable request, Service Provider will further provide Service Recipient with reasonable access to its employees, officers, or directors, or legal or financial representatives, with know-how regarding the Service Recipient Data, Preexisting or Separate IP, Services or Confidential Information.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Indemnification.

(a) Service Recipient agrees to indemnify and hold harmless Service Provider and its Affiliates and their respective managers, members, partners, shareholders, officers, directors, employees, consultants, subcontractors and agents (each, a “Service Provider Indemnified Party”) against any and all costs and expenses of any kind or nature whatsoever arising out of third party claims (including, without limitation, attorneys’ fees, interest, penalties and costs of investigation or preparation for defense), judgments, fines, interest, losses, claims, damages, liabilities, demands, assessments and amounts paid in settlement (collectively, “Losses”), in each case, based on, arising out of, resulting from, or in connection with: (i) any claim, action, cause of action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or other (collectively, “Actions”), brought by any third parties based on, arising out of, pertaining to or in connection with any breach of the applicable agreements with such third parties relating to any Services, to the extent caused by Service Recipient or its Affiliates, (ii) any Actions brought by a third party for damage to tangible property and/or personal injury caused by Service Recipient or its Affiliates in connection with performance under this Agreement, (iii) any non-fulfillment or breach of any covenant or other obligation

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under this Agreement or any bad faith, negligence or willful misconduct on the part of Service Recipient, (iv) a Service Provider Indemnified Party’s performance pursuant to the terms of this Agreement and or adherence to written instructions given by Service Recipient, or (v) any act or failure to act by Service Recipient or by any third party not under the control of Service Provider to the extent the Losses relate to the subject matter of this Agreement, in each case, except to the extent such Losses are sustained or suffered arising out of, in connection with, based on, or by virtue of bad faith, negligence or willful misconduct of Service Provider or its Affiliates.

(b) Service Provider agrees to indemnify and hold harmless Service Recipient and its Affiliates and their respective managers, members, partners, shareholders, officers, directors, employees, subcontractors and agents against any and all Losses, in each case, based on, arising out of, resulting from or in connection with, directly or indirectly, (i) any breach of this Agreement, or the covenants, obligations, standards or representations or warranties set forth herein, by Service Provider or its Affiliates; (ii) any bad faith, negligence or willful misconduct on the part of Service Provider or its Affiliates in connection with its provision of the Services; (iii) any Actions brought by any third parties based on, arising out of, pertaining to or in connection with any breach of the applicable agreements with such third parties relating to any Services, to the extent caused by Service Provider or its Affiliate; and (iv) any Actions brought by a third party for damage to tangible property and/or personal injury caused by Service Provider or its Affiliates in connection with performance under this Agreement.

Section 7.02 Procedure.

(a) If any Action shall be brought against any Person entitled to indemnification pursuant to this Article VII (the “Indemnitees”) in respect of which indemnity may be sought against any Person who is an indemnitor hereunder (the “Indemnifying Party”), such Indemnitee shall promptly notify the relevant Indemnifying Party; provided, that, the failure to provide such notice shall not affect the rights of any Indemnitee to receive indemnification for Losses to the extent that the Indemnifying Party’s rights in relation to such Action are not materially prejudiced. The Indemnitee shall be entitled to conduct the defense thereof; provided, that, the Indemnitee notifies the Indemnifying Party in writing of Indemnitee’s intent to conduct such defense within fifteen (15) days following the delivery of the initial notice of the Action. If Indemnitee does not deliver such written notice of its intent to conduct the defense of such Action prior to the expiration of such fifteen (15) day period, the Indemnifying Party shall have the right, at its election, to assume the defense of such Action. If the Indemnifying Party elects to assume the defense of any such Action:

(1) the Indemnifying Party shall agree in writing to fully indemnify the Indemnitee with respect to any losses from such Action;

(2) the Indemnifying Party shall proceed to defend such Action in a diligent manner with counsel reasonably satisfactory to the Indemnitee at its sole expense;

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(3) the Indemnitee shall make available to the Indemnifying Party any non-privileged documents and materials in the possession of the Indemnitee that may be necessary to the defense of such Actions;

(4) the Indemnifying Party shall keep the Indemnitee informed of all material developments and events relating to such Action;

(5) the Indemnitee shall have the right to participate, at its sole cost and expense, in the defense of such Action; and

(6) the Indemnifying Party shall not settle, adjust or compromise such Action without the prior written consent of the Indemnitee; which consent shall not be unreasonably conditioned, withheld or delayed.

(b) If the Indemnitee proceeds with the defense of any Action:

(1) all reasonable expenses relating to the defense of such Action (whether or not incurred by the Indemnitee) shall be borne and paid exclusively by the Indemnifying Party as such expenses are incurred;

(2) the Indemnifying Party shall make available to the Indemnitee any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such Action;

(3) the Indemnitee shall keep the Indemnifying Party informed of all material developments and events relating to such Action; and

(4) the Indemnitee shall not settle, adjust or compromise such Action without the prior written consent of the Indemnifying Party; which consent shall not be unreasonably conditioned, withheld or delayed.

Section 7.03 Other Indemnification Matters.

(a) The indemnity agreement contained in this Article VII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, Indemnifying Party, their directors, officers, employees or agents and (ii) termination of this Agreement.

(b) The Parties shall, and shall cause their respective Affiliates to, cooperate with each other in a reasonable manner with respect to access to unprivileged information and similar matters in connection with any Action. The provisions of this Article VII are for the benefit of, and are intended to create third party beneficiary rights in favor of, each of the Indemnitees referred to herein.

(c) Recovery for any claim as to which Service Recipient is entitled to seek indemnification hereunder shall first be pursued against the insurance policy contemplated by

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Section 8.04. To the extent coverage under such policy is exhausted or otherwise not available, the amount of such claim not covered by such policy shall constitute a claim for indemnification against Service Provider. Any unsatisfied indemnification payments owing from Service Provider to Service Recipient may be satisfied by offset as contemplated by Section 7.04.

Section 7.04 Limitation of Liability. The Parties hereto acknowledge and agree that the Services are provided by Service Provider with the expectation that Service Provider is not assuming any express or implied obligation, or control over Service Recipient’s or any of its Affiliates’ decision-making authority, financial or operational risks, except for those risks explicitly set forth herein. ACCORDINGLY, SERVICE RECIPIENT AND ITS AFFILIATES AGREE THAT SERVICE PROVIDER, ITS AFFILIATES, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, MANAGERS, PARTNERS, OWNERS, MEMBERS, EMPLOYEES, REPRESENTATIVES, CONSULTANTS, CONTRACTORS AND AGENTS, SHALL NOT BE LIABLE FOR ANY SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR SAVINGS. IN NO EVENT SHALL SERVICE PROVIDER’S AND ITS AFFILIATES’ LIABILITY RELATED TO SERVICES PROVIDED UNDER THIS AGREEMENT EXCEED THE AGGREGATE MAXIMUM COMPENSATION TO SERVICE PROVIDER BY SERVICE RECIPIENT HEREUNDER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SERVICE PROVIDER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARISING OUT OF THIS AGREEMENT AND THE SERVICES TO BE PROVIDED HEREUNDER. Except as otherwise required by applicable law, any obligations or liabilities of Service Provider pursuant to this Agreement, whether arising in contract, tort or otherwise, shall be solely the obligations and liabilities of Service Provider, and no individual employee or personnel of Service Provider or its Affiliates shall be obligated personally for any such obligation or liability. Notwithstanding anything to the contrary contained herein, if Service Provider commits an error with respect to or incorrectly performs or fails to perform any Service, at Service Recipient’s request within a reasonable time thereafter, Service Provider shall use reasonable efforts and in good faith attempt to correct such error, re-perform or perform such Service at no additional cost to Service Recipient. For the avoidance of doubt, the amount of any unsatisfied indemnification claims for which Service Provider is liable hereunder may be offset by Service Recipient against the aggregate maximum compensation to Service Provider by Service Recipient under Article III.

ARTICLE VIII

OTHER PROVISIONS

Section 8.01 Records. Service Provider agrees to maintain accurate records in all material respects arising from or related to any Services provided hereunder, including property level accounting records and documentation produced in connection with the rendering of any Service. Service Provider’s property level accounting records shall be reasonably sufficient, consistent with the customary practices of Service Provider and its Affiliates, to permit Service Recipient or any regulatory body to analyze and understand the underlying transactional level detail as reported in the financial statements and records as well as allow Service Recipient’s auditors to analyze and test that information in order to render an audit report on a timely basis.

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Section 8.02 Financial Statement Assistance. Upon reasonable advance written notice from Service Recipient, Service Provider agrees to provide to Service Recipient and its outside, third party independent auditors (“Auditors”), reasonable access to such financial and other information in Service Provider’s or its Affiliates’ possession pertaining to the period of Service Provider’s management, advisory and ownership and operation of the Company Entities, to the extent the information is relevant and necessary, to enable Service Recipient to prepare and Auditors to audit financial statements and other financial information in compliance with US GAAP, and in accordance with the regulations of the Securities and Exchange Commission to the extent required by Service Recipient in the event of a public registration of securities.

Section 8.03 Cooperation and Inspection Rights. At any time or from time to time after the Term, at Service Recipient’s reasonable request, at no cost to Service Recipient and without further consideration, Service Provider shall cooperate with Service Recipient in the provision of any materials or information reasonably requested by Service Recipient to assist Service Recipient in exercising all rights pursuant to this Agreement. Service Provider will further make reasonably available to Service Recipient, upon Service Recipient’s request, all employees, officers, or directors, or legal or financial representatives with know-how regarding the financial, tax, and other information, Services or Confidential Information. Notwithstanding the generality of the foregoing, during the Term and for one (1) year thereafter (provided that for matters relating to taxes, for three (3) years thereafter), Service Provider shall, upon reasonable prior written notice from Service Recipient, permit Service Recipient or its authorized representatives to inspect and audit Service Provider’s records relating to Services during regular business hours, with the right to make any copies.

Section 8.04 Insurance. Service Provider shall obtain, at its sole cost and expense, and maintain at all times during the Term (and for a tail period of three (3) years following the Term) a professional liability insurance (errors and omissions) policy or the applicable tail policy with limits of liability of not less than ten million dollars ($10,000,000) and with such coverages and policy form as reasonably approved in advance by Service Recipient. Service Recipient and such other parties as it may designate to Service Provider shall be a named as additional insureds under such policy. All insurance required to be carried by Service Provider shall be written with companies having a policyholder and asset rate, as circulated by Best’s Insurance Reports, of A-:VIII or better. The limits under such policy shall be solely and exclusively available for claims made under the terms of this Agreement and the Services provided hereunder. On or prior to the date hereof and from time to time upon Service Recipient’s request, Service Provider shall provide certificates of insurance evidencing such coverage and such other documentation (including a copy of the policy) as may be requested.

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ARTICLE IX

TERMINATION

Section 9.01 Termination.

(a) Service Recipient may terminate one or more Services (other than the Lease Management Services) upon sixty (60) days’ prior written notice.

(b) Service Recipient may terminate one or more Services (other than the Lease Management Services) if Service Provider breaches a material obligation under this Agreement and such material breach is not cured within fifteen (15) days of the date on which written notice is received by Service Provider setting forth the manner in which Service Provider breached its obligations hereunder.

(c) Service Recipient may immediately terminate this Agreement if Service Provider acts (or omits to act) with any bad faith, gross negligence, willful misconduct or fraud; it being acknowledged and agreed that upon Service Recipient’s termination pursuant to this Section 9.01(c), Service Recipient shall have no further liabilities or obligations hereunder, including the payment of any compensation, fees or reimbursements, whether earned or otherwise payable to Service Provider.

(d) Service Provider may terminate this Agreement or any of the Services provided hereunder if Service Recipient materially breaches its payment obligations under this Agreement and such material breach is not cured within thirty (30) days of the date on which written notice is received by Service Recipient setting forth the manner in which Service Recipient breached its obligations hereunder.

(e) Service Provider may terminate this Agreement or any of the Services provided hereunder upon written notice to Service Recipient, if Service Recipient makes a general assignment for the benefit of creditors, becomes insolvent, a receiver is appointed, or a court approves reorganization or arrangement proceedings.

(f) Service Recipient may terminate this Agreement or any of the Services provided hereunder upon written notice to Service Provider, if Service Provider makes a general assignment for the benefit of creditors, becomes insolvent, a receiver is appointed, or a court approves reorganization or arrangement proceedings.

For the avoidance of doubt, any termination of this Agreement by Service Recipient pursuant to Section 9.01(a), Section 9.01(b) or Section 9.01(f) prior to the expiration of the Term shall not relieve Service Recipient of its obligations to pay the Base Fees to Service Provider pursuant to Article III, and any termination of this Agreement by Service Recipient pursuant to Section 9.01(a) or Section 9.01(b) shall not relieve Service Recipient of its obligations to pay the Lease Management Fees to Service Provider pursuant to Article III or affect Service Provider’s ability to earn the Lease Management Fees in accordance with this Agreement.

Section 9.02 Termination Notices. Any termination notice delivered by any Party shall specify the effective date of termination and, where applicable, in detail the Service or Services to be terminated.

Section 9.03 Survival. Expiration or termination of a portion of the Services for any reason shall not terminate the other obligations of the Parties hereunder, which shall survive any such termination. Article III, IV, V, VI, VII, VIII and X and Section 9.03 shall survive the termination of this Agreement indefinitely.

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ARTICLE X

MISCELLANEOUS

Section 10.01 Force Majeure; Service Interruption. No Party shall be responsible for the delay or inability to perform any obligation hereunder due to accidents, fires, storms, floods, earthquake, wars, acts of terrorism, acts of governments, strikes or lockouts, governmental requirements and regulations, restrictions imposed by law or any other similar conditions, beyond the reasonable control of such Party (a “Force Majeure Event”), and the time for performance, or inability to perform a Service, by such Party shall be extended by the period of such delay; provided, that, such Service will be performed or satisfied as soon as reasonably practicable after the termination of the relevant circumstances causing such failure or delay. Service Provider will promptly notify Service Recipient, either orally or in writing, upon learning of the occurrence of such Force Majeure Event or other disruption. If a disruption of any Service occurs, Service Provider shall use its commercially reasonable efforts to restore such Services in a manner consistent with the manner in consistent with such Party’s restoration of such Services for its own business (and without any priority given to the provision of a similar service to its own entities or business). If such suspension of Services has a negative impact on Service Recipient’s business operations and Service Provider cannot readily reinstate the relevant Service, Service Provider will use its commercially reasonable efforts to assist Service Recipient in securing alternative services to minimize such negative impact on Service Recipient.

Section 10.02 Assignment. Neither Party may assign this Agreement (or any of its rights hereunder) without the other Party’s prior written consent, except that Service Recipient may assign this Agreement (in whole or in part) (a) to one or more of its Affiliates and (b) in connection with a sale, transfer or other disposition of all or a material portion of its assets (each a “Permitted Assignee”). Any assignment or transfer in violation of the foregoing assignment provision shall be void. Subject to the foregoing sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 10.03 Relationship of the Parties. Nothing in this Agreement shall be deemed to render any Party an agent of any other Party and or grant any Party any authority to bind any other Party, transact any business in any other Party’s name or on its behalf, or make any promises or representations on behalf of any other Party unless provided for in an Exhibit or agreed to in writing. Each Party will perform all of its respective obligations under this Agreement as an independent contractor, and no joint venture, partnership or other relationship shall be created or implied by this Agreement.

Section 10.04 Governing Law. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of New York.

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Section 10.05 Arbitration.

(a) Subject to, and after observance of, the terms of Section 1.08, the Parties shall resolve all disputes arising out of, concerning, or related to this Agreement, including but not limited to any dispute relating to the interpretation, performance, breach or termination of this Agreement (collectively, a “Dispute”), by binding arbitration administered by the ICC International Court of Arbitration (the “ICC Court”) in accordance with the Rules of Arbitration of the International Chamber of Commerce in force at the time of commencement of arbitration (the “ICC Rules”). The Parties agree that:

(1) the legal seat and place of arbitration shall be New York, New York;

(2) the language of the arbitration shall be English;

(3) the number of arbitrators shall be three (3) (the “Tribunal”), with one arbitrator to be nominated by the claimant and one (1) to be nominated by the respondent. The claimant shall nominate its arbitrator within ten (10) days after it commences arbitration; the respondent shall nominate its arbitrator within twenty (20) days after the commencement of arbitration. The third arbitrator, who shall be the chairman of the Tribunal, shall be nominated by the two (2) appointed arbitrators within twenty (20) days after the respondent’s arbitrator is nominated. No claimant or respondent shall be entitled to nominate more than one (1) arbitrator; thus, to the extent a party to an arbitration is both a claimant and a respondent (e.g., if a respondent asserts counter-claims or cross-claims), that party shall only be entitled to nominate an arbitrator in connection with the party’s initial status as either a claimant or respondent. If any of the three (3) arbitrators is not nominated within the time prescribed above, the ICC Court shall appoint such arbitrator; and

(4) discovery shall be limited to specific and identifiable documents and/or narrow and specific categories of documents applicable to the Dispute being arbitrated pursuant to the terms hereof and ordered by the arbitrators in accordance with the International Bar Association’s Rules on the Taking of Evidence in International Arbitration.

In the event of a conflict between the provisions of this Section 10.05 and the ICC Rules, the provisions of this Section 10.05 shall prevail.

The Tribunal shall issue its final award within one (1) year of its appointment by the ICC Court; provided, however, that if the Tribunal determines that it is unable despite its best efforts to meet such time limit consistent with its primary duty to justly determine the Dispute, it may extend such time limit in three (3) month increments.

(b) All Disputes shall be resolved in a confidential manner. The arbitrators shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration other than as may be required by applicable law or as

22

necessary to determine the Dispute before the Tribunal. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except in accordance with Article IV. Notwithstanding anything to the contrary set forth in this Agreement, any Party may seek injunctive relief or specific performance from the federal or state courts in New York, New York with respect to breaches by any other Party of the confidentiality requirements contained in this Section 10.05 or elsewhere in this Agreement.

(c) The prevailing party shall be entitled to recover reasonable costs in connection with the arbitration, as determined by the Tribunal; provided, however, that in the event the Tribunal determines that there was no prevailing party, the Tribunal shall determine the allocation between the Parties of the costs of the arbitration. Each party to the arbitration shall bear its own attorneys’ fees.

(d) Except as otherwise specifically prohibited herein, any Party will be entitled to enforce any rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights at law and in equity, and the Tribunal shall have the power to award all remedies in law or equity available under the governing law.

(e) Prior to the appointment of the Tribunal, any Party shall have the right to have recourse to Emergency Measures under the Emergency Arbitrator Rules in accordance with the ICC Rules. In the event that (i) it is necessary to give effect to interim or conservatory measures issued by the Emergency Arbitrator or Tribunal, or (ii) the Emergency Arbitrator Procedure is for any reason unavailable, the Parties may apply to a federal or state court in New York, New York for interim or protective measures (e.g., temporary restraining orders or preliminary injunctions) against any other party, provided that no such application to a judicial authority may be made unless either condition (i) or (ii) of this subsection is satisfied. For the avoidance of doubt, the Emergency Arbitrator Procedure shall not be deemed unavailable if an Emergency Arbitrator denies a request for Emergency Measures. Subject to the foregoing, the application to a judicial authority for such measures or for the implementation of any such measures shall not be deemed to be an infringement or a waiver of this arbitration procedure and shall not affect the relevant powers reserved to the Tribunal.

(f) The decision of the arbitrators shall be final and binding on the Parties to the arbitration and enforceable in accordance with the New York Convention on the Recognition and Enforcement of Arbitral Awards. The Parties hereto submit to the exclusive jurisdiction of the federal and state courts located in New York, New York for the resolution of any dispute or enforcement of any right arising out of or relating to this agreement to arbitrate, including enforcement of this agreement to arbitrate and confirmation or enforcement of any award rendered by the arbitrators pursuant to this agreement to arbitrate, and the Parties waive any objection to the venue or personal jurisdiction of said courts.

(g) Absent a preliminary or interim order to the contrary from an Emergency Arbitrator, the Tribunal, or a federal or state court in New York, New York, the mere existence

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of a Dispute or arbitration between the Parties shall not relieve any Party of its obligations under this Agreement, and all Parties shall continue to perform their obligations under the Agreement pending a final decision by the Tribunal; provided, that, Service Provider shall not be required to continue to perform its obligations under this Agreement if Service Recipient has not cured or taken tangible action to cure any alleged breach within sixty (60) days.

Section 10.06 Entire Agreement. This Agreement and the Exhibits and Schedules referred to in this Agreement, as such Exhibits and Schedules may be amended from time to time, which are hereby incorporated and made a part of this Agreement by reference, constitute the entire agreement among the Parties relating to the Services and obligations to be provided by the Parties, and there are no further agreements or understandings, written or oral, among the Parties with respect thereto. In the event of any inconsistency between this Agreement and any Exhibit or Schedule hereto, the Exhibit or Schedule shall prevail.

Section 10.07 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (that is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Service Provider:

[                    ]

518 Seventeenth Street, 17th Floor

Denver, CO 80202

Attn: Evan Zucker

email: ezucker@blackcreekcapital.com

Fax: [                    ]

with copies (which shall not constitute notice) to:

[                    ]

518 Seventeenth Street, 17th Floor

Denver, CO 80202

Attn:	Thomas McGonagle

Gary Reiff

email:	[ ]
Fax:	[ ]

and

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Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, CO 80202

Attn: Ronald R. Levine II

Email: Ron.Levine@dgslaw.com

Fax: (303) 893-1379

If to Service Recipient:

c/o Global Logistic Properties Limited

501 Orchard Road #16-02 Wheelock Place

Singapore 238880

Attn: [Ralf Wessel, Mark Tan & Alan Yang]

email: [rwessel@glprop.com; mhtan@glprop.com; ayang@glprop.com]

Fax: +65 (6643) 6388

and

c/o GLP US Management LLC

Two North Riverside Plaza, Suite 2350

Chicago, IL 60606

Attn: [Neil Klein]

email: [nklein@glprop.com]

Fax: [                    ]

with copies (which shall not constitute notice) to:

Morrison & Foerster LLP

2000 Pennsylvania Avenue, NW

Washington, DC 20006-1888

Attn: David P. Slotkin

email: DSlotkin@mofo.com

Fax: (202) 785-7522

and

Morrison & Foerster (Singapore) LLP

50 Collyer Quay

#12-01 OUE Bayfront

Singapore 049321

Attn: Eric J. Piesner

email: EPiesner@mofo.com

Fax: +65-6922-2008

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All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., New York City time, and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 10.08 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to a Party. Upon such determination that any term or other provisions are invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.09 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof ‘, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 10.10 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and

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all of which together shall be deemed to be one and the same instrument binding upon the Parties hereto. For purposes of this Agreement, facsimile signatures shall be deemed originals, and the Parties agree to exchange original signatures as promptly as possible.

Section 10.11 Further Cooperation. Each Party agrees to reasonably cooperate with the others, at any other Party’s request, in order to carry out the terms of this Agreement.

Section 10.12 Amendment and Waiver. This Agreement (including the Exhibits and Schedules hereto) may not be amended or modified except by a writing signed by an authorized signatory of Service Provider and each Service Recipient, provided that any Exhibit or Schedule may be amended or modified by a writing signed by an authorized signatory of Service Recipient receiving Services under such Exhibit or Schedule and of Service Provider providing Services under such Exhibit or Schedule. No waiver by any Party or any breach or default hereunder shall be deemed to be a waiver of any preceding or subsequent breach or default.

Section 10.13 Duly Authorized Signatories. Each Party represents and warrants that its signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary corporate or other appropriate action to execute this Agreement.

Section 10.14 Waiver of Trial By Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 10.15 Descriptive Headings. The descriptive headings of the several articles and sections of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

Section 10.16 No Third Party Beneficiaries. Nothing in this Agreement shall be construed to grant any Person not a Party, or a permitted assignee of a Party to this Agreement, any rights or powers whatsoever, and no person or entity shall be a third party beneficiary of this Agreement.

Section 10.17 Relationship of Parties. Nothing in this Agreement shall be construed or deemed by the Parties or any third party as creating the relationship of a real estate broker or agent between the Parties. The Parties further acknowledge and agree that no provision contained herein, and no act of the Parties, shall be deemed to vest any rights, interests or claims of any Party and/or its Affiliates against another Party and/or its Affiliates under any state or other applicable real estate broker licensing laws.

[remainder of page intentionally blank]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the day and year first above written.

SERVICE RECIPIENT:

[ ]

By:

Name:

Title:

SERVICE PROVIDER:

[ ]

By:

Name:

Title:

Schedule 8.2(i)

Certain Closing Condition

Guarantor shall have received all CFIUS Approvals related to notices filed with CFIUS prior to the date hereof in connection with Guarantor’s syndication of interests in the IndCor Properties, Inc. logistics platform portfolio to certain institutional investors (“Syndication Transactions”). For purposes of this Schedule 8.2(i), “CFIUS Approval” means (i) the issuance of a written notice by CFIUS that it has concluded a review of each notification voluntarily provided pursuant to the DPA by Guarantor in connection with the Syndication Transactions (“Syndication Notifications”) and determined that there are no unresolved national security concerns with respect to the Syndication Transactions, (ii) if CFIUS shall have undertaken a full investigation, CFIUS shall have issued a written notice that it has concluded a review of the Syndication Notifications and that there are no unresolved national security concerns with respect to the Syndication Transactions, or (iii) if CFIUS shall have sent a report to the President of the United States requesting the President’s decision, (x) the President shall have announced a decision not to take any action to suspend or prohibit the Syndication Transactions or (y) having received a report from CFIUS requesting the President’s decision, the President shall not have taken any action after 15 days from the date the President received such report from CFIUS.